Exhibit 2.1

CERTAIN INFORMATION IDENTIFIED WITH THE MARK “[***]”, “[***%***]” AND “[***$***]” HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE SUCH INFORMATION IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL.

ASSET AND EQUITY PURCHASE AGREEMENT

by and among

STRATA CORPORATION,
GLACIER RESOURCES, LTD.,
LANDMARK INVESTMENTS, L.L.C.,
THE EQUITY SELLERS,
THE ASSET SELLER OWNERS,
THE BENEFICIAL OWNERS,
[***],
as Sellers’ Representative,

and

KRC HOLDINGS, INC.

Dated as of December 20, 2024

Table of Contents
ARTICLE I. DEFINITIONS    2
ARTICLE II. PURCHASE AND SALE    20
2.1    Purchase and Sale of Strata Shares and Glacier Interests    20
2.2    Purchase and Sale of Landmark Assets; Asset Seller Excluded Assets    21
2.3    Assumption of Liabilities    21
2.4    Consideration    22
2.5    Closing    22
2.6    Deliveries of Seller at Closing    22
2.7    Deliveries of Buyer at Closing    25
2.8    Adjustment to Purchase Price    25
2.9    Escrow    27
2.10    Withholding    28
2.11    Allocation    29
ARTICLE III. REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER GROUP MEMBERS    29
3.1    Good Standing; Capacity    30
3.2    Authorization    30
3.3    Execution    30
3.4    Consents and Approvals    30
3.5    Ownership of Sellers    31
3.6    Litigation    31
3.7    Brokers    32
3.8    No Other Representations or Warranties    32
ARTICLE IV. REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED ENTITIES AND ASSET SELLER    32
4.1    Organization, Qualification and Power    32
4.2    Subsidiaries    32
4.3    Capitalization and Ownership    33
4.4    Indebtedness; Liens    33
4.5    Authorization; Enforceability; Noncontravention    33
4.6    Financial Statements    34
4.7    No Undisclosed Liabilities    34
4.8    Acquired Entities and Asset Seller    35
4.9    Taxes    35
4.10    Assets and Property    38
4.11    Accounts Receivable; Inventories    40
4.12    Contracts and Commitments    41
4.13    Validity of Material Contracts    43
4.14    Intellectual Property    43
4.15    Litigation    45
4.16    Insurance    46
i

4.17    Absence of Certain Changes    46
4.18    No Breach of Law or Governing Document; Licenses and Permits    47
4.19    Transactions with Related Persons; Outside Shares    48
4.20    Environmental Matters    48
4.21    Labor and Employment Matters    50
4.22    Employee Benefit Matters    51
4.23    Discrimination and Occupational Safety and Health    53
4.24    Customers and Suppliers    53
4.25    Product and Service Warranties    54
4.26    Product Liability and Similar Claims; Product Safety Authorities    54
4.27    International Operations    54
4.28    No Improper Payments    55
4.29    Government Contracts    55
4.30    Brokers, Finders    56
4.31    No Other Representations or Warranties    56
ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BUYER    56
5.1    Organization; Authorization; Enforceability    56
5.2    Consents    57
5.3    Litigation    57
5.4    Brokers, Finders    57
5.5    Foreign Person    57
5.6    Financing    57
5.7    Independent Investigation; Investment    57
5.8    No Other Representations or Warranties    58
ARTICLE VI. CONFIDENTIALITY AND COVENANTS NOT TO COMPETE    58
6.1    Confidentiality    58
6.2    Covenant    59
6.3    Enforceability    60
6.4    Release of Seller Claims    61
6.5    Release of Buyer Claims    62
ARTICLE VII. PRE-CLOSING COVENANTS    62
7.1    Operation of Business, Related Matters.    62
7.2    Commercially Reasonable Efforts.    65
7.3    Pre-Closing Access.    65
7.4    Exclusivity.    65
7.5    Government Approvals and Other Third-Party Consents.    66
7.6    HSR Act and Other Filings.    66
7.7    Bank and Other Accounts.    68
7.8    Notifications; Certain Diligence Matters.    68
7.9    Capex [***].    70
7.10    Transfer of Acquired Company Excluded Assets    71
7.11    Intercompany Obligations    71
7.12    Financial Statements    71

7.13    Employment Agreement    71
ARTICLE VIII. CONDITIONS TO CLOSING    71
8.1    Conditions to all Parties’ Obligations.    71
8.2    Conditions to Buyer’s Obligations.    72
8.3    Conditions to Seller Group Members, Sellers’ Representative and Acquired Companies’ Obligations.    73
ARTICLE IX. ADDITIONAL COVENANTS OF THE PARTIES    73
9.1    Public Announcements; Confidentiality    73
9.2    Taxes    74
9.3    Further Assurances    76
9.4    Employee Matters    76
9.5    Termination of Strata 401(k) Plan    78
9.6    Retirement    78
9.7    Section 280G.    78
9.8    Restrictions on Asset Seller Dissolution    78
9.9    Insurance    79
9.10    Directors’ and Officers’ Indemnification    79
9.11    Access to Books and Records    79
9.12    Certain Litigation    79
ARTICLE X. INDEMNIFICATION    80
10.1    Indemnification by Asset Seller and Asset Seller Owners    80
10.2    Indemnification by Strata Equity Sellers    81
10.3    Indemnification by Glacier Equity Sellers    82
10.4    Indemnification by Seller Group Members    83
10.5    Indemnification by Buyer    84
10.6    Notice of Claim    84
10.7    Right to Contest Claims of Third Persons    84
10.8    Limitations on Indemnity    86
10.9    Exclusive Remedy    91
ARTICLE XI. TERMINATION    91
11.1    Termination of Agreement.    91
11.2    Effect of Termination.    92
11.3    Effect of Termination.    92
ARTICLE XII. MISCELLANEOUS PROVISIONS    93
12.1    Notices    93
12.2    Entire Agreement    94
12.3    Amendment and Modification    94
12.4    Waiver of Compliance; Consents    94
12.5    Assignment; Binding Agreement    95
12.6    Counterparts    95

12.7    Headings; Interpretation    95
12.8    Expenses    95
12.9    Disclosure Schedules    95
12.10    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial    95
12.11    No Third Party Beneficiaries or Other Rights    96
12.12    Severability    96
12.13    No Waiver    97
12.14    Construction    97
12.15    Appointment of Sellers’ Representative    97
12.16    Guaranty of Equity Seller Trust Obligations    98
12.17    Specific Performance    98
12.18    Non-Recourse    99
EXHIBIT
Exhibit A    Pre-Closing Restructuring
Exhibit B    Form of Escrow Agreement

ANNEXES
Annex 1-A    Equity Sellers
Annex 1-B    Asset Seller Owners
Annex 1-C    Beneficial Owners
Annex 1.4    Accounting Principles
Annex 1.7    Acquired Company Excluded Assets
Annex 1.17    Applicable Percentage
Annex 1.162    Sample Net Working Capital
Annex 1.210    [***] Transaction Expenses
Annex 1.231    Specified Transaction Bonuses

ASSET AND EQUITY PURCHASE AGREEMENT
This ASSET AND EQUITY PURCHASE AGREEMENT (this “Agreement”) is entered into as of December 20, 2024, by and among (i) Strata Corporation, a North Dakota corporation (“Strata”), (ii) Glacier Resources, Ltd., a North Dakota corporation (“Glacier Resources” and, together with Strata, the “Acquired Companies”), (iii) the equityholders of the Acquired Companies, each as set forth on Annex 1-A hereto (such equityholders together with Glacier Holdco after the Pre-Closing Restructuring (as defined below), the “Equity Sellers”), (iv) Landmark Investments, L.L.C., a North Dakota limited liability company (“Asset Seller” and, together with the Equity Sellers, the “Sellers”), (v) the current equityholders of Asset Seller, each as set forth on Annex 1-B hereto (the “Asset Seller Owners”), (vi) each of the ultimate beneficiaries of Equity Sellers that are trusts set forth on Annex 1-C hereto (the “Beneficial Owners” and, together with the Sellers and the Asset Seller Owners, the “Seller Group Members”), (vii) [***], as the representative of the Seller Group Members (“Sellers’ Representative”), and (viii) KRC Holdings, Inc., a Delaware corporation (“Buyer”). Seller Group Members and Buyer are hereinafter collectively referred to as the “Parties” and each, individually, as a “Party.” Capitalized terms not otherwise defined in this Agreement are defined in Article I.
RECITALS
WHEREAS, prior to the Pre-Closing Restructuring, (i) certain Equity Sellers, as set forth on Annex 1-A (the “Strata Equity Sellers”), own 100% of the issued and outstanding equity interests of Strata (the “Strata Shares”), (ii) certain Equity Sellers, as set forth on Annex 1-A (the “Glacier Equity Sellers”), own 100% of the issued and outstanding equity interests of Glacier Resources, and (iii) the Beneficial Owners are the ultimate beneficiaries of certain Equity Sellers that are trusts as set forth on Annex 1-A (the “Equity Seller Trusts”);
WHEREAS, Asset Seller owns the Landmark Assets and the Asset Seller Owners own 100% of the issued and outstanding equity interests of Asset Seller;
WHEREAS, prior to the Closing Date, the Equity Sellers shall cause the Pre-Closing Restructuring (as defined and set forth on Exhibit A) to be completed in a manner and substance reasonably satisfactory to Buyer;
WHEREAS, following the completion of the Pre-Closing Restructuring, Glacier Holdco will own 100% of the issued and outstanding equity interests of Glacier Resources (the “Glacier Interests”) and Glacier Equity Sellers will directly own 100% of the issued and outstanding equity interests of Glacier Holdco and indirectly own 100% of the Glacier Interests;
WHEREAS, each of the Seller Group Members will receive substantial benefits as a result of the transactions contemplated hereby, and each Seller Group Member is therefore executing and delivering this Agreement (a) to make certain representations and warranties set forth in Article III and Article IV of this Agreement, (b) to evidence such Seller Group Member’s agreement to all other covenants and obligations set forth herein, including Article VI of this Agreement, and (c) with respect to the Beneficial Owners, to evidence such Beneficial Owner’s unconditional guaranty of the Equity Seller Trusts in accordance with Section 12.16, each of which constitute material inducements to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby; and
WHEREAS, pursuant to the terms and subject to the conditions set forth in this Agreement, following the completion of the Pre-Closing Restructuring, Buyer desires to, among other things, (i) purchase the Strata Shares from the Strata Equity Sellers, and the Strata Equity Sellers desire to sell the

Strata Shares to Buyer, (ii) purchase the Glacier Interests from Glacier Holdco, and the Glacier Equity Sellers desire to cause Glacier Holdco to sell the Glacier Interests to Buyer, and (iii) purchase the Landmark Assets from Asset Seller, and Asset Seller desires to sell and assign to Buyer the Landmark Assets.
AGREEMENT
NOW, THEREFORE, in consideration of the recitals and the mutual covenants, representations, warranties, conditions, and agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:
ARTICLE I.
DEFINITIONS
The following words shall have the meaning given them in this Article I.
1.1“2024 Audited Financials” means accurate and complete copies of the audited balance sheets of Strata as of November 30, 2024 and the related statements of income, shareholder’s equity and cash flows for each twelve (12) month period(s) then ended, along with the accompanying notes which have been prepared in accordance with the Accounting Principles, and accompanied, by an unqualified opinion from, Clifton Larson Allen, LLP.
1.2“ACA” means the Patient Protection and Affordable Care Act of 2010, as amended, including the regulations promulgated thereunder.
1.3“Accountant” means the Person appointed under Section 2.8(d).
1.4“Accounting Principles” means GAAP except as set forth in Annex 1.4.
1.5“Accounts Receivable” has the meaning set forth in Section 4.11(a).
1.6“Acquired Companies” has the meaning set forth in the preamble.
1.7“Acquired Company Excluded Assets” means those assets set forth in Annex 1.7.
1.8“Acquired Company Tail Policies” has the meaning set forth in Section 9.9.
1.9“Acquired Entities” means the Acquired Companies and any Subsidiary of the foregoing, including Northern Sand.
1.10“Action” means any claim, action, suit, charge, complaint, litigation, arbitration or mediation, appeal, hearing, inquiry, investigation, audit, proceeding (including any civil, criminal administrative or appellate proceeding) prosecution or hearing by or before any Government, arbitrator or mediator.
1.11“Adjustment Amount” means an amount (which may be positive or negative) equal to the sum of (a) the Final Closing Payment less (b) the Closing Payment.
1.12“Affiliate” means with respect to any Person, any other Person which is controlling, controlled by, or under common control with, directly or indirectly through any Person, the Person referred to, and, if the Person referred to is a natural person, such Person’s spouse children (including step children or those by adoption), sibling, parents, mother in law, father in law, son in law, daughter in law, brother in law, or sister in law. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
1.13“Agreement” means this Agreement as executed on the date hereof and as amended or supplemented in accordance with the terms hereof, including all Schedules and Exhibits hereto.
1.14“Ancillary Agreements” means the Escrow Agreement, the Employment Agreement and any other agreement, document, instrument, or certificate contemplated by this Agreement to be executed and delivered by any Party in connection with the consummation of the transactions contemplated by this Agreement.
1.15“Annual Financial Statements” has the meaning set forth in Section 4.6(a).
1.16“Antitrust Laws” shall mean all Laws issued by a Government that are designed or intended to prohibit, restrict, or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, or harm to competition, including the HSR Act.
1.17“Applicable Percentage” means with respect to each Acquired Company and each Seller, the percentage set forth opposite such Acquired Company’s or Seller’s name on Annex 1.17.
1.18“Asset Deductible” has the meaning set forth in Section 10.8(c).
1.19“Asset Seller” has the meaning set forth in the preamble.
1.20“Asset Seller Excluded Assets” has the meaning set forth in Section 2.2.
1.21“Asset Seller Indemnified Taxes” means (a) any Taxes for Asset Seller for any taxable period, other than Taxes imposed on the Landmark Assets for any Post-Closing Period and the portion of a Straddle Period beginning after the Closing Date (apportioned in accordance with Section 9.2(b)), (b) in respect of the conduct of Asset Seller’s business, any Taxes imposed on the Landmark Assets for any Pre-Closing Period or the portion of a Straddle Period ending on the Closing Date (apportioned in accordance with Section 9.2(b)), and (c) any Transfer Taxes, if any, allocated to Asset Seller pursuant to Section 9.2(a); provided, however, Asset Seller Indemnified Taxes shall exclude any Taxes to the extent and in such amount that such Taxes were included in the determination of the Final Indebtedness Amount or the Final Net Working Capital.
1.22“Asset Seller Owners” has the meaning set forth in the preamble.
1.23“Associated Person” means, in relation to any Seller or Acquired Entity, a Person (including an employee or agent) who performs or has performed services for or on behalf of such Seller or Acquired Entity.
1.24“Base Cash Amount” has the meaning set forth in Section 2.4.
1.25“Base Price Reduction” has the meaning set forth in Section 7.8(d).
1.26“Beneficial Owner” has the meaning set forth in the preamble.
1.27“Business” means (a) the business of producing or selling aggregates and rock products, ready-mixed concrete and hot mix asphalt; (b) the distribution and delivery of such products through trucking and/or rail services and rail-related infrastructure; (c) the provision and selling of construction services for asphalt paving, concrete paving, commercial concrete construction, demolition, grading and earthwork, electrical construction and excavation and underground utilities construction for construction projects across the public and private sectors; (d) environmental remediation services and (e) all other business activities, operations and practices of the Acquired Entities and Asset Seller as they are conducted by the Acquired Entities and Asset Seller as of the Closing Date or in the twelve (12) month period immediately prior to the Closing Date.

1.28“Business Day” means any day which is not a Saturday, Sunday or national legal holiday in North Dakota.
1.29“Business Employee” means an individual who is (i) an employee of any Acquired Entity [***], in each case, including individuals who are on leave of absence or layoff.
1.30“Business Intellectual Property” has the meaning set forth in Section 4.14(b).
1.31“Business Relation” has the meaning set forth in Section 6.2(b)(ii).
1.32“Buyer” has the meaning set forth in the preamble.
1.33“Buyer 401(k) Plan” has the meaning set forth in Section 9.6.
1.34“Buyer Benefit Plan” has the meaning set forth in Section 9.4(b).
1.35“Buyer Claims” has the meaning set forth in Section 6.4.
1.36“Buyer Claims” has the meaning set forth in Section 6.5.
1.37“Buyer Indemnified Persons” has the meaning set forth in Section 10.1.
1.38[***]
1.39“Buyer Prepared Returns” has the meaning set forth in Section 9.2(c).
1.40“Buyer Releasees” has the meaning set forth in Section 6.4.
1.41“Buyer Releasors” has the meaning set forth in Section 6.5.
1.42“Calculation Time” means immediately prior to the Closing.
1.43“[***] Reimbursement Amount” means [***].
1.44“Cash” means all cash and cash equivalent assets; provided, however, “Cash” shall (a) be calculated net of any amounts in respect of checks, drafts and wires that have not cleared, and (b) exclude cash which is not freely usable and because such cash is subject to restrictions or limitation on use or distribution by applicable Law or Contract (including security deposits and cash posted to support letters of credit, performance bonds or similar obligations or amounts).
1.45“Cash Balance” means the amount of Cash of Strata and Glacier Resources as of the Calculation Time.
1.46“CERCLA” has the meaning set forth in Section 1.77.
1.47“Closing” has the meaning set forth in Section 2.5.
1.48“Closing Balance Sheet” has the meaning set forth in Section 2.8(b).
1.49“Closing Cash Balance” has the meaning set forth in Section 2.8(b).
1.50“Closing Date” has the meaning set forth in Section 2.5.
1.51“Closing Indebtedness Amount” has the meaning set forth in Section 2.8(b).
1.52“Closing Net Working Capital” has the meaning set forth in Section 2.8(b).

1.53“Closing Payment” means an amount equal to (a) the Base Cash Amount, plus (b) the Estimated Cash Balance, plus (c) the amount, if any, by which Estimated Net Working Capital is greater than the Target Net Working Capital Amount, less (d) the amount, if any, by which the Estimated Net Working Capital is less than the Target Net Working Capital Amount, less (e) the Estimated Indebtedness Amount, less (f) the Estimated Seller Transaction Expense Amount, plus (g) the Estimated [***] Transaction Expense Amount, and plus (h) the [***] Reimbursement Amount.
1.54“Closing [***] Transaction Expense Amount” has the meaning set forth in Section 2.8(b).
1.55“Closing Seller Transaction Expense Amount” has the meaning set forth in Section 2.8(b).
1.56“Closing Statement” has the meaning set forth in Section 2.8(a).
1.57“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder.
1.58“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
1.59“Confidential Information” has the meaning set forth in Section 6.1.
1.60“Confidentiality Agreement” means that certain Confidentiality Agreement, dated October 1, 2023, by and among Buyer and Sellers.
1.61“Continuing Employee” has the meaning set forth in Section 9.4(a).
1.62“Contract” means any contract, agreement, understanding, lease, sublease or sub-sublease of any tier, license, indenture, mortgage, deed of trust, lien, franchise, evidence of Indebtedness, commitment, instrument, open purchase order or offer, written or oral, express or implied.
1.63“Contribution” has the meaning set forth in Exhibit A.
1.64“Controlling Party” has the meaning set forth in Section 9.2(d).
1.65“Credit Enhancements” has the meaning set forth in Section 4.12(a)(viii).
1.66“Current Assets” means the current assets of Strata in the line items set forth on Annex 1.162, and only to the extent acquired pursuant to the terms of this Agreement (excluding, for the avoidance of doubt, all Income Tax assets (whether current or deferred) and Cash).
1.67“Current Liabilities” means the current liabilities of Strata, in the line items set forth on Annex 1.162, and only to the extent assumed pursuant to the terms of this Agreement (excluding, for the avoidance of doubt, all Income Tax liabilities (whether current or deferred) and Indebtedness).
1.68“Defense Notice” has the meaning set forth in Section 10.7.
1.69“Disclosure Schedules” means the disclosure schedules delivered by Sellers and Sellers’ Representative to Buyer in connection with the execution of this Agreement.
1.70“DOJ” means the Department of Justice.
1.71“Effective Time” means 11:59 p.m. Central time on the Closing Date.
1.72“EIN” has the meaning set forth in Exhibit A.

1.73“EIN Retention Letter” has the meaning set forth in Exhibit A.
1.74“Employment Agreement” means the employment agreement to be executed by and between Strata and [***] on mutually agreeable terms.
1.75“Enforceability Exceptions” means applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
1.76“Environmental Claims” has the meaning set forth in Section 4.20(b).
1.77“Environmental Law” means any Law relating to the protection of human health and safety (to the extent relating to the handling of, or exposure to, Hazardous Materials) or the protection of the environment or natural resources or regulating the import, manufacture, storage, distribution, labeling, sale, use, handling, transport or disposal of Hazardous Materials, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601, et seq., as amended (“CERCLA”); the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., as amended; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., as amended; the Federal Clean Air Act, 42 U.S.C. § 7401, et seq., as amended; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq., as amended; the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., as amended (to the extent relating to the handling of, or exposure to, Hazardous Materials); the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., as amended.
1.78“Environmental Permits” means all permits, registrations, approvals, or licenses issued, filings and submissions to any Government required under or granted, given, authorized by, or made by a Government to be held by, or made by or on behalf of, any Acquired Entity or Asset Seller under or pursuant to any Environmental Law.
1.79“Environmental Property” means all properties currently or previously owned, leased, occupied or operated by any Acquired Entity or Asset Seller.
1.80“Equity Deductible” has the meaning set forth in Section 10.6(f).
1.81“Equity Interests” means (a) any partnership interests, (b) any membership or limited liability company interests or units, (c) any shares of capital stock, (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (e) any subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire membership or limited liability company interests or units, capital stock, or any other equity securities, (f) any securities convertible into or exercisable or exchangeable for partnership interests, membership or limited liability company interests or units, capital stock, or any other equity securities and (g) any other interest classified as an equity security of a Person.
1.82“Equity Seller Indemnified Taxes” means (a) any Taxes of an Equity Seller and such Equity Seller’s Beneficial Owners for any taxable period, (b) any Taxes imposed on the applicable Acquired Company or its assets for any Pre-Closing Period or the portion of a Straddle Period ending on the Closing Date (apportioned in accordance with Section 9.2(b)), including for the avoidance of doubt such Taxes resulting from or attributable to the Pre-Closing Restructuring or the transactions contemplated by Section 7.10, (c) any Transfer Taxes, if any, allocated to Equity Sellers pursuant to Section 9.2(a), (d) any Taxes attributable to Unrecognized Income, and (e) without duplication to any Taxes in (a) or (b), any Taxes of any Person imposed on the applicable Acquired Company (or Buyer or its Affiliates, in each case, solely as a result of Buyer’s ownership of the Acquired Companies) for any Pre-Closing Period or the portion of a Straddle Period ending on the Closing Date as a transferee or successor, whether by contract, Treasury Regulation Section 1.1502-6 or any analogous provision under state or local Tax Law, or otherwise; provided, however, Equity Seller Indemnified Taxes shall exclude any Taxes to the extent and in such amount that such Taxes were included in the determination of the Final Indebtedness Amount or the Final Net Working Capital.

1.83“Equity Seller Trusts” has the meaning set forth in the Recitals.
1.84“Equity Sellers” has the meaning set forth in the preamble.
1.85“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
1.86“ERISA Affiliate” means any employer, trade or business (whether or not incorporated) that is, or was at the relevant time, a member of the group described in Section 414 of the Code or Section 4001(b)(1) of ERISA that includes or included any Acquired Company or Asset Seller, or that is, or was at the relevant time, a member of the same “controlled group” as any Acquired Company or Asset Seller pursuant to Section 4001(a)(14) of ERISA.
1.87“Escrow Agent” means JPMorgan Chase Bank, N.A.
1.88“Escrow Agreement” means that certain Escrow Agreement by and among Buyer, Sellers’ Representative, and the Escrow Agent in the form attached hereto as Exhibit C.
1.89“Escrow Amount” means an amount equal to (a) [***$***], plus (b) the aggregate amount of the [***] pursuant to Section 7.8(c) (if applicable).
1.90“Escrow Funds” means any U.S. Dollars then held in escrow by the Escrow Agent pursuant to this Agreement and the Escrow Agreement.
1.91“Estimated [***] Reimbursement Amount” has the meaning set forth in Section 2.8(a).
1.92“Estimated Cash Balance” has the meaning set forth in Section 2.8(a).
1.93“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.8(a).
1.94“Estimated Closing Statement” has the meaning set forth in Section 2.8(a).
1.95“Estimated Indebtedness Amount” has the meaning set forth in Section 2.8(a).
1.96“Estimated Net Working Capital” has the meaning set forth in Section 2.8(a).
1.97“Estimated [***] Transaction Expense Amount” has the meaning set forth in Section 2.8(a).
1.98“Estimated Seller Transaction Expense Amount” has the meaning set forth in Section 2.8(a).
1.99“Excluded Assets” means the Acquired Company Excluded Assets and the Asset Seller Excluded Assets.
1.100“Excluded Liabilities” has the meaning set forth in Section 2.3(a).
1.101“F Reorganization” has the meaning set forth in Exhibit A.
1.102“Final [***] Reimbursement Amount” has the meaning set forth in Section 2.8(d).
1.103“Final Cash Balance” has the meaning set forth in Section 2.8(a).
1.104“Final Closing Balance Sheet” has the meaning set forth in Section 2.8(d).
1.105“Final Closing Payment” means an amount equal to (a) the Base Cash Amount, plus (b) Final Cash Balance, plus (c) the amount, if any, by which Final Net Working Capital is greater than the

Target Net Working Capital Amount, less (d) the amount, if any, by which the Final Net Working Capital is less than the Target Net Working Capital Amount, less (e) the Final Indebtedness Amount, less (f) the Final Seller Transaction Expense Amount, plus (g) the Final [***] Transaction Expense Amount, plus (h) the Final [***] Reimbursement Amount.
1.106“Final Indebtedness Amount” has the meaning set forth in Section 2.8(d).
1.107“Final Net Working Capital” has the meaning set forth in Section 2.8(d).
1.108“Final [***] Transaction Expense Amount” has the meaning set forth in Section 2.8(d).
1.109“Final Seller Transaction Expense Amount” has the meaning set forth in Section 2.8(d).
1.110“Financial Statements” has the meaning set forth in Section 4.6(a).
1.111“First Release Date” has the meaning set forth in Section 2.9(b).
1.112“Formation” has the meaning set forth in Exhibit A.
1.113“Fraud” by a Person, means actual fraud as defined by the common law of the state of Delaware with respect to the making of any representation or warranty set forth in Article III or Article IV of this Agreement, as applicable. “Fraud” does not include constructive fraud or other claims based solely upon negligent misrepresentations or other similar theories.
1.114“FTC” means the Federal Trade Commission.
1.115“Fundamental Representations” has the meaning set forth in Section 10.8(a).
1.116“GAAP” means United States generally accepted accounting principles in effect from time to time.
1.117“Glacier Equity Deductible” has the meaning set forth in Section 10.8(i).
1.118“Glacier Equity Sellers” has the meaning set forth in the recitals.
1.119“Glacier Holdco” has the meaning set forth in Exhibit A.
1.120“Glacier Interests” has the meaning set forth in the recitals.
1.121“Glacier Resources” has the meaning set forth in the preamble and, from and after the completion of the Pre-Closing Restructuring, shall include the limited liability company into which Glacier Resources is converted.
1.122“Government” means any nation, state or tribe, any federal, tribal, supra-national, bilateral or multilateral governmental authority or institution, or any state, province, possession, territory, township, municipality, local, county, district, city, tribal or other governmental unit or subdivision, and any branch, entity, agency (including the United States Patent and Trademark Office, Department of Transportation or equivalent authority anywhere in the world), regulatory, administrative, judicial or executive body of any of the foregoing.
1.123“Government Contract” means any Contract, basic ordering agreement, blanket purchase agreement, pricing agreement, grant, cooperative agreement, distributor agreement, reseller agreement, letter contract, purchase order, or other similar arrangement, commitment, or agreement between any Acquired Entity, on the one hand, and (a) any Government, (b) any prime contractor of a Government in its capacity as a prime contractor or (c) any higher-tier subcontractor of a Government in its capacity as a subcontractor, on the other hand, in each case including any task orders or delivery orders issued thereunder or any modifications or addenda thereto.

1.124“Government Contract Bid” means any offer, proposal or quote for goods or services to be delivered by any Acquired Entity that, if accepted or awarded, would lead to a Government Contract, including but not limited to any teaming agreement, joint venture agreement or partnering agreement executed for the purpose of obtaining a Government Contract.
1.125“Hazardous Materials” means any (a) pollutant, contaminant, material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, regulated by Environmental Law because of its effect or potential effect on health or the environment, (b) material, substance or waste classified as hazardous, toxic, carcinogenic, mutagenic, corrosive, dangerous, noxious, flammable, explosive, infectious, or radioactive substances each as regulated by Environmental Law (including without limitation those defined, declared, regulated or controlled as hazardous under any Environmental Law), (c) petroleum including crude oil or any derivative or fraction thereof, (d) asbestos in any form, (e) polychlorinated bi-phenyls, (f) radon, (g) lead, (h) solid waste or (i) per- and polyfluoroalkyl substances.
1.126“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
1.127“Income Tax Return” means any Tax Return filed or required to be filed with respect to Income Taxes.
1.128“Income Taxes” means any Taxes measured by or imposed on gross or net income, profits or gross receipts (excluding, for the avoidance of doubt, any sales and use and similar Taxes), and franchise, capital gains and similar Taxes, whether computed on a separate or consolidated, unitary or combined basis or in any other manner.
1.129“Indebtedness” means, without duplication: (a) all indebtedness for borrowed money, including, without limitation, all amounts, if any, payable under or pursuant to each of the instruments listed on Schedule 4.4; (b) that portion of obligations with respect to capital leases that is properly or should be classified as a Liability on a balance sheet in conformity with GAAP; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (for the avoidance of doubt, excluding any trade accounts payable to any Person); (d) guaranties securing indebtedness for borrowed money; (e) all amounts under outstanding letters of credit (to the extent drawn); (f) all deferred compensation obligations, including (1) any underfunded pension or post-retirement Liabilities of any Acquired Entity, Asset Seller, or any ERISA Affiliate (excluding any Withdrawal Liabilities), (2) all payment obligations under any retiree medical or deferred compensation plans, and (3) all compensation that has been deferred by any employee pending competition of the Closing, together with the employer’s share of payroll or similar Taxes applicable thereto for each of clauses (1) through (3) hereof; (g) any unpaid employee, other service provider incentive compensation, or equity holder bonuses related, at least in part, to service or performance prior to or contingent on Closing which remain unpaid as of the Closing Date (including the Specified Transaction Bonuses), together with the employer’s share of payroll or similar Taxes applicable thereto; (h) any amounts owed or payable to any Seller Group Member or any Affiliate of any Seller Group Member which remain unpaid as of the Closing Date; (i) all costs and obligations incurred in connection with change in control of any Acquired Entity or the sale of the Landmark Assets or the Business, including any “success” or similar fee, together with the employer’s share of payroll or similar Taxes applicable thereto; (j) all obligations issued or assumed as the deferred purchase price of property or services, all conditional sale obligations and all obligations under any title retention agreement, including all obligations resulting from any holdback, earn-out, performance bonus or other contingent payment arrangement related to or arising out of any prior acquisition, business combination or similar transaction, together with the employer’s share of payroll or similar Taxes applicable thereto; (k) all Liabilities for any outstanding severance or consulting amounts owed to any current or former employee or other service provider, together with the employer’s share of payroll or similar Taxes applicable thereto; (l) all obligations under any interest rate, currency or other hedging agreement; (m) all Liabilities or obligations secured by Liens on any assets; (n) all Liabilities or obligations resulting from bank overdrafts; (o) any contingent or off-balance sheet Liabilities and arrangement (other than undrawn Credit Enhancements and the accrued reclamation obligations disclosed on Schedule 4.7 of the Disclosure Schedules); (p) any Credit Enhancements (to the extent drawn); (q) any unpaid dividends or distributions (whether or not declared) to which any equityholder is entitled; (r) any unpaid Income Taxes of (A) any Acquired Entity (other than Glacier Resources) for any Pre-Closing Period or the portion of a Straddle Period ending on the Closing Date (apportioned in accordance with Section 9.2(d)) and (B) Glacier Resources from the date of the F Reorganization to the date of the Conversion, provided that, in each case, such unpaid Income Taxes shall be calculated separately for each Acquired Entity and each applicable jurisdiction, and shall not be an amount less than $0 for any Acquired Entity or any jurisdiction; (s) any Taxes attributable to Unrecognized Income; and (t) all interest, any premiums payable or any other costs or charges (including any prepayment penalties, termination fees, breakage costs, make-whole and expense reimbursements) on any instruments or obligations described in clauses (a) through (s) hereof. For the avoidance of doubt, “Indebtedness” expressly excludes (i) Seller Transaction Expenses and (ii) accounts payable, accrued expenses and other amounts to the extent such amounts are included as current liabilities in the calculation of the Net Working Capital.
1.130“Indebtedness Amount” means such amounts as required to fully discharge the Indebtedness of any Acquired Entity or Asset Seller that remains unpaid as of the Calculation Time, which would be required to be repaid in full in order to terminate all obligations under any Indebtedness of any Acquired Entity or Asset Seller outstanding as of the Calculation Time or to otherwise effectuate the release of any Liens (other than Permitted Liens) of any Acquired Entity or on the Landmark Assets.
1.131“Indemnified Losses” has the meaning set forth in Section 10.1.
1.132“Indemnified Party” has the meaning set forth in Section 10.6.
1.133“Indemnifying Party” has the meaning set forth in Section 10.6.
1.134“Indemnity Pending Claim Amount” has the meaning set forth in Section 2.9(b).
1.135“Information Laws” means all Laws, any Acquired Entity or Asset Seller policies, or requirements of any Contract, applicable to or binding upon any Acquired Entity, Asset Seller or the Business, concerning the confidentiality, nondisclosure, privacy or security of data or information or the collection, use, disclosure, transmission, storage, hosting, disposal, retention, processing, analysis, or other handling thereof.
1.136“Insurance Policies” has the meaning set forth in Section 4.16.
1.137“Intellectual Property” means: all rights in intellectual property of any type throughout the world, including, but not limited to: (a) patents, patent applications and statutory invention registrations, including, but not limited to, continuations, continuations-in-part, divisions, provisional and non-provisional applications, reexaminations, reissues and extensions; (b) trademarks, service marks, trade names, brand names, logos, slogans, trade dress and other indicia of source of origin, whether or not registered, including all common law rights thereto and all goodwill associated therewith, and registrations and applications for registration thereof; (c) writings, images, content and other expressive works, whether copyrightable or not, in any jurisdiction, and all copyrights, including design rights, whether registered or common law, and registrations and applications for registration thereof, including the right to make derivative works and all other associated statutory rights; (d) all rights existing in any database, including database rights and industrial property rights, including industrial design registrations and pending applications therefor; (e) trade secrets, know-how, confidential or proprietary technical, business and other information, including, but not limited to processes, techniques, methods, procedures, specifications, plans, training materials, playbooks and workflows, algorithms, supplier information, prospect lists, customer lists, projections, analyses, and market studies; (f) domain name registrations and proprietary rights in social media accounts, handles and user names; (g) rights of publicity and privacy, rights to personal information and moral rights; (h) shop rights; (i) inventions (whether patentable or unpatentable), invention disclosures, discoveries, ideas, developments, data, works of authorship; (j) Software; (k) all rights to any of the foregoing provided in international treaties and convention rights; (l) the right and power to assert, defend and recover title to any of the foregoing; (m) all rights to assert, defend and recover for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any of the foregoing; and (n) all administrative rights arising from the foregoing, including the right to prosecute applications and oppose, interfere with or challenge the applications of others, the rights to obtain renewals, continuations, divisions, and extensions of legal protection pertaining to any of the foregoing.
1.138“Interim Balance Sheet” has the meaning set forth in Section 4.6(a).
1.139“Interim Financial Statements” has the meaning set forth in Section 4.6(a).
1.140“Inventory” means any and all inventory (including finished goods, raw materials, components, work-in-progress and similar items) of Strata (wherever located) immediately prior to the Effective Time including, without limitation, all inventories of sand, gravel, building stone, rock, bedrock derived rock products, aggregate, fuel and products derived from any of the foregoing or any combination thereof. Inventory shall be measured in the units customarily used in connection with their sale, which may include tons, pounds, gallons and pails. Inventory will only include such items that have historically been included in the inventory balances of Strata and will specifically exclude any Long-Term Inventory. Inventory will be valued in accordance with GAAP.
1.141“IRS” means the Internal Revenue Service.
1.142“Knowledge” or “Sellers’ Knowledge” means the actual knowledge of [***] and, with respect to any matter in question, the actual knowledge of such Persons, and the actual knowledge such Persons would have obtained, after reasonable inquiry of their direct reports. The words “know,” “knowing” and “known” shall be construed accordingly.
1.143“Landmark Assets” has the meaning set forth in Section 2.2.
1.144“Law” or “Laws” means any statute, law, ordinance, decree, order, injunction, rule, directive or regulation of any Government, including common law, and includes rules and regulations of any regulatory or self-regulatory authority, compliance with which is required by Law.
1.145“Leased Real Property” has the meaning set forth in Section 4.10(e).
1.146“Liability” or “Liabilities” means any liability, debt, obligation, deficiency, penalty, assessment, fine, claim, cause of action or other loss, fee, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted and, except as specified otherwise herein, whether or not reflected or required to be reflected on the financial statements or accounts of a Person.
1.147“Lien” means any lien, security interest, guarantee to a bank, mortgage, indenture, deed of trust, hypothecation, pledge, easement, reservation, charge, restriction (whether on voting, sale, transfer (such as a right of first refusal or other similar right), disposition, use or otherwise), security arrangement, option or claim of any nature whatsoever of, on, or with respect to any asset, whether imposed by Contract, understanding or Law. For the avoidance of doubt, “Lien” shall exclude obligations under this Agreement.
1.148“LLC Conversion” has the meaning set forth in Exhibit A.
1.149“Long-Term Inventory” means finished goods aggregates products owned by Strata (wherever located) that historically has been reflected in its audited financial statements under the line item “Inventories—Long-Term Portion.”
1.150“Losses” has the meaning set forth in Section 10.1.
1.151“made available” means, with respect to any document or material, a copy of such document or material has been posted in the online data room located on the Box site as of 8:00 a.m. Central Time two (2) days prior to the date hereof.

1.152[***]
1.153[***]
1.154“Material Adverse Effect” means any change, effect, event, fact, circumstance or occurrence that, individually or in the aggregate, has or would be reasonably expected to (x) have a material adverse effect upon the business, assets, liabilities, financial condition or operating results of any Acquired Entity or the Landmark Assets taken as a whole or (y) prevent, materially adversely affect, materially delay the ability of any Acquired Company or Seller Group Members to consummate the transactions contemplated hereby or to perform his, her or its obligations under this Agreement or any of the other Ancillary Agreement, to which such Person is a party, on a timely basis; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: any change, effect, event, fact, circumstance or occurrence arising from (a) changes generally affecting the industries or markets in which the Acquired Companies or Asset Seller operate, (b) national or international economic, political or social conditions, including the engagement by the United States or any other country or group in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country or group, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country or group, (c) changes in the financial, credit, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) any change in applicable Laws or accounting standards or the interpretation or enforcement thereof, (e) any legal, regulatory, or other similar change generally affecting the industries, industry sectors, or geographic sectors for the Sellers, the Acquired Companies, the Business or the Landmark Assets, (f) the public announcement of this Agreement in accordance with the terms hereof; (g) any epidemic, pandemic, or outbreak of disease, (h) any natural or manmade disasters or calamities, weather conditions including hurricanes, floods, tornados, tsunamis, earthquakes, and wild fires, or other force majeure events, or the escalation of any of the foregoing, or (i) any change resulting or arising from the taking of, or failure to take any action by Sellers, the Acquired Companies, or any of their respective Affiliates required by this Agreement or requested by Buyer in writing, provided, further, that any event, circumstance, fact, condition or change referred to in the foregoing clauses (a), (b), (c), (d), (e), (g), or (h), shall be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably expected to occur to the extent that such event, circumstance, fact, condition or change has a disproportionate impact on the Acquired Entities and Asset Seller relative to other companies operating in the industry in which the Acquired Entities and Asset Seller operate.
1.155“Material Contracts” has the meaning set forth in Section 4.12(a).
1.156“Material Customers” has the meaning set forth in Section 4.24(a).
1.157“Material Suppliers” has the meaning set forth in Section 4.24(b).
1.158“Mini Basket” has the meaning set forth in Section 10.8(b).
1.159“Minimum Escrow Amount” means an amount equal to [***].
1.160“Multiemployer Plan” means any “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA.
1.161“Multiple Employer Plan” means any “multiple employer plan” within the meaning of Sections 201, 4063 or 4064 of ERISA or Section 413(c) of the Code.
1.162“Net Working Capital” means: (a) Current Assets, less (b) Current Liabilities, determined as of the Calculation Time, each as determined in accordance with the Accounting Principles and calculated in the manner set forth on Annex 1.162.
1.163“Non-Recourse Person” has the meaning set forth in Section 12.18.

1.164“Non-Union Business Employee” means a Business Employee who is not a Union Business Employee.
1.165“Northern Sand” means Northern Sand & Gravel, Inc., a North Dakota corporation.
1.166“Notice of Dispute” has the meaning set forth in Section 2.8(d).
1.167“Order” means any order, judgment, injunction, decree, ruling, decision, binding determination, verdict, sentence, subpoena, writ, or award issued, made, entered, rendered, or otherwise put into effect by or under the authority of any Government or arbitrator (whether public or private).
1.168“Ordinary Course of Business” means, with respect to the Business, the ordinary course of commercial operations customarily engaged in by each Acquired Entity and Asset Seller consistent with the past customs and practices of such Acquired Entity or Asset Seller and specifically does not include (a) any activity (i) involving the purchase or sale of the material assets of any Acquired Entity or Asset Seller, any of their material assets or of any product line or business unit thereof, (ii) involving assumption, adoption, or material modification of any Plan other than the adoption of any amendments required by applicable Law or (iii) that requires approval under applicable Law or under the Organizational Documents of any Acquired Entity or any Seller by the directors, managers, Equity Sellers, the Asset Seller Owners, or other equityholders of any Acquired Entity or Asset Seller (provided that decisions made solely by Jim Bradshaw consistent with past customs and practices, solely to the extent permitted under applicable Law and the applicable Organizational Document, shall be deemed made in the Ordinary Course of Business), or (b) the incurrence of any material Liability for any tort or any material breach or violation of or default under any Contract or Law.
1.169“Organizational Documents” means, with respect to any Person, the certificate or deed of incorporation or organization, bylaws, operating agreement, articles of association or equivalent organizational documents of such Person.
1.170“Outside Date” has the meaning set forth in Section 11.1(d).
1.171“Owned Real Property” has the meaning set forth in Section 4.10(d).
1.172“Party” or “Parties” has the meaning set forth in the preamble.
1.173“Payoff Letter” has the meaning set forth in Section 2.6(f).
1.174“PBGC” means the Pension Benefit Guaranty Corporation.
1.175“Permits” means all licenses, certificates, accreditations, clearances, permits, franchises, approvals, variances, authorizations, registrations, certificates of need, or consents issued, granted, given or authorized by any Government.
1.176“Permitted Lien” means (a) Liens for Taxes which are not yet delinquent and for which an adequate reserve has been recorded on the Financial Statements as a current Liability in accordance with GAAP, (b) statutory Liens for mechanics’, carriers’, workers’, materialmans’ or other like Liens arising by operation of Law for amounts not yet due and payable which have arisen in the Ordinary Course of Business, (c) easements, rights of way, restrictive covenants, encroachments and similar non-monetary encumbrances or non-monetary impediments, irregularities or defects against title to any of the assets of any Acquired Entity or the Landmark Assets which do not, individually or in the aggregate, materially adversely affect the operation of the Business, (d) in the case of real property, applicable zoning and building ordinances and land use regulations promulgated by any Government authority having jurisdiction over such real property, but only if same are not being violated, (e) Liens arising pursuant to applicable securities Laws, (f) Liens set forth in Schedule 1.176 and that will be released at or prior to the Closing; and (g) with respect to Leased Real Property, (i) the terms, conditions and provisions of the Real Property Leases pursuant to which such Leased Real Property is leased, (ii) any Lien, encumbrance, or other matter affecting title to the fee estate underlying such Leased Real Property; (iii)

Liens or encumbrances in favor of the lessors under the Real Property Leases or encumbering the interests of such lessors (or other holders of superior interests), and (iv) any right, title or interest of such lessor, sublessor or licensor under any of the Real Property Leases, but in each case with respect to items (g)(ii) and (iii), only to the extent such items do not, individually or in the aggregate, materially adversely affect the operation of the Business.
1.177“Person” means any individual, partnership, limited partnership, limited liability company, corporation, trust, business trust, joint venture, employee stock ownership trust, real estate investment trust, estate, association, or other legal entity, including any Government.
1.178“Plan” means (a) all “employee benefit plans” as defined in Section 3(3) of ERISA and (b) any other agreement, arrangement, plan, or policy, qualified or non-qualified, written or oral, funded or unfunded, that involves any (i) pension, retirement, profit sharing, savings, deferred compensation, bonus, stock option, simple retirement account (as described in Code Section 408(p)), stock purchase, phantom stock, incentive plan, or change-in-control benefits; (ii) welfare or “fringe” benefits, including vacation, holiday, severance, redundancy, disability, medical, hospitalization, dental, life and other insurance, tuition, company car, club dues, sick leave, maternity, paternity or family leave, health care reimbursement, dependent care assistance, cafeteria plan, regular in-kind gifts, or other benefits; or (iii) employment, individual consulting, engagement, retainer, or golden parachute agreement or arrangement, in each case, which is sponsored, maintained or contributed to by any Acquired Company or Asset Seller or under which any Acquired Company or Asset Seller has or may have any Liability or with respect to which Buyer may have any current or future Liability, contingent or otherwise other than any plan or program maintained by a Government to which the Acquired Company or Asset Seller is required to contribute pursuant to applicable Law.
1.179“Post-Closing Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.
1.180“Post-Signing Deductible” has the meaning set forth in Section 10.8(o).
1.181“Post-Signing Disclosure Notifications” has the meaning set forth in Section 7.8(a).
1.182[***]
1.183[***]
1.184“Potential Buyer Disclosure Losses” has the meaning set forth in Section 7.8(a).
1.185“Potential Buyer Losses” has the meaning set forth in Section 7.8(c).
1.186[***]
1.187[***]
1.188“Pre-Closing Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on or before the Closing Date.
1.189“Pre-Closing Restructuring” has the meaning set forth in Exhibit A.
1.190“Property Tax” or “Property Taxes” means all real estate, ad valorem, personal property and any other similar Taxes imposed by any Government with respect to the Landmark Assets.
1.191“Purchase Price” has the meaning set forth in Section 2.4.
1.192“Purchase Price Allocation” has the meaning set forth in Section 2.11.
1.193“Q-Sub Election” has the meaning set forth in Exhibit A.

1.194“Real Property” has the meaning set forth in Section 4.10(e).
1.195“Real Property Leases” has the meaning set forth in Section 4.10(e).
1.196“Related Party” means (a) any Affiliate of any Acquired Company or Asset Seller; (b) any Equity Seller, Asset Seller Owner or Beneficial Owner; (c) any equityholder, member, director, manager, officer, or employee of any Acquired Company or Asset Seller; or (d) any Affiliate or family member of any Person identified in the preceding clauses (b) or (c).
1.197“Related Party Obligations” has the meaning set forth in Section 7.11.
1.198“Restricted Employee” has the meaning set forth in Section 6.2(b)(i).
1.199“Restricted Person” has the meaning set forth in Section 6.2(a).
1.200“Restricted Territory” has the meaning set forth in Section 6.2(a).
1.201“Sale Transaction” has the meaning set forth in Section 7.4.
1.202“Schedules” means all of the schedules attached hereto, dated as of the date of this Agreement, delivered in connection with this Agreement, including the Disclosure Schedules.
1.203“Section 280G Equityholder Vote” has the meaning set forth in Section 9.7.
1.204“Section 280G Payments” has the meaning set forth in Section 9.7.
1.205“Security Breach” has the meaning set forth in Section 4.14(g).
1.206“Seller Claims” has the meaning set forth in Section 6.4.
1.207“Seller Data” has the meaning set forth in Section 4.14(f).
1.208“Seller Group Member Deductible” has the meaning set forth in Section 10.8(l).
1.209“Seller Group Members” has the meaning set forth in the preamble.
1.210“[***] Transaction Expenses” means [***].
1.211“Seller Indemnified Persons” has the meaning set forth in Section 10.5.
1.212“Seller Information Systems” means all systems, networks, hardware, devices or equipment enabling or relating to the collection, use, disclosure, transmission, storage, hosting, disposal, retention, processing, analysis, or other handling of data or information, including all software operating on or in connection with such systems, networks, hardware, devices or equipment of any Acquired Company or Asset Seller, including all computers, servers, storage devices, workstations, routers, hubs, switches, sensors, and other systems, devices or equipment.
1.213“Seller Intellectual Property” means all Intellectual Property used or held for use in connection with the Business or that is otherwise related to the Business that is owned, or purported to be owned, in whole or in part, by any Acquired Company, or Asset Seller.
1.214“Seller Lender” has the meaning set forth in Section 2.6(f).
1.215“Seller Prepared Income Tax Returns” has the meaning set forth in Section 9.2(c).
1.216“Seller Prepared Returns” has the meaning set forth in Section 9.2(c).

1.217“Seller Releasees” has the meaning set forth in Section 6.5.
1.218“Seller Releasors” has the meaning set forth in Section 6.4.
1.219“Seller Securities” has the meaning set forth in Section 4.3.
1.220“Seller Specified Litigation Awards” has the meaning set forth in Section 9.12(c).
1.221“Seller Specified Litigation Costs” has the meaning set forth in Section 9.12(b).
1.222“Seller Transaction Expenses” means all fees, costs and expenses (including, but not limited to, all interest, late fees and penalties related thereto) incurred or otherwise payable by any Acquired Entity, any Seller Group Member on behalf of any Acquired Entity, or Seller Group Member in connection with or arising out of the preparation, negotiation and execution of this Agreement or any Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby and the fulfillment by any Acquired Entity or Seller Group Member of the closing conditions set forth herein, including, but not limited to, (a) all brokerage fees, commissions, finders’ fees, accounting, legal, investment banking or other financial advisory fees and commercial banking fees and expenses related thereto and (b) any costs, fees or other or expenses incurred in connection with the obtaining of any third-party authorization, consent, or approval, provided, however, Seller Transaction Expenses expressly excludes any such fees, costs and expenses included in Indebtedness or any [***]Transaction Expenses.
1.223“Seller Transaction Tax Deductions” means any amounts deductible for U.S. federal Income Tax purposes [***] by the Acquired Companies in the Pre-Closing Period or the portion of a Straddle Period ending on the Closing Date (apportioned in accordance with Section 9.2(b)) resulting from, without duplication, the aggregate amount (or portions thereof) of (a) Seller Transaction Expenses and (b) fees, expenses and interest (including amounts treated as interest for U.S. federal income Tax purposes), original issue discount, unamortized debt financing costs, breakage fees, tender premiums, consent fees, redemption, retirement or make-whole payments, defeasance in excess of par or similar payments incurred or realized in respect of Indebtedness in connection with the Closing or included as a liability in the Final Indebtedness Amount or the Final Net Working Capital.
1.224“Sellers” has the meaning set forth in the preamble.
1.225“Sellers’ Representative” has the meaning set forth in the preamble.
1.226“Service Provider” has the meaning set forth in Section 4.21(a).
1.227“Software” means all computer software of any kind, in any form (including source code, object code, or other form), format, or programming language, including all programs, applications, routines, interfaces, libraries, modules, databases, tools, algorithms, compilers, files, all versions, updates, corrections, enhancements, replacements, and modifications of any of the foregoing, all related documentation, and all materials used to design, maintain, support or develop any of the foregoing.
1.228“Specifically Excluded Liabilities” has the meaning set forth in Section 2.3(b).
1.229“Specified Litigation” has the meaning set forth in Section 9.12(a).
1.230“Specified Litigation Awards” has the meaning set forth in Section 9.12(c).
1.231“Specified Transaction Bonuses” means bonuses to be paid to certain individuals at or prior to the Closing, subject to the limitations set forth in Annex 1.231.
1.232“Statutory Representations” has the meaning set forth in Section 10.8(a).
1.233“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

1.234“Strata” has the meaning set forth in the preamble.
1.235“Strata Equity Deductible” has the meaning set forth in Section 10.8(f).
1.236“Strata Equity Sellers” has the meaning set forth in the recitals.
1.237“Strata Shares” has the meaning set forth in the recitals.
1.238“Strata Specific Indemnity Cap” has the meaning set forth in Section 10.8(g).
1.239“Strata Specific Indemnity Deductible” has the meaning set forth in Section 10.8(k).
1.240“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly through one or more subsidiaries, (a) owns a majority of the outstanding shares or equity interests having voting power for the election of directors or their equivalent or (b) has the power to generally direct the business and policies of that other Person as a general partner, managing member, manager or their equivalent.
1.241“Tail Policies” has the meaning set forth in Section 9.9.
1.242“Target Net Working Capital Amount” means the Average Working Capital as calculated in accordance with the Process Outline for Working Capital Adjustment attached as Annex 1.162 hereto.
1.243“Tax Claim” has the meaning set forth in Section 9.2(d).
1.244“Tax Consideration” has the meaning set forth in Section 2.11.
1.245“Tax Returns” means all returns, reports, estimates, claims for refund, information statements, elections, statements of foreign bank and financial accounts, and other returns relating to or filed in connection with any Taxes, including any schedule or attachment thereto, and including any amendment thereof. Any one of the foregoing Tax Returns shall be referred to sometimes as a “Tax Return.”
1.246“Taxes” means all taxes, charges, fees, levies, or other like assessments, including without limitation, all federal, possession, state, city, county, and foreign (or governmental unit, agency, or political subdivision of any of the foregoing) (a) corporate, income, license, withholding, profits, employment (including Social Security, unemployment insurance, employment insurance, employer health and employee income tax withholding), franchise, gross receipts, sales, use, transfer, stamp, environmental, alternative minimum, occupation, property, net worth, capital gains, severance, premium, windfall profits, ad valorem, value added, and excise taxes, (b) escheat, abandoned or unclaimed property, Pension Benefit Guaranty Corporation premiums, customs, and duties, and (c) any other governmental charges of the same or similar nature to any of the foregoing; including, in each case, any interest, penalty, or addition to any of the foregoing, whether disputed or not. Any one of the foregoing Taxes shall be referred to sometimes as a “Tax.”
1.247“Taxing Authority” means, with respect to any Tax, the governmental authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.
1.248“Termination Fee” has the meaning set forth in section 11.3.
1.249“Third Person” has the meaning set forth in Section 10.7.
1.250“Third Person Claim” has the meaning set forth in Section 10.7.
1.251“Trademarks” has the meaning set forth in Section 4.14(a).

1.252“Transfer Taxes” has the meaning set forth in Section 9.2(a).
1.253“Union” means a trade union or other labor organization.
1.254“Union Business Employee” means a Business Employee with respect to whom an Acquired Entity has a duty to bargain with a Union.
1.255“Unrecognized Income” means any item of income disclosed or required to be disclosed with respect to Section 4.9(l) that is required to be included in taxable income for any taxable period ending after the Closing Date (or the portion of a Straddle Period ending after the Closing Date).
1.256“Unresolved Disputes” has the meaning set forth in Section 2.8(d).
1.257“WARN Act” means the federal Worker Adjustment and Retraining Notification Act or analogous state or local Law.
1.258“Withdrawal Liability” has the meaning given in Part 1 of Subtitle E of Title IV of ERISA.
ARTICLE II.
PURCHASE AND SALE
2.1Purchase and Sale of Strata Shares and Glacier Interests.
(a)Upon the terms and subject to the satisfaction or, if permissible, waiver, of the conditions of this Agreement, at the Closing, the Strata Equity Sellers shall sell, assign, transfer, and convey to Buyer, and Buyer shall purchase, acquire, and accept from the Strata Equity Sellers, all of each Strata Equity Seller’s rights, title, and interest, as of the Closing, in and to the Strata Shares, free and clear of all Liens (other than Liens arising pursuant to applicable securities Laws). For the avoidance of doubt, in any case the sale and transfer of the Strata Shares at Closing shall apply to all shares in Strata, representing 100% of shares in the share capital of Strata at Closing.
(b)Upon the terms and subject to the satisfaction or, if permissible, waiver, of the conditions of this Agreement, at the Closing, the Glacier Equity Sellers shall cause Glacier Holdco to sell, assign, transfer, and convey to Buyer, and Buyer shall purchase, acquire, and accept from Glacier Holdco, all of Glacier Holdco’s rights, title, and interest, as of the Closing, in and to the Glacier Interests, free and clear of all Liens (other than Liens arising pursuant to applicable securities Laws). For the avoidance of doubt, in any case the sale and transfer of the Glacier Interests at Closing shall apply to all membership interests in Glacier Resources, representing 100% of the membership interests in Glacier Resources at Closing.
(c)Buyer’s purchase, acquisition, and acceptance of the Strata Shares and the Glacier Interests from the applicable Equity Sellers (including Glacier Holdco after the Pre-Closing Restructuring), shall not include any right to acquire the Acquired Company Excluded Assets, which the Acquired Companies shall distribute or otherwise transfer out, and the Equity Sellers shall cause the Acquired Companies to distribute or otherwise transfer out, of the Acquired Companies prior to the Closing in accordance with Section 7.10.
2.2Purchase and Sale of Landmark Assets; Asset Seller Excluded Assets. Upon the terms and subject to the satisfaction or, if permissible, waiver, of the conditions of this Agreement, at the Closing, Asset Seller shall sell, convey, assign, transfer and deliver to Buyer (or its designee), and Buyer (or its designee) shall purchase, acquire and accept from Asset Seller, free and clear of any Liens (other than Permitted Liens), all right, title and interest in and to all the Owned Real Property of Asset Seller set forth on Schedule 2.2 (the “Landmark Assets”). In no event shall the Landmark Assets include any other assets of Asset Seller (each and all such rights, properties and assets being herein referred to as the “Asset Seller Excluded Assets”).
2.3Assumption of Liabilities.
(a)Buyer does not hereby and will not assume or become liable for and shall not be obligated to pay or satisfy any obligation, debt or Liability whatsoever, whether fixed, contingent or otherwise, of Asset Seller or arising out of, related to, or in connection with Asset Seller’s ownership or operation of the Landmark Assets prior to the Effective Time (collectively, the “Excluded Liabilities”). For the avoidance of doubt the Excluded Liabilities shall include the Specifically Excluded Liabilities. The Excluded Liabilities shall remain the responsibility and obligation of Asset Seller after Closing, and the Asset Seller shall, and Asset Seller Owners shall cause Asset Seller to, pay and discharge all such Excluded Liabilities as and when due in accordance with their respective terms.
(b)For purposes of this Agreement, “Specifically Excluded Liabilities” means, without duplication, Asset Seller’s Liabilities or obligations (i) under this Agreement; (ii) for Seller Transaction Expenses and any other fees and expenses incident to or arising out of the consummation of the transactions contemplated hereby (other than any [***] Transaction Expenses); (iii) with respect to Indebtedness of Asset Seller; (iv) in respect of any pending or threatened Action or otherwise arising by reason of or regarding any violation of any Law or any other requirement of any Government including in connection with any Permits; (v) relating to the ownership of the Landmark Assets, regardless of when accruing, arising under any Environmental Law to the extent the facts, events or conditions underlying such Liability or obligation occurred prior to Closing; (vi) arising out of or related to any breach by Asset Seller of any Contract regardless of when any such Liability or obligation is asserted; (vii) for tort claims, known or unknown, and any related claims and litigation arising prior to, on or after the Closing Date; (viii) for any claims made for injury to persons or damage to property, whether made in product Liability, tort, breach of warranty or otherwise, arising out of or in any way relating to or resulting from any act or omission of Asset Seller, its agents, representatives or employees; (ix) for Taxes (A) of Asset Seller for any taxable period, and (B) in respect of the conduct of Asset Seller’s business, the Landmark Assets for any Pre-Closing Period or the portion of a Straddle Period ending on the Closing Date (apportioned in accordance with Section 9.2(b)); (x) with respect to any of the Asset Seller Excluded Assets; (xi) to indemnify, reimburse or advance amounts to any officer, director, manager, employee or agent of Asset Seller, and (xii) to any Asset Seller Owner or Beneficial Owner, other securityholder or former securityholder or Affiliate of Asset Seller, any Asset Seller Owner or Beneficial Owner, other securityholder or former securityholder, including with respect to the distribution of all or any part of the consideration received hereunder and any Liability of Asset Seller arising as a result of the exercise by any of its securityholders of such securityholder’s right (if any) to dissent from the transactions contemplated hereby and seek appraisal rights.
2.4Consideration. The total consideration that Buyer shall pay Sellers for the Strata Shares, Glacier Interests and Landmark Assets, the obligations of the Seller Group Members under Article VI, and the other rights of Buyer hereunder shall be: (i) Four Hundred and Fifty Four Million U.S. Dollars ($454,000,000) (the “Base Cash Amount”), which the Parties agree the Base Cash Amount represents the sum of the separate cash amounts payable in respect of the Strata Shares, the Glacier Interests, and Landmark Assets as set forth on Schedule 2.4, each as subject to adjustment as provided in this Section 2.4 and Section 2.8, plus (ii) the Cash Balance, plus (iii) the amount, if any, by which the Net Working Capital is greater than the Target Net Working Capital Amount, minus (iv) the amount, if any, by which the Net Working Capital is less than the Target Net Working Capital Amount, minus (v) the amount of Seller Transaction Expenses, plus (vi) the amount of [***] Transaction Expenses, minus (vii) the Indebtedness Amount, plus (viii) the [***] Reimbursement Amount (the sum of the amounts set forth in items (i) through (viii), the “Purchase Price”), which Purchase Price shall be paid in accordance with this Section 2.4 and Section 2.8. The Purchase Price shall be subject to subsequent adjustment as described in Section 2.8 and as otherwise provided for in this Agreement. For the avoidance of doubt, (a) the Purchase Price in respect of the Strata Shares shall be an amount equal to (i) the Base Cash Amount in respect of the Strata Shares, plus (ii) the Cash Balance with respect to Strata, plus (iii) the amount, if any, by which the Net Working Capital is greater than the Target Net Working Capital Amount, minus (iv) the amount, if any, by which the Net Working Capital is less than the Target Net Working Capital Amount, minus (v) the amount of Seller Transaction Expenses, plus (vi) the amount of [***] Transaction Expenses, minus (vii) the Indebtedness Amount with respect to Strata, plus (viii) the [***] Reimbursement Amount; (b) the Purchase Price in respect of the Glacier Interests shall be an amount equal to (i) the Base Cash Amount in respect of the Glacier Interests, plus (ii) the Cash Balance with respect to Glacier Resources, minus (iii) the Indebtedness Amount with respect to Glacier Resources; and (c) the Purchase Price in respect of the Landmark Assets shall be an amount equal to (i) the Base Cash Amount in respect of the Landmark Assets, minus (ii) the Indebtedness Amount with respect to the Landmark Assets.
2.5Closing. Subject to the terms and conditions of this Agreement, unless this Agreement has been terminated pursuant to Section 11.1 and subject to the satisfaction (or to the extent permitted, the waiver) of the conditions set forth in Article VII, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date that is three (3) Business Days after the date on which the satisfaction or waiver of the conditions set forth in Article VII occurs (excluding conditions that, by their terms, cannot be satisfied until the Closing, but the Closing shall be subject to the satisfaction or waiver of those conditions), or at such other place or on such other date as Buyer and Sellers’ Representative may mutually agree (the “Closing Date”). The Closing shall be deemed effective as of the Effective Time. The Parties intend that Closing shall be effected, to the extent practicable, by conference call, the electronic delivery of documents (in “pdf” or similar format to an electronic mail message), and the prior physical exchange of documents and instruments to be held in escrow by outside counsel to the recipient Party pending authorization by the delivering Party (or such Party’s outside counsel) of release of such documents and instruments at Closing.
2.6Deliveries of Seller at Closing. At the Closing, Sellers’ Representative shall deliver or shall cause to be delivered to Buyer:
(a)instruments duly executed by (i) each Strata Equity Seller to transfer all of the Strata Shares to Buyer, and (ii) Glacier Holdco to transfer all of the Glacier Interests to Buyer, in each case, in form and substance reasonably satisfactory to Buyer;
(b)all waivers, consents, Government authorizations or approvals or other documents to effectively transfer the Landmark Assets and all waivers, consents, authorizations and approvals relating to any Acquired Company, Asset Seller or the Business required to be obtained from any Government as a result of the transactions that are the subject of this Agreement;
(c)those waivers, consents, authorizations and approvals required to be obtained from third parties as a result of the transactions that are the subject of this Agreement, as set forth on Schedule 2.6(c) hereto;
(d)the Escrow Agreement, duly executed by Sellers’ Representative;
(e)a copy, certified by the Secretary or other officer of each Acquired Company and Asset Seller to be true, complete and correct as of the Closing Date, of the Organizational Documents of such Acquired Company or Asset Seller, as applicable, and copies of resolutions of the equityholders (as may be required by applicable Law and the Organizational Documents of such Acquired Company or Asset Seller, as applicable) and board of directors or managers of such Acquired Company or Asset Seller, as applicable, authorizing and approving this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby;
(f)customary payoff or release letters, in form and substance satisfactory to Buyer, from all holders of any portion of the Indebtedness Amount (each such holder, a “Seller Lender” and each such letter, a “Payoff Letter”) and evidence satisfactory to Buyer that all Liens (other than Permitted Liens) against any Acquired Company, Asset Seller, the Strata Shares, the Glacier Interests, or the Landmark Assets have been (or substantially contemporaneously with the Closing, will be) discharged, released, or otherwise terminated, including, without limitation, the return of any physical collateral, the execution and delivery of any intellectual property releases, the execution and delivery of any mortgage releases, and the release of any UCC-1 financing statements (or similar statements in any jurisdiction) relating to any such Liens;
(g)a certificate of good standing, or equivalent certificate, for each Acquired Company and Asset Seller, dated within five (5) Business Days of the Closing Date, issued by the appropriate Government;
(h)access to all business records and books of account of each Acquired Company and Asset Seller to the extent related to the Business or the Landmark Assets;
(i)a properly completed and duly executed IRS Form W-9 from each of Asset Seller, Glacier Holdco, and each equityholder of Strata as set forth on Annex 1-A;
(j)original special warranty deeds with respect to each parcel of Owned Real Property of Asset Seller, duly executed by Asset Seller and in form and substance satisfactory to Buyer and Buyer’s title company;
(k)owners’ affidavits with respect to (i) each parcel of Owned Real Property of Asset Seller, Glacier Resources and Strata and (ii) those Leased Real Properties set forth on Schedule 2.6(k), in each case, duly executed by Asset Seller, Glacier Resources and Strata, as applicable, and in form and substance satisfactory to Buyer’s title company;
(l)those forms and documents reasonably required by Buyer’s title company (1) to transfer the Owned Real Property of Asset Seller, and (2) subject to a commercially reasonable efforts standard, to issue title policies insuring fee title free of all Liens except Permitted Liens with respect to all Owned Real Property and those Leased Real Properties set forth on Schedule 2.6(l);
(m)estoppel agreements with respect to those Leased Real Properties set forth on Schedule 2.6(m) (subject to a commercially reasonable effort standard), duly executed by the applicable landlord, in form and substance satisfactory to Buyer;
(n)a fully executed agreement with respect to the Real Property set forth on Schedule 2.6(n)(i);
(o)fully executed documentation reasonably satisfactory to Buyer that the Strata 401(k) Plan has been terminated effective as of at least one (1) Business Day prior to the Closing;
(p)to the extent a 280G Equityholder Vote is required, evidence reasonably satisfactory to Buyer of the solicitation of the waivers, the outcome of the Section 280G Equityholder Vote and clawback or forfeiture of compensation and benefits that may be necessary or appropriate as a result of the application of Section 280G and the outcome of the waiver solicitation and the Section 280G Equityholder Vote;
(q)a certificate, duly executed by each Seller Group Member, to the effect that each of the conditions specified in Section 8.2 have been satisfied;
(r)evidence reasonably satisfactory to Buyer that the Acquired Company Excluded Assets have been distributed to the Equity Sellers in accordance with Section 7.10;
(s)with respect to the Seller Transaction Expenses, invoices or certificates, in form and substance satisfactory to Buyer, from each payee of Seller Transaction Expenses;

(t)evidence reasonably satisfactory to Buyer that the Acquired Company Tail Policies will be bound effective as of the Closing;
(u)evidence reasonably satisfactory to Buyer that the Pre-Closing Restructuring has been completed;
(v)resignation letters, dated as of the Closing Date, duly executed by each of the officers, directors and managers of the Acquired Entities, in form and substance reasonably satisfactory to Buyer; and
(w)evidence reasonably satisfactory to Buyer of Sellers’ compliance with Section 7.11 and that the Contracts set forth Schedule 2.6(w) have been terminated, in each case, with no further liability to Buyer or any Acquired Entity.
2.7Deliveries of Buyer at Closing. At the Closing, Buyer shall deliver or cause to be delivered:
(a)to Sellers’ Representative (for further distribution to Sellers in accordance with their Applicable Percentage of Strata, Glacier Resources and/or the Asset Seller, respectively), an amount equal to the Closing Payment less the Escrow Amount, to the account(s) designated by Sellers’ Representative not less than five (5) Business Days prior to the Closing Date;
(b)to the Escrow Agent, the Escrow Amount to the account designated by the Escrow Agent not less than five (5) Business Days prior to the Closing Date, to be held and disbursed in accordance with this Agreement and the Escrow Agreement;
(c)with respect to the Estimated Indebtedness Amount, to the Seller Lenders, for and on behalf of the Acquired Companies and Asset Seller, the portion of the Estimated Indebtedness Amount set forth on, and to the accounts designated in, the applicable Payoff Letters; provided, however, that any portion of the Estimated Indebtedness Amount that is payable in respect of a current or former employee of any Acquired Company shall be paid to the applicable employer for further distribution to the relevant Person through such employer’s ordinary course payroll less applicable Taxes required to be withheld;
(d)with respect to the Estimated Seller Transaction Expense Amount, on behalf of any Acquired Company or the Sellers, to each Person who is owed a portion of Estimated Seller Transaction Expense Amount as identified in the Estimated Closing Statement, the portion of the Estimated Seller Transaction Expense Amount designated thereon as due and payable to such Person to the account(s) designated by such Person and delivered to Buyer not less than five (5) Business Days prior to the Closing Date; provided, that, any such amount that is payable to a current or former employee of any Acquired Company shall be paid through the applicable Acquired Company’s payroll less applicable Taxes required to be withheld;
(e)to Sellers’ Representative and Escrow Agent, the Escrow Agreement, duly executed by Buyer and the Escrow Agent;
(f)to Sellers’ Representative, a certificate, duly executed by Buyer, to the effect that each of the conditions specified in Section 8.3 have been satisfied; and
(g)to Buyer’s title company, those certificates, affidavits, indemnities transfer tax forms or other documents reasonably required by the title company to effectuate the transfer of Asset Seller’s Owned Real Property to Buyer.

2.8Adjustment to Purchase Price.
(a)Not later than five (5) Business Days prior to the Closing Date, Sellers’ Representative will prepare, in accordance with the terms of this Agreement, and deliver to Buyer a statement (the “Estimated Closing Statement”) setting forth a reasonable good faith calculation of an estimate of (i) the balance sheet of each Acquired Company as of the Calculation Time and prepared in accordance with Accounting Principles (the “Estimated Closing Balance Sheet”) and (ii) a calculation of (A) the Cash Balance, separately calculated for each of Strata and Glacier Resources (the “Estimated Cash Balance”), (B) the Net Working Capital (the “Estimated Net Working Capital”), (C) the Indebtedness Amount for each of Strata, Glacier Resources and Asset Seller (the “Estimated Indebtedness Amount”), (D) the amount of Seller Transaction Expenses (the “Estimated Seller Transaction Expense Amount”), (E) the amount of [***] Transaction Expenses (the “Estimated [***] Transaction Expense Amount”) and (F) the [***] Reimbursement Amount (the “Estimated [***] Reimbursement Amount”). Sellers’ Representative shall reasonably consult with Buyer regarding any comments of Buyer with respect to the Estimated Closing Statement and consider such comments in good faith; provided, that if Sellers’ Representative disagrees with any such comments, then, without prejudice to Buyer’s rights under Section 2.8 for purposes of the calculation of the Final Closing Payment, the Estimated Closing Statement will control.
(b)Within ninety (90) calendar days after the Closing, Buyer shall prepare and deliver to Sellers’ Representative a statement (the “Closing Statement”) setting forth (i) a balance sheet of each Acquired Company as of the Calculation Time (the “Closing Balance Sheet”) and (ii) a calculation of (A) the Cash Balance, separately calculated for each of Strata and Glacier Resources (the “Closing Cash Balance”), (B) the Net Working Capital (“Closing Net Working Capital”), (C) the Indebtedness Amount for each of Strata, Glacier Resources and Asset Seller (the “Closing Indebtedness Amount”), (D) amount of Seller Transaction Expenses (“Closing Seller Transaction Expense Amount”), (E) amount of [***] Transaction Expenses (“Closing [***] Transaction Expense Amount”) and (F) the [***] Reimbursement Amount (the “Closing [***] Reimbursement Amount”). The Closing Statement shall be prepared in accordance with the terms of this Agreement and shall contain a reasonably detailed breakdown of the calculation set forth therein, and, to the extent such calculations differ from the estimates contained in the Estimated Closing Statement, Buyer’s proposed corresponding adjustments to the Estimated Closing Statement.
(c)The quantity and value of the Inventory for purposes of the calculation of Net Working Capital shall be determined in accordance with the Inventory procedures set forth on Schedule 2.8(c) and such determination shall be final and binding on the Parties and included the Closing Statement and shall not be subject to further objection or dispute by Sellers’ Representative (or any Seller Group Member) pursuant to Section 2.8(d).
(d)If Sellers’ Representative disputes any amounts reflected on the Closing Statement as delivered by Buyer, Sellers’ Representative shall so notify Buyer in writing (“Notice of Dispute”) not more than thirty (30) calendar days after the date Sellers’ Representative receives the Closing Statement, specifying in reasonable detail the points of disagreement. If Sellers’ Representative fails to deliver a Notice of Dispute within such thirty (30) day period, the Sellers shall be deemed to have accepted the Closing Statement and all amounts set forth therein, each of which shall be final and binding on the Parties. Upon receipt of a Notice of Dispute, Buyer shall promptly consult with Sellers’ Representative with respect to such points of disagreement in an effort to resolve the dispute. If any such dispute cannot be resolved by Buyer and Sellers’ Representative within thirty (30) calendar days after Buyer receive the Notice of Dispute (“Unresolved Disputes”), they shall, within thirty (30) calendar days thereafter, refer the Unresolved Disputes to PricewaterhouseCoopers, LLP (the “Accountant”) to finally determine the Unresolved Disputes. If the designated Accountant declines to perform the services called for hereunder, then the Accountant shall be an independent nationally recognized accounting firm in the United States to be mutually agreed upon by the Buyer and Sellers’ Representative, and absent such agreement, the Accountant shall thereupon be selected in accordance with the Commercial Rules of the American

Arbitration Association, with preference being given to any independent, national accounting firm in the United States that has no material relationship with any of the Parties. Sellers’ Representative and Buyer agree to execute, if requested by the Accountant, an engagement letter in customary form. During the review by the Accountant, the Parties and their accountants will each make available to the Accountant such information, books and records and work papers, as may be reasonably required by the Accountant to fulfill its obligations under this Section 2.8(d). No Party shall have any ex parte communications with the Accountant concerning the determination required to be made under this Section 2.8(d). In acting under this Agreement, the Accountant shall apply the terms of this Agreement and shall rely solely on the written submissions or other information provided by or on behalf of Sellers’ Representative and Buyer and shall not undertake an independent investigation provided that the Accountant may make reasonable requests for additional information from Sellers’ Representative and Buyer. The Accountant shall act as an expert and not as an arbitrator. The fees and expenses of the determination and the Accountant incurred in connection with the determination of the Closing Statement shall be allocated between Sellers (jointly and severally), on the one hand, and Buyer, on the other hand, by the Accountant in proportion to the extent either of such Parties did not prevail on items in dispute on the Closing Statement, provided, that such fees and expenses allocated to a Party shall not include, so long as the Party complies with the procedures of this Section 2.8(d), the other Party’s outside counsel or accounting fees. The Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the Buyer and Sellers’ Representative shall agree in writing) after the Accountant’s engagement. All determinations by the Accountant shall be final, conclusive and binding with respect to the Unresolved Disputes (and the Closing Statement) and the allocation of the Accountant’s fees and expenses. The Accountant shall only decide the specific items under dispute by the Parties and their decision for each disputed amount must be within the range of values assigned to each such item in the Closing Statement and the Notice of Dispute, respectively. The Closing Balance Sheet, Closing Cash Balance (separately calculated for each of Strata and Glacier Resources), Closing Net Working Capital, Closing Indebtedness Amount (separately calculated for each of Strata, Glacier Resources and Asset Seller), Closing Seller Transaction Expense Amount, Closing [***] Transaction Expense Amount, and the Closing [***] Reimbursement Amount each as set forth on the Closing Statement as finally determined in accordance with the terms of this Section 2.8(d), shall be referred to as the “Final Closing Balance Sheet,” the “Final Cash Balance,” the “Final Net Working Capital,” the “Final Indebtedness Amount,” the “Final Seller Transaction Expense Amount,” the “Final [***] Transaction Expense Amount” and the “Final [***] Reimbursement Amount,” respectively.
(e)If the Adjustment Amount is a positive number, Buyer shall make payment of the Adjustment Amount to Sellers’ Representative (for further distribution to Sellers in accordance with their Applicable Percentage of Strata, Glacier Resources and/or the Asset Seller, respectively) not more than three (3) Business Days after final determination of the Adjustment Amount by wire transfer of immediately available funds to the account designated by Sellers’ Representative not less than five (5) Business Days prior to the date of such payment.
(f)If the Adjustment Amount is a negative number, Sellers shall (jointly and severally) make payment of the Adjustment Amount to Buyer not more than three (3) Business Days after final determination of the Adjustment Amount by wire transfer of immediately available funds to the account designated by Buyer not less than five (5) Business Days prior to the date of such payment.
2.9Escrow.
(a)On the Closing Date, Buyer shall pay (or cause to be paid), by wire transfer of immediately available funds, the Escrow Amount to the Escrow Agent, to be held in escrow to satisfy, at least in part, any claims by any Buyer Indemnified Persons (i) for satisfaction of any indemnification claim of any Buyer Indemnified Persons pursuant to Article X or (ii) pursuant to this Agreement or in connection with the transactions contemplated hereby, in each case only to the extent permitted and subject to the limitations set forth herein. The Escrow Agent shall deposit the Escrow Amount into a segregated escrow account. The Escrow Agent shall hold and invest the Escrow Amount in accordance with the terms of the Escrow Agreement, with any interest accruing to the benefit of Sellers as provided in the Escrow Agreement.
(b)Not later than five (5) Business Days following (i) the [***] (“First Release Date”), if the amount of then remaining Escrow Funds as of such date is greater than the Minimum Escrow Amount, then Buyer and Sellers’ Representative shall execute and deliver joint written instructions to the Escrow Agent, instructing the Escrow Agent to distribute to Sellers’ Representative (for further distribution to Sellers in accordance with their Applicable Percentage of Strata, Glacier Resources and/or the Asset Seller, respectively) an amount equal to (x) [***], less (y) the aggregate amount of claims to the Escrow Funds by Buyer or any Buyer Indemnified Person that have been paid to any Buyer Indemnified Person or are pending under the terms and procedures set forth in this Agreement and the Escrow Agreement (“Indemnity Pending Claim Amount”) as of the First Release Date. For the avoidance of doubt, if the remaining Escrow Funds is less than the Minimum Escrow Amount, or would be upon payment of any pending and claimed payment, then no amount shall be released to Sellers or Sellers’ Representative at such date. No later than five (5) Business Days following the [***], Buyer and Sellers’ Representative shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute the then remaining Escrow Funds less the Indemnity Pending Claim Amount as of such date to Sellers’ Representative (for further distribution to Sellers in accordance with their Applicable Percentage of Strata, Glacier Resources and/or the Asset Seller, respectively). The resolution of any dispute that precluded distribution of any portion of the Escrow Funds on the twenty-four (24) month anniversary of the Closing Date shall result in the distribution of the remaining Escrow Funds to Sellers’ Representative (for further distribution to Sellers in accordance with their Applicable Percentage of Strata, Glacier Resources and/or the Asset Seller, respectively) or to any Buyer Indemnified Person, as applicable.
(c)If Sellers or the Asset Seller Owners become obligated (whether through mutual agreement between Buyer or Sellers’ Representative on behalf of Sellers and the Asset Seller Owners as a result of a final non-appealable judicial determination or otherwise finally determined in accordance with the terms hereof or the terms of the Escrow Agreement) to provide indemnification or another payment pursuant to or in accordance with the terms of this Agreement, Buyer and Sellers’ Representative shall, if necessary for release of the Escrow Funds, execute joint written instructions to the Escrow Agent to disburse the appropriate amounts from the Escrow Funds in accordance with the terms of this Agreement and the Escrow Agreement. Nothing in this Section 2.9 shall be construed as limiting claims by a Buyer Indemnified Person for satisfaction of any indemnification or other claims pursuant to Section 10.1 or otherwise, to the amount then held in escrow. Any costs and expenses of the Escrow Agent in connection with the Escrow Agreement shall be borne equally by Buyer, on the one hand, and Sellers (jointly and severally), on the other hand.
2.10Withholding. Notwithstanding any provision hereof to the contrary, Buyer and the Acquired Companies shall be entitled to deduct and withhold from any consideration or other amounts otherwise payable under the terms of this Agreement such amounts as they are permitted to deduct and withhold pursuant to any provision of Law, including those related to or regarding Taxes. Buyer acknowledges and agrees that, provided that the applicable Seller Group Members deliver a duly executed IRS Form W-9 in accordance with Section 2.6(i), no deduction or withholding in respect of U.S. federal Income Taxes is expected to apply to the payment of any amount to the Sellers. To the extent Buyer becomes aware of any obligation to deduct or withhold any amount with respect to any payment to any Seller under this Agreement (other than any such amounts subject to withholding as a result of such Seller’s failure to deliver a duly executed IRS Form W-9 in accordance with Section 2.6(i)), Buyer shall use commercially reasonable efforts to (i) provide reasonable notice to the Sellers’ Representative and such Seller at least five (5) days in advance of any such deduction or withholding, which notice shall state the amounts subject to such deduction or withholding, (ii) provide such Seller with a reasonable opportunity to deliver any forms, documentation or other evidence that would reduce or eliminate such deduction or withholding, and (iii) cooperate with Sellers’ Representative and such Seller to reduce or eliminate any such deduction or withholding. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such deduction and withholding was made. Notwithstanding anything to the contrary herein, the Buyer’s or any Acquired Company’s failure to deduct and withhold from any consideration or other amounts payable under the terms of this Agreement shall not limit or otherwise affect any Buyer Indemnified Person’s rights under Article X.
2.11Allocation. Within ninety (90) Business Days (or such other period as mutually agreed to by Buyer and Sellers’ Representative) after the final determination of the Adjustment Amount pursuant to the provisions of Section 2.8, Buyer shall prepare and deliver to Sellers’ Representative an allocation of the Purchase Price [***], in each case of the foregoing clauses (i) and (ii), in accordance with Code Section 1060 (and any similar or corresponding law for state, local, or non-U.S. Tax purposes) and in accordance with the form attached hereto as Schedule 2.11 (the “Purchase Price Allocation”). Sellers’ Representative shall have thirty (30) days to review and comment on the Purchase Price Allocation. If Sellers’ Representative does not notify Buyer in writing on any objections within thirty (30) days or if Sellers’ Representative and Buyer resolve all such objections, each Party agrees that it will (a) be bound by the Purchase Price Allocation, (b) report for Tax purposes the transactions consummated pursuant to this Agreement in a manner consistent with the Purchase Price Allocation (including without limitation the filing of IRS Form 8594), and (c) not take a position for Tax purposes that is inconsistent with the Purchase Price Allocation on any Tax Return or in any proceeding before any Government except with the prior written consent of Buyer, on the one hand, or Sellers’ Representative on behalf of Sellers, on the other hand, as applicable. If the Sellers’ Representative timely objects in writing to Buyer’s draft Purchase Price Allocation and the Parties are unable to timely resolve Sellers’ Representative’s comments thereto, then each Party may file separate allocations of the Tax Consideration and neither Party shall be bound by the other Party’s allocation of the Tax Consideration. In the event that the Purchase Price Allocation is disputed by any Government in writing, the Party receiving notice of such dispute will promptly notify the other Party, provided that the failure of the Party receiving such notice of dispute to promptly notify the other Party shall not constitute a breach of this provision unless any such other Party is actually prejudiced by such failure.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER GROUP MEMBERS
Each Seller Group Member makes the following representations and warranties to Buyer, solely with respect to himself, herself or itself and not jointly or severally, each of which is true and correct as of the date hereof and the Closing and shall survive Closing as set forth in Section 10.8:
3.1Good Standing; Capacity. Such Seller Group Member that is not a natural person is (a) validly existing and is in good standing under the Laws of such Seller Group Member’s jurisdiction of incorporation or formation or in accordance with the terms of its trust agreement, as applicable, and (b) has all requisite power and authority required to carry on its business as currently conducted and to own and operate its properties and assets. Each Seller Group Member that is a natural person and (i) unmarried, no portion of such Seller Group Member’s assets is subject to the marital community property of any former spouse of such Seller Group Member, or (ii) married, if any part of such Seller Group Member’s assets is subject to the marital community property or other right of the spouse or former spouse of such Seller Group Member, such Seller Group Member’s spouse or former spouse has also executed this Agreement as an Equity Seller, Asset Seller Owner or Beneficial Owner or delivered a spousal consent. No Seller Group Member that is an entity is in material breach or violation of or default under any provision of its Organizational Documents.
3.2Authorization. Such Seller Group Member has all requisite power and authority to enter into this Agreement and each Ancillary Agreement to which it is or will be a party and to consummate the transactions contemplated hereby and thereby, and the execution, delivery and performance by such Seller Group Member of this Agreement and each Ancillary Agreement to which it is or will be a party, and the consummation by such Seller Group Member of the transactions contemplated hereby and thereby, have been duly and validly authorized and no other actions or proceedings on the part of such Seller Group Member are necessary to authorize this Agreement, each Ancillary Agreement to which such Seller Group Member is or will be a party and the transactions contemplated hereby and thereby.
3.3Execution. Such Seller Group Member has duly and validly executed and delivered this Agreement and each Ancillary Agreement to which such Seller Group Member is or will be a party. Assuming due authorization (with respect to all parties requiring such authorization), execution and delivery of this Agreement and each Ancillary Agreement to which such Seller Group Member is or will be a party by the other applicable parties hereto and thereto, this Agreement constitutes a legal, valid and binding obligation of such Seller Group Member and each Ancillary Agreement to which such Seller Group Member is or will be a party constitutes a legal, valid and binding obligation of such Seller Group Member in each case, enforceable against such Seller Group Member in accordance with its terms, except as such enforceability may be limited by applicable Enforceability Exceptions.
3.4Consents and Approvals.
(a)Except as set forth on Schedule 3.4(a), no consent, authorization or approval of, or filing or registration with, any Government or any other Person is necessary in connection with the execution, delivery or performance by such Seller Group Member of this Agreement, any Ancillary Agreement to which such Seller Group Member is or will be a party or the consummation by such Seller Group Member of the transactions contemplated hereby or thereby.
(b)The execution, delivery and performance by such Seller Group Member of this Agreement and each Ancillary Agreement to which such Seller Group Member is or will be a party, and the consummation by such Seller Group Member of the transactions contemplated hereby and thereby, (i) have been duly authorized, approved and ratified by all necessary action on the part of such Seller Group Member (if an entity), and (ii) do not and will not (x) violate in any material respect any Law applicable to or binding on such Seller Group Member or any of his, her or its assets, including the Landmark Assets, the Strata Shares and Glacier Interests, or (y) result in the imposition or creation of any Lien upon or with respect to any of the Strata Shares or the Glacier Interests (other than Liens arising pursuant to applicable securities Laws) or the Landmark Assets (other than Permitted Liens).
(c)No Seller Group Member is a party to, subject to or bound by (or by which any of its properties or assets may be bound) any Contract or Order which does or would (i) conflict with or be breached or violated or the rights or obligations thereunder accelerated, increased or modified (whether or not with notice or lapse of time, or both) or give rise to any payment obligation or loss of a benefit, or a right of termination, cancellation, or modification, by the execution, delivery or performance by such Seller Group Member of this Agreement, except for those which would not reasonably be expected to be material to the Business (taken as a whole) or would not materially adversely affect the Strata Shares, Glacier Interests or Landmark Assets, or (ii) prevent the carrying out of the transactions contemplated hereby or thereby or pursuant to any Ancillary Agreement to which such Seller Group Member is or will be a party.
3.5Ownership of Sellers. As of the date of this Agreement, (a) each such Strata Equity Seller is and will be the record and beneficial owner and holder of the number and class of Strata Shares as set forth opposite such Strata Equity Seller’s name on Schedule 3.5(a), free and clear of any and all Liens (other than Liens arising pursuant to applicable securities Laws), which reflect all of the issued and outstanding Equity Interests of Strata, (b)(i) each such Glacier Equity Seller is the record and beneficial owner and holder of the number and class of Glacier Interests as set forth opposite such Glacier Equity Seller’s name on Schedule 3.5(b), free and clear of any and all Liens (other than Liens arising pursuant to applicable securities Laws and Permitted Liens), which reflect all of the issued and outstanding Equity Interests of Glacier as of the date hereof, and (ii) as of the Closing following the Pre-Closing Restructuring, Glacier Holdco will be the record and beneficial owner and holder of 100% of the Glacier Interests, free and clear of any and all Liens (other than Liens arising pursuant to applicable securities Laws), which will reflect all of the issued and outstanding Equity Interests of Glacier at Closing, (c)

Strata is and will be the record and beneficial owner and holder of 100% of the issued and outstanding Equity Interests of Northern Sand, free and clear of any and all Liens (other than Liens arising pursuant to applicable securities Laws and Permitted Liens) and (d) each such Asset Seller Owner is and will be the record and beneficial owner and holder of the number and class of Equity Interests of Asset Seller as set forth opposite such Asset Seller Owner’s name on Schedule 3.5(d), free and clear of any and all Liens (other than Liens arising pursuant to applicable securities Laws), which reflect all of the issued and outstanding Equity Interests of Asset Seller Owner. Except as set forth opposite such Equity Seller’s or Asset Seller Owner’s name on Schedule 3.5 or as set forth opposite an Acquired Company’s or Asset Seller’s name on Schedule 4.3, no Equity Seller or Asset Seller Owner or other Person holds (beneficially or of record) any Equity Interests (or rights to acquire Equity Interests or) of any Acquired Company or Asset Seller. Except as set forth on Schedule 3.5, there are no outstanding contractual obligations (i) of such Equity Seller that relate to the sale, transfer, or disposition of any Equity Interests of any Acquired Company, including with respect to the Strata Shares and the Glacier Interests or (ii) of such Asset Seller Owner that relate to the sale, transfer, or disposition of any Equity Interests of Asset Seller. There is no Action pending or, to Sellers’ Knowledge, threatened in writing, by or against such Equity Seller, with respect to this Agreement or any Ancillary Agreement to which such Equity Seller or Asset Seller Owner is or will be a party, or in connection with the transactions contemplated hereby or thereby.
3.6Litigation. There is no Action pending or, to Sellers’ Knowledge, threatened against such Seller Group Member or any of its respective Affiliates challenging, enjoining, or preventing this Agreement or the consummation of the transactions contemplated hereby.
3.7Brokers. Except as set forth on Schedule 3.7, no agent, broker, finder, investment banker, financial advisor or other Person retained or engaged by any such Seller Group Member is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in respect of any of the transactions contemplated by this Agreement.
3.8No Other Representations or Warranties. Notwithstanding the delivery or disclosure to Buyer or its officers, directors, managers, equityholders, employees, agents or representatives of any documentation or other information (including any financial projections or other supplemental data), except for the representations and warranties made by such Seller Group Member in this Article III, such Seller Group Member expressly disclaims any representation or warranty of any kind or nature, whether written or oral, express or implied regarding such Seller Group Member. The representations and warranties of such Seller Group Member contained in this Article III are the only representations and warranties made by such Seller Group Member with respect to him, her or itself in connection with the transactions contemplated by this Agreement. This disclaimer shall not apply in the case of Fraud.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED ENTITIES AND ASSET SELLER
Each Seller Group Member makes the following representations and warranties to Buyer each of which is true and correct as of the date hereof and the Closing and shall survive the Closing as set forth in Section 10.8; provided, however, (i) any representation or warranty with respect to Asset Seller or the Landmark Assets are deemed to be made solely by Asset Seller and Asset Seller Owners, on a joint and several basis, (ii) any representation or warranty with respect to Strata and its Subsidiaries is deemed to be made severally, and not jointly and severally, by each Strata Equity Seller, and (iii) any representation or warranty with respect to Glacier Resources and its Subsidiaries is deemed to be made severally, and not jointly and severally, by each by Glacier Equity Seller.
4.1Organization, Qualification and Power.
(a)Each Acquired Entity and Asset Seller is duly organized, validly existing, and in good standing under the laws of the of its jurisdiction of formation as set forth on Schedule 4.1(a). Each Acquired Company has made available to Buyer true, complete and correct copies of its Organizational Documents. No Acquired Company or Asset Seller is or

has been in breach or violation of or default under any provision of its Organizational Documents, except, with respect to any prior breach, violation or default, any such breach, violation or default which would not prevent, materially adversely affect, or materially delay the consummation of the transactions contemplated hereby.
(b)Each Acquired Entity and Asset Seller has all requisite (corporate or other) power and authority to own, lease and use its assets and properties and to conduct the Business as presently conducted, and holds all material authorizations, licenses and permits necessary and required therefor and all such authorizations, franchises, licenses and permits are valid and subsisting. Each Acquired Entity and Asset Seller is duly licensed and qualified to do business and is in good standing in the state(s), countries or other jurisdictions where it conducts the Business and which are listed on Schedule 4.1(b). No Acquired Entity or Asset Seller is required to be registered, licensed or qualified to do business in any other jurisdiction in order to conduct its business.
4.2Subsidiaries. Except as set forth in Schedule 4.2, no Acquired Entity has any Subsidiaries, and no Acquired Entity, directly or indirectly, owns or has the right or the obligation to acquire and has not, directly or indirectly, owned or had the right or the obligation to acquire any Equity Interests or similar interest in, or any interest convertible or exchangeable or exercisable for, any Equity Interest or similar interest in, any Person.
4.3Capitalization and Ownership.
(a)Schedule 4.3(a)(i) sets forth a true, correct and complete listing of (i) the number of issued and outstanding Equity Interests of each Acquired Entity (“Seller Securities”) and (ii) the record and beneficial owner of all such Seller Securities as of the date hereof. All the Seller Securities are validly issued, fully paid, and non-assessable. The Seller Securities are free and clear of all Liens (other than Liens arising pursuant to applicable securities Laws). As of the date hereof, the Seller Securities constitute the only issued and outstanding Equity Interests of the Acquired Entities. There are no outstanding rights, options, phantom equity, warrants, convertible securities, subscription rights, conversion rights, exchange rights, or other agreements that require any Acquired Entity to directly or indirectly issue or sell any of its Equity Interests or to redeem or otherwise acquire any of its outstanding Equity Interests. Except as set forth on Schedule 4.3(a)(ii), there are no stockholder agreements, buy-sell agreements, voting trust or other agreements or understandings to which any Acquired Entity is a party or to which it is bound relating to any Equity Interests of any Acquired Entity, except to the extent the same may be contained in the Organizational Documents (which are properly waived in accordance with the terms of such Organizational Documents). The transactions contemplated by this Agreement are not subject to any preemptive rights.
(b)The affirmative vote of (i) the holders of a majority of the Equity Interests of Strata, (ii) the holders of a majority of the Equity Interests of Glacier Resources, and (iii) all of the members of Asset Seller, are the only votes of the holders of the Equity Interests of the Acquired Companies and Asset Seller necessary in connection with the consummation of the transactions contemplated by this Agreement and all such approvals have been obtained prior the date hereof.
4.4Indebtedness; Liens. Except as set forth on Schedule 4.4, no Acquired Entity or Asset Seller has any Indebtedness and there is no Lien (other than Permitted Liens) burdening any of the assets of the Acquired Entities or any Landmark Assets.
4.5Authorization; Enforceability; Noncontravention.
(a)Each Acquired Company and Asset Seller has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby and thereby, and the execution, delivery and performance by such Acquired Company and Asset Seller of this Agreement, and the consummation by such Acquired Company and Asset Seller of the transactions contemplated hereby, have been duly and validly authorized and no other actions or proceedings on the part of each Acquired Company and Asset Seller are necessary to authorize this Agreement and the transactions contemplated hereby.
(b)Each Acquired Company and Asset Seller has duly and validly executed and delivered this Agreement and each Acquired Company and Asset Seller has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) each Ancillary Agreement to which such Acquired Company or Asset Seller, as applicable, is a party. Assuming due authorization (with respect to all parties requiring such authorization), execution and delivery of this Agreement and each Ancillary Agreement to which any Acquired Company or Asset Seller is or will be a party by the other applicable parties hereto and thereto, this Agreement constitutes a legal, valid and binding obligation of each Acquired Company and Asset Seller, and each Ancillary Agreement to which any Acquired Company or Asset Seller is or will be a party constitutes (or, upon execution and delivery by each such Acquired Company or Asset Seller, as applicable) a legal, valid and binding obligation of such Acquired Company or Asset Seller, enforceable against such Acquired Company or Asset Seller in accordance with its terms, except as such enforceability may be limited by applicable Enforceability Exceptions.
(c)No Acquired Company or Asset Seller is a party to, subject to or bound by any Contract, Law or Order that would (i) conflict with or be breached or violated or the obligations thereunder accelerated, increased, extinguished or terminated (whether or not with notice or lapse of time or both) by the execution, delivery or performance by any Acquired Company or Asset Seller of this Agreement or any Ancillary Agreements, except for those which would not reasonably be expected to be material to the Business, taken as a whole, or would materially adversely affect or materially delay the consummation of the transactions contemplated hereby, or (ii) prevent the carrying out of the transactions contemplated hereby or thereby. Except as set forth on Schedule 4.5(c), no material permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any Government or third party is required in connection with the execution, delivery or performance of this Agreement or any Ancillary Agreements by any Acquired Company or Asset Seller, or the consummation by any Acquired Company or Asset Seller of the transactions contemplated hereby or thereby. None of the execution and delivery of this Agreement or the Ancillary Agreements by any Acquired Company or Asset Seller, the performance by any Acquired Company or Asset Seller of its respective obligations hereunder or thereunder, or the consummation by any Acquired Company or Asset Seller of the transactions contemplated hereby or thereby will (A) violate, conflict with or result in any breach of any provision of the Organizational Documents of such Acquired Company or Asset Seller or (B) result in the creation of any Liens (other than Permitted Liens) against any Acquired Company (or its assets) or the Landmark Assets.
4.6Financial Statements.
(a)Attached as Schedule 4.6(a) are (i) (A) the audited balance sheets of Strata as of November 30, 2021, November 30, 2022 and November 30, 2023 and the related statements of income, shareholder’s equity and cash flows for each twelve (12) month period(s) then ended (collectively, the “Annual Financial Statements”), and (ii) the unaudited balance sheet of Strata as of September 30, 2024 (the balance sheet as of September 30, 2024 being the “Interim Balance Sheet”) and the related consolidated statement of income for the interim period ended on the date of the Interim Balance Sheet (the “Interim Financial Statements” and collectively with the Annual Financial Statements, the “Financial Statements”).
(b)The Financial Statements were derived from the books and records of Strata and (i) are true, complete and correct, (ii) present fairly, in all material respects, the financial position and results of operations and cash flows of Strata as of the dates and for the periods indicated and (ii) have been prepared in accordance with GAAP applied on a consistent basis, except as set out in the footnotes thereof (if any), and subject in the case of the Interim Financial Statements to normal year-end adjustments and the absence of footnotes.
4.7No Undisclosed Liabilities. No Acquired Entity or Asset Seller has any material Liability whatsoever, whether known or unknown, accrued, absolute, contingent, unliquidated or otherwise, other than:
(a)to the extent and for the amount reflected or reserved against as a Liability on the Interim Balance Sheet;
(b)Liabilities or obligations incurred in the Ordinary Course of Business since the date of the Interim Balance Sheet (and that are not set forth in or not required to be set forth in a Schedule hereto, that are not material in amount, and none of which results from or arises out of any material breach of a Contract, breach of warranty, tort, infringement or violation of Law);
(c)obligations for performance under Contracts entered into in the Ordinary Course of Business, none of which results from or arises out of any material breach of a Contract, breach of warranty, tort, infringement, or violation of Law; and
(d)the other obligations and Liabilities specifically disclosed on Schedule 4.7.
4.8Acquired Entities and Asset Seller.
(a)True, correct and complete copies of the books of account, minute books, bank accounts, and other corporate records of Strata have been made available to Buyer, and such books and records have been maintained in accordance with good business practices in all material respects. Glacier Resources and Asset Seller do not maintain books of account, minute books or similar corporate records. The minute books of the Strata contain accurate and complete records of all material meetings held, and corporate action taken by, the shareholders, members, the boards of directors or other governing body, and committees of the board of directors or other governing body of Strata, and no material meeting of any such shareholders, members, board of directors or other governing bodies, or committee has been held for which minutes have not been prepared and are not contained in such minute books.
(b)None of the directors, managers, officers, shareholders, agents or employees of any Acquired Entity, Asset Seller or any of its respective Affiliates acting with, on behalf of, or for the benefit of, any Acquired Entity or Asset Seller, has established, maintained or created any fund, asset or Liability that has not been recorded in the books and records of any Acquired Entity or Asset Seller made available to Buyer.
(c)Strata has established proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of Strata and to maintain accountability for Strata’s assets; (iii) access to Strata’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of Strata’s assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory (including the Inventory) are recorded accurately, and proper and adequate procedures are implemented to affect the collection thereof on a current and timely basis, in each case, except as would not reasonably be expected to be material to the Business.
4.9Taxes. Except as set forth on Schedule 4.9:
(a)Each Acquired Entity and Asset Seller has filed, or caused to be filed, on a timely basis (taking into account all applicable extensions) all Tax Returns required to be filed, and such Tax Returns are true, correct and complete in all material respects. Without limiting the foregoing, none of the Tax Returns contains any position that is, or would be, subject to penalties under Section 6662 of the Code (or any corresponding provisions of state, local or non-U.S. Law). None of the Acquired Companies or Asset Seller has entered into any “listed transactions” as defined in Section 1.6011-4(b)(2) of the Treasury Regulations.
(b)All Taxes due and owing by any Acquired Entity or Asset Seller, whether or not reflected on any Tax Return, have been timely and fully paid.
(c)There are no Liens for Taxes (other than Permitted Liens) (i) on the assets of the Acquired Entities, or (ii) with respect to the Business or the Landmark Assets.
(d)No Tax audits or administrative or judicial Tax proceedings are pending or, to Sellers’ Knowledge, threatened, or are being conducted with respect to the Acquired Entities or Asset Seller.
(e)None of the Acquired Entities or Asset Seller has waived any statutes of limitation in respect of Taxes, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.
(f)Each Acquired Entity and Asset Seller has complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471 and 3402 of the Code or similar provisions of state, local or non-U.S. Law) and has duly and timely withheld and has paid over to the appropriate Government all amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.
(g)None of the Acquired Entities or Asset Seller is party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement or arrangement.
(h)None of the Landmark Assets is an interest in any joint venture, partnership or other arrangement or Contract that could be treated as a fiscally transparent entity for Income Tax purposes. No Acquired Company is a party or a partner in any joint venture, partnership or other arrangement or Contract that could be treated as a fiscally transparent entity for Income Tax purposes.
(i)No claim has ever been made by a Government in a jurisdiction where any Acquired Entity or Asset Seller does not file a particular type of Tax Return that an Acquired Entity or Asset Seller is or may be subject to Tax by that jurisdiction that would be covered by such Tax Return.
(j)To Sellers’ Knowledge, none of the Acquired Entities or Asset Seller has received from any Government (including jurisdictions where such Acquired Entity or Asset Seller has not filed a Tax Return) any (i) notice indicating an intent to open an audit or other review; (ii) request for information related to any Tax matter; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Government against the Acquired Entities or Asset Seller.
(k)No power of attorney with respect to any Taxes has been executed or filed with any Government by or on behalf of the Acquired Entities or Asset Seller.
(l)None of the Acquired Entities (or Buyer, solely in respect of its ownership of the Strata Shares, the Glacier Interests or the Landmark Assets) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Period as a result of any: (i) prepaid amount or advanced payment received, or deferred revenue accrued, on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) change in accounting method or use of an improper accounting method, in each case, on or prior to the Closing Date; or (v) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or non-U.S. Law).
(m)None of the Acquired Entities or Asset Seller is or ever has been a member of an “affiliated group” within the meaning of Section 1504 of the Code (or any similar provision of state, local, or foreign Law), and (ii) has any current or potential Liability for the Taxes of any Person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, foreign Law), as a transferee or successor, by contract or otherwise.
(n)None of the Acquired Entities or Asset Seller has claimed any employee retention Tax credits pursuant to any provision of the U.S. Coronavirus Aid, Relief and Economic Security Act of 2020 (Public Law 116-136), or any similar provision of applicable Law.
(o)(i) Since the date of its formation through the day prior to the Contribution, Glacier Resources was a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code (and any corresponding or similar provision of state, local or non-U.S. Law); (ii) Glacier Resources does not have any “net unrealized built-in gains” within the meaning of Section 1374(d) of the Code, own any assets acquired from a C corporation that are subject to Section 1374(d)(8) of the Code or has any liability for federal Income Taxes (including any Tax imposed under Section 1374 or 1375 of the Code); (iii) from and after the date of the LLC Conversion, Glacier Resources has been classified as an entity disregarded as separate from its owner for U.S. federal Income Tax purposes pursuant to Treasury Regulation Sections 301.7701-2(c)(2)(i) and 301.7701-3(b)(1)(ii); (iv) since the date of its formation, Asset Seller has been classified as a tax partnership for U.S. federal (and applicable state and local) Income Tax purposes; and (v) since their respective dates of formation, Strata and Northern Sand have each been classified as a C corporation within the meaning of Section 1361(a)(2) of the Code.
(p)Strata has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute a “disqualified distribution” (within the meaning of Section 355(d) of the Code) or a part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
(q)Each Acquired Entity and Asset Seller is in compliance with all applicable transfer pricing Laws (including Section 482 of the Code and its corresponding Treasury Regulations and any similar provision of state, local or non-U.S. Law), including the maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of each of the Acquired Entities and Asset Seller.
(r)No Acquired Company owns, or has ever owned, any shares of a “controlled foreign corporation” (as defined in Section 957 of the Code), or a “passive foreign investment company” (as defined in Section 1297 of the Code) nor has any Acquired Company held any Cash in any of the forgoing.
(s)Each of the Acquired Companies and Asset Seller has collected and remitted all applicable sales, use, value added and similar Taxes with respect to sales made or services provided to such Parties’ customers, and for all sales or services that are exempt from sales, use, value added and similar Taxes and that were made without charging or remitting such Taxes, timely collected and properly maintained all resale certificates and other documentation required for any exemption from the collection of any applicable sales, use, value added, or similar Taxes. None of the Acquired Companies or Asset Seller has ever (i) had a permanent establishment in any country other than the country under the Law of which it is organized, as defined in any applicable treaty or convention between such country and the jurisdiction of the entity’s incorporation or formation or (ii) engaged in activities in any jurisdiction other than the jurisdiction under the Law of which it is organized that would subject it to Tax by such jurisdiction.
(t)None of the Acquired Companies or Asset Seller is currently the beneficiary of any extension of time within which to file any Tax Return (other than as a result of any automatic extension of time to file a Tax Return properly obtained).
4.10Assets and Property.
(a)Each Acquired Entity has good and valid title to, or a valid leasehold interest in, all of the assets reflected as being owned by such Acquired Entity on the Interim Balance Sheet and all other assets owned or used by such Acquired Entity, free and clear of all Liens, other than Permitted Liens, and there exists no restriction on the transfer of such assets. Asset Seller has good and valid title to, or a valid leasehold interest in, all of the Landmark Assets, free and clear of all Liens, other than Permitted Liens, and there exists no restriction on the transfer of such assets. Except as set forth on Schedule 4.10(a), the assets of the Acquired Entities and the Landmark Assets constitute all property (of any type, whether tangible or intangible) and property rights now used in or otherwise necessary for the conduct of the Business in the manner and to the extent presently conducted.
(b)There exists no condition, restriction or reservation affecting the title to or utility of the assets of any Acquired Entity or the Landmark Assets which would prevent Buyer from utilizing the assets of the Acquired Entities or the Landmark Assets, or any part thereof, to the same full extent that any Acquired Entity or Asset Seller might continue to do so if the sale and transfer contemplated hereby did not take place.
(c)Except as set forth on Schedule 4.10(c), all of the material tangible assets of the Acquired Entities and all of the material assets included in the Landmark Assets have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear and, in each case, except for routine maintenance, repairs and replacements needed in the Ordinary Course of Business) and are suitable for the purposes for which they are presently used, in each case, in all material respects. None of the material assets of the Acquired Entities or included in the Landmark Assets is in the possession of others and no Acquired Entity or Asset Seller holds any property on consignment. None of the material tangible assets of any Acquired Entity or assets included in the Landmark Assets is in need of maintenance, repairs or replacement, except for ordinary, routine maintenance and repairs that are not material in nature or cost. The property and assets of the Acquired Entities and the property and assets included in the Landmark Assets (tangible and intangible) are sufficient for the continuing operation of the Business after the Closing in the same manner as conducted prior to the Closing.
(d)Schedule 4.10(d), contains a complete list of the real property (including for each parcel the name of the owner, the address or other identifying coordinates, and the tax parcel number) owned by Strata, Glacier Resources and Asset Seller (individually, as set forth on, or as required to be set forth on, Schedule 4.10(d), an “Owned Real Property” and collectively, the “Owned Real Properties”). No Acquired Entity, other than Strata and Glacier Resources owns any real property.
(e)Schedule 4.10(e)(i) contains a complete and accurate list of all real property currently leased, subleased, licensed or occupied by Strata, Glacier Resources or Asset Seller and utilized in the conduct of the Business (individually, a “Leased Real Property” and collectively, the “Leased Real Properties”) including the municipal address or other identifying coordinates of the Leased Real Property and a description of such lease, sublease, license, aggregate agreement or other right of occupancy or use (written or oral)

with respect thereto (including amendments, modifications, supplements, extensions, renewals, guaranties, letters of credit, ground or underlying leases and non-disturbance agreements and including with respect to rights to sand, gravel, aggregate, rock, stone and other substances located on, in or under the Leased Real Property) (individually, a “Real Property Lease” and collectively, the “Real Property Leases”), together with the date and term of the applicable Real Property Lease and names of the parties thereto. No Acquired Entity, other than Strata and Glacier Resources leases any real property. True, complete and correct copies of all the Real Property Leases have been delivered or made available to Buyer prior to the date hereof. There are no Real Property Leases entered into by Asset Seller (with respect to the Business), except as set forth on Schedule 4.10(e)(ii). None of Strata, Glacier Resources, Northern Sand or Asset Seller owns, holds, operates, leases or uses any real property other than the Leased Real Property and Owned Real Property (collectively, the “Real Property”). Except as listed in Schedule 4.10(e)(iii), none of the Acquired Entities or Asset Seller has an office or other place of business other than the Real Property. Strata, Glacier Resources and Asset Seller hold a valid leasehold interest in each Leased Real Property, free and clear of all Liens (other than Permitted Liens), are in actual possession and occupation of the Real Property (unless such Real Property has been leased, subleased or licensed to another Person as set forth on Schedule 4.10(e)(iv)), and each Real Property Lease is in full force and effect and is fully enforceable against Strata, Glacier Resources, or Asset Seller, as applicable, and, to Seller’s Knowledge, against any other Person(s) that is a party thereto in accordance with its terms. None of Strata, Glacier Resources or Asset Seller nor, to Sellers’ Knowledge, another Person, is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Real Property Lease to which it is a party or bound, and no event has occurred that (with or without the giving of notice or lapse of time, or both) would constitute such a default by Strata or Asset Seller or another Person thereunder. Except as set forth on Schedule 4.10(e)(v), none of Strata, Glacier Resources or Asset Seller has assigned, transferred or conveyed any interest in any Real Property Lease. All rents, royalties and other amounts due in respect of the Real Property Leases have been paid. Except as set forth on Schedule 4.10(e)(vi), neither the Real Property nor any part thereof has been expropriated or condemned, nor has Strata, Glacier Resources or Asset Seller received any written notice of any proposed expropriation or condemnation. None of Strata, Glacier Resources or Asset Seller has provided or received any notice of uncured material default or any intention to terminate any Real Property Lease. The present use and operation of the Real Property conforms to the permitted use under each of the Real Property Leases (with respect to the Leased Real Property) and for the purposes of all applicable planning, zoning and other land use Laws and, to Sellers’ Knowledge, is not subject to a variance. No finders’ or brokerage fees or commissions are due or owing by any of Strata, Glacier Resources or Asset Seller with respect to any of the Real Property. No equityholder, director, manager, officer or employee of Strata, Glacier Resources or Asset Seller, nor any Affiliate thereof, owns, directly or indirectly, in whole or in part, any of the Leased Real Property.
(f)Except as set forth on Schedule 4.10(f)(i), (i) there is no pending or, to Sellers’ Knowledge, threatened, Action of any type relating to the Real Property or other matters adversely affecting the current use or occupancy of the Real Property, (ii) neither the current use of the Real Property nor the operations of the Business violates any instrument of record, any agreement of any Acquired Entity or Asset Seller (with respect to the Business) or, to Sellers’ Knowledge, any other agreement affecting the Real Property, (iii) to Sellers’ Knowledge, all water, gas, electrical, telecommunication, sanitary and storm sewage lines and other utilities and systems serving the Real Property are sufficient (including, without limitation, as to capacity) to enable the continued operation of the Real Property as currently operated, and (iv) to Seller’s Knowledge, all Real Property is in good repair and condition and is substantially fit for the purpose for which it is presently used. All Real Property has legal access to public roads, except as set forth on Schedule 4.10(f)(ii).
(g)Strata, Glacier Resources or Asset Seller holds fee simple title to each parcel of Owned Real Property subject to no Liens other than Permitted Liens. To Sellers’ Knowledge, all easements, cross easements, licenses, air rights, and rights-of-way, or other similar property interests necessary for the utilization of the Real Property in their current uses have been obtained and are in full force and effect without default thereunder and no condition or circumstance exists which, with the passage of time or the giving of notice, or both, would constitute a material default. Strata, Glacier Resources and Asset Seller have made available to Buyer all surveys, environmental studies and engineering studies relating to the Real Property that are in the possession or control of Strata, Glacier Resources or Asset Seller. With respect to the Real Property, to the extent Strata, Glacier Resources or Asset Seller has any transferable water rights, including surface, groundwater, and storage rights, ditches and ditch rights, such rights are adequate to serve the Real Property (and will continue to be in effect after the Closing) so as to allow normal, unimpeded and continued operations of the Business. To Sellers’ Knowledge, there is no existing or intended use of any real property adjacent to the Real Property that would adversely affect the continued operation of the Business. Strata, Glacier Resources and Asset Seller have delivered to Buyer all books, notices, documents, and agreements, and surveys or environmental, soil, hydrological, geological, engineering, or reserve reports that pertain to or affect the assets of such Acquired Entity or the Landmark Assets pertaining to the Landmark Assets that are in the possession of or subject to the reasonable control of Strata, Glacier Resources or Asset Seller.
4.11Accounts Receivable; Inventories.
(a)Set forth on Schedule 4.11(a) is a full and accurate list of all the accounts receivable of the Strata as of September 28, 2024. Neither Asset Seller nor any Acquired Entity, other than Strata, has and at no time between the date hereof and the Closing Date will have, any accounts receivable. The accounts receivable set forth on (or that should be set forth on) Schedule 4.11(a) and any accounts receivable of Strata arising between such date and the Closing (collectively, the “Accounts Receivable”) represent valid obligations arising from sales actually made and services actually provided in the Ordinary Course of Business. The Accounts Receivable are not subject to any valid counterclaim, set-off, defense, security interest, claim, or Lien, and Strata has not received any notice of any asserted counterclaim, claim or other Lien (other than Permitted Liens). Except to the extent of any reserve therefor on the Financial Statements or to the extent paid prior to Closing, the Accounts Receivable are current and to Sellers’ Knowledge, collectible. No agreement for deduction, free goods or services, discount or other deferred price or quantity adjustment has been made with respect to any Accounts Receivable.
(b)Neither Asset Seller nor any Acquired Entity, other than Strata, owns or holds any inventory (including finished goods, raw materials, components, work-in-progress and similar items). All Inventory at any location is valued on the Financial Statements in accordance with GAAP. Except as set forth on Schedule 4.11(b), all Inventory (i) consists of a quantity and quality usable and salable in the Ordinary Course of Business, (ii) are not physically damaged, defective, previously used, obsolete or discontinued in any material respect, (iii) are not in excess and held in quantities reasonable for the Business, (iv) are merchantable and fit for its intended use, (v) are in compliance in all material respects with all applicable Law, and (vi) are in conformity in all material respects with all applicable product registrations and specifications.
4.12Contracts and Commitments.
(a)Set forth on Schedule 4.12(a) (each Contract set forth on Schedule 4.12(a) and each Contract that is required to be listed on Schedule 4.12(a) but not so listed, together the “Material Contracts”) is each Contract which any Acquired Entity or Asset Seller is a party to or otherwise currently obligated under with respect to the following:
(i)any executory Contract providing for the sale of products or the provision of services with any Material Customer or in excess of (x) $250,000, with respect to construction and ready mix concrete Contracts, and (y) $100,000, with respect to aggregates Contracts, in any such case, by any Acquired Entity or Asset Seller to any other Person;

(ii)any single Contract with any Material Supplier or providing for an expenditure by any Acquired Entity or Asset Seller in excess of $200,000;
(iii)any executory Contract, bid or offer to sell products or to provide services to third parties which contains terms or conditions which any Acquired Entity or Asset Seller cannot reasonably be expected to satisfy or fulfill in whole or in part;
(iv)any Contract providing for an expenditure by any Acquired Entity or Asset Seller for the purchase, lease, sublease, disposal, surrender or sale of real property;
(v)any Contract pursuant to which any Acquired Entity or Asset Seller is the lessee or sublessee of, or holds or operates, any personal property owned or leased by any other Person (other than leases of personal property leased in the Ordinary Course of Business with annual lease payments no greater than $50,000);
(vi)any Contract pursuant to which any Acquired Entity or Asset Seller is the lessor, sublessor, lessee, or sublessee of, or permits any third party to operate, any real or personal property owned or leased by any other officer, director, employee or other equityholder of any Acquired Entity or Asset Seller;
(vii)any revocable or irrevocable power of attorney granted to any Person;
(viii)(x) any loan agreement, indenture, promissory note, conditional sales agreement, mortgage, security agreement, pledge, letter of credit arrangement, guarantee, endorsement, or other similar type of agreement, and in any event, including each Contract evidencing or relating to Indebtedness or (y) any payment, bid, warranty, surety, performance or other bonds (collectively, “Credit Enhancements”);
(ix)any Contract which involves (x) a sharing of profits with, or payment of royalties or other amounts based on the mining, removal, sale or other disposition of sand, gravel, aggregate, rock, stone or other substances to, a third party (other than direct payments for goods or services), or (y) any teaming agreements, joint venture, partnership or similar Contract;
(x)any sales agency, sales representation, consultant, distributorship or franchise Contract;
(xi)any Contract which requires the consent of the other party thereto or may be terminated as a result of, the sale or change of control of any Acquired Entity or Asset Seller or a substantial portion of its assets;
(xii)any Contract prohibiting competition by any Acquired Entity or Asset Seller, prohibiting any Acquired Entity or Asset Seller from freely engaging in any business anywhere in the world;
(xiii)any Contract not made in the Ordinary Course of Business;
(xiv)any Contract pursuant to which any Acquired Entity or Asset Seller has entered into or has agreed to enter into letters of credit or any hedging or similar transactions;
(xv)other than this Agreement, any Contract pursuant to which any Acquired Entity or Asset Seller has acquired or disposed, or has agreed to acquire or dispose, of any Equity Interests or any material business, product line, or material portion of its assets;
(xvi)any Government Contracts;

(xvii)any Contracts with any employee leasing or staffing company pursuant to which such employee leasing or staffing company’s employees provide services to any Acquired Entity or Asset Seller;
(xviii)any collective bargaining agreement or other Contract of any kind with a Union;
(xix)any Contract with an employee or other service provider that provides for annual base salary in excess of $100,000;
(xx)any Contract relating to Intellectual Property (excluding off the shelf software licensed on generally available commercial terms for a total cost to any Acquired Entity or Asset Seller, including any maintenance and support costs, of less than $100,000 paid to any vendor of such software), including without limitation any agreement by which any Acquired Entity or Asset Seller (A) granted any Person a license, sublicense or right to use any Seller Intellectual Property or any Intellectual Property owned by another Person or is licensed or granted rights to use any Intellectual Property owned by another Person, (B) was assigned any right or interest in any Intellectual Property, (C) settled any dispute or released or was released from any claim pertaining to any Intellectual Property, or granted or was the beneficiary of a covenant not to sue or other restrictive covenant or agreement with respect to Intellectual Property, or (D) developed or procured the development of any Intellectual Property; and
(xxi)any Contract authorizing or granting to any Acquired Entity or Asset Seller the right to mine or remove sand, gravel, aggregate, stone, rock or other substances from, on or beneath the surface of any property.
(b)Neither Asset Seller, nor any Acquired Entity, other than Strata, purchase any products or services or and neither Asset Seller nor any Acquired Entity has any standard form purchase order.
(c)No Acquired Entity or Asset Seller has received any written notice, and, to Sellers’ Knowledge, no Person has received oral notice, of any intention to terminate, repudiate or disclaim any Material Contract to which any Acquired Entity or Asset Seller is a party.
(d)Attached as Schedule 4.12(d) is a list of each Material Contract of each Acquired Entity or Asset Seller that has expired by its terms but under which the parties to the Material Contract continue to operate in accordance with its terms.
(e)The Acquired Entities and Asset Seller have made available to Buyer a true, complete and accurate copy of each written Material Contract and a true, complete and accurate description of each oral Material Contract.
4.13Validity of Material Contracts. Each Material Contract is a valid, binding and enforceable obligation of the Acquired Entity party thereto and, to Sellers’ Knowledge, the other parties thereto, in accordance with its terms and conditions, subject to applicable Enforceability Exceptions. No Acquired Entity or Asset Seller or, to Sellers’ Knowledge, any other party to a Material Contract to which any Acquired Entity or Asset Seller is a party, is in default under or in breach or violation of such Contract, and there are no disputes with regard to any such Contract, except in each case as would not reasonably be expected to be material to the Business. No event has occurred which, with the passage of time or the giving of notice, or both, would constitute, and neither the execution of this Agreement nor the Closing hereunder do or will constitute or result in, a default under or a violation of any Material Contract by any Acquired Entity or Asset Seller or any other party to such Contract, or would cause the acceleration of any obligation of any Acquired Entity or Asset Seller or any other party thereto or the creation of a Lien (other than a Permitted Lien) upon any assets of any Acquired Entity or upon the Landmark Assets, or would require any consent thereunder, except in each case as would not reasonably be expected to be material to the Business.
4.14Intellectual Property.

(a)Schedule 4.14(a) contains a true, complete and accurate list of each of the following items of Seller Intellectual Property: (i) registrations and pending applications to register trademarks, service marks, logos, trade dress and other indicia of origin (“Trademarks”), (ii) other material Trademarks used in the Business, (iii) patents, pending patent applications, industrial design registrations and pending applications therefor, (iv) copyright registrations and pending applications therefor, (v) domain name registrations, (vi) social media accounts, (vii) Software and (viii) other material unregistered Intellectual Property. Schedule 4.14(a) accurately identifies Asset Seller or any Acquired Entity that as an owner of each item required to be listed on Schedule 4.14(a).
(b)Except as described on Schedule 4.14(b)(i), the Acquired Entities and Asset Seller have good, valid and legal title to, and are the sole and exclusive owners of all right, title and interest in and to, the Seller Intellectual Property, free and clear of all Liens (other than Permitted Liens). The Acquired Entities and Asset Seller have the right to use and otherwise exploit, in the manner currently used or exploited by the Acquired Entities and Asset Seller, as well as in any manner necessary for the operation of the Business, the Seller Intellectual Property and all other Intellectual Property used, held for use or exploited by the Business, (collectively, the “Business Intellectual Property”), free and clear of all obligations to pay royalties, milestone payments, or other consideration and of all other Liens, other than payments or Liens under Contracts to which any Acquired Entity is a party, copies of which have been made available to Buyer, and the Acquired Entities or, with respect to any such Intellectual Property or licensed to Asset Seller, Buyer, shall have all such rights, exercisable in the same manner and on the same terms, immediately after Closing. None of the Acquired Entities or Asset Seller owns any Intellectual Property that is used or held for use in the Business or otherwise related to the Business that is not Seller Intellectual Property.
(c)Each item of Seller Intellectual Property is subsisting, valid and enforceable, subject to any applicable Enforceability Exceptions. No Seller Intellectual Property is subject to any Order that restricts, impairs or otherwise imposes any limitations or obligations with respect to any Seller Intellectual Property in any material respect.
(d)None of the operation of the Business, any of the products or services offered by, on behalf of or through Asset Seller or any Acquired Entity (whether by sale, license or otherwise, and including the development, manufacture, production, use or commercialization thereof), or any of the processes or business methods used by or at the direction of Asset Seller or any Acquired Entity, has infringed, misappropriated or otherwise violated, nor does, nor will, infringe, misappropriate or otherwise violate, any Intellectual Property of any Person, except as would not reasonably be expected to be material to the Business, taken as a whole. To Sellers’ Knowledge, there is not and has not been any unauthorized use or disclosure, infringement, misappropriation or other violation of any Seller Intellectual Property by any Person. Other than as set forth on Schedule 4.14(d), there is no, and there has not been any, Action of any nature pending or threatened in writing against or by any Acquired Entity or Asset Seller that relates to intellectual property, including claims of infringement, misappropriation, invalidity or unenforceability, that would be material to the Business, taken as a whole. The Acquired Entities and Asset Seller use commercially reasonable efforts, and in accordance with written policies of the Acquired Companies to protect and enforce rights in Business Intellectual Property, including, to maintain the confidentiality of all trade secrets and confidential information included in Seller Intellectual Property or that has been disclosed to Seller in confidence, taking into consideration the nature and materiality of such trade secrets or confidential information.
(e)All Seller Information Systems are in functional condition, operate in all material respects in accordance with their documentation and functional specifications (including all documentation provided to customers and potential customers of the Business) and are adequate to support the operation of the Business as the Acquired Entities and Asset Seller have operated it. The Seller Information Systems have been maintained in all material respects in accordance with all documentation, specifications and standards set by the manufacturers or otherwise in accordance with reasonable industry standards. There are no material problems or defects in any Seller Information Systems that prevent or would prevent such Seller Information Systems from operating substantially as described in its applicable documentation or specifications. Since the date three (3) years prior to the date of this Agreement, the Seller Information Systems have not materially malfunctioned or failed. Asset Seller and each Acquired Entity has in place a commercially reasonable data storage, system redundancy, and disaster avoidance and recovery programs for all Seller Information Systems. The Acquired Entities and Asset Seller have obtained and maintained all licenses necessary or required for Asset Seller and each Acquired Entity to make valid and non-infringing use of all third-party software used or held for use by Asset Seller and each Acquired Entity in the Business.
(f)Asset Seller and each Acquired Entity has established and maintained adequate information security programs covering the Business and all Seller Information Systems. In the past six (6) years, the collection, use, disclosure, transmission, storage, hosting, disposal, retention, processing, analysis, or other handling of data and information collected, obtained, stored, retained, maintained, hosted, analyzed, processed, transmitted, managed, or otherwise handled by or on behalf of Asset Seller and such Acquired Entity, including by third party vendors acting on behalf of Asset Seller or such Acquired Entity (“Seller Data”) are and have been in accordance with customary business practices for similarly situated businesses and as required by all Information Laws in all material respects. The use and dissemination of any Seller Data by Asset Seller and each Acquired Entity is, for the past six (6) years has been, in compliance in all material respects with all Information Laws. Asset Seller and each Acquired Company has obtained all material consents, authorizations, and other rights necessary to use, transfer, or process all Seller Data as used, transferred, or processed by or on behalf of Asset Seller or such Acquired Entity in the Business.
(g)Except as set forth on Schedule 4.14(g), to Sellers’ Knowledge, there has been no suspected or actual security breach, violation of any security policy, or unauthorized access to, acquisition, use, loss, denial or loss of use, destruction, compromise or disclosure of any Seller Data (a “Security Breach”). Neither Asset Seller nor any Acquired Entity has received written notice alleging the occurrence of a Security Breach in the past six (6) years. Neither Asset Seller nor any Acquired Entity or any third party acting at the direction or authorization of Asset Seller or such Acquired Entity has paid any form of compensation to any perpetrator of any actual or threatened security incident or cyber-attack, including a ransomware attack or denial-of-service attack. Neither Asset Seller nor any Acquired Entity has notified and, to Sellers’ Knowledge, there have been no facts or circumstances that would require Asset Seller or any Acquired Entity to give notice, to any other Person of any actual or perceived Security Breach.
4.15Litigation. Except as set forth on Schedule 4.15, there is no, and since January 1, 2022, there has not been, any Action pending or, to Sellers’ Knowledge, threatened, against the Business, any of the Landmark Assets, Asset Seller or any Acquired Entity or, to the extent arising in connection with the Business or the Landmark Assets, any of the directors, managers, officers, agents, or other personnel of Asset Seller or any Acquired Entity, including without limitation any Action challenging, enjoining, or preventing this Agreement or the consummation of the transactions contemplated hereby, any Action relating to exposure to or injury from silica, asbestos or erionite, or any Action relating to personal injury or death arising from the premises, products, services, or operation of the Business, in each case, except as would not reasonably be expected to be material to the Business, taken as a whole. Each of the matters set forth on Schedule 4.15 has been reported to applicable insurance carriers.
4.16Insurance. The Acquired Entities and Asset Seller (with respect to the Business) currently maintain insurance as required by Law or under any Contract to which Asset Seller or any Acquired Entity is a party. Schedule 4.16(a) sets forth the insurance policies, bonds, or other risk arrangements maintained by, on behalf of or for the benefit of the Acquired Entities and Asset Seller (with respect to the Business or providing coverage in respect of the Business or the Landmark Assets) (such policies, together will all such policies, bonds or other risk arrangements maintained with respect to the Business at any time in the past three (3) years, the “Insurance Policies”), together with the policy limits for each policy, any deductibles or retentions, the premium due dates and amounts and the dates of last payment. The Acquired Entities and Asset Seller have made available to Buyer true, correct and complete copies of each of the Insurance Policies. The Insurance Policies are in full force and effect, all premiums and other amounts due and payable thereunder have been timely paid, and neither Asset Seller nor any Acquired Entity is in material breach or material default thereunder nor has Asset Seller nor any Acquired Entity failed to give any notice or present any claim under any Insurance Policy in due and timely fashion. The Insurance Policies are in amounts and provide coverages as required by applicable Government, applicable Laws and any Contract to which an Acquired Entity or Asset Seller is a party or by which any of their assets or properties is bound. Each Acquired Entity and Asset Seller has provided to Buyer true, correct and complete loss runs for all Insurance Policies applicable to any Acquired Entity or Asset Seller or their respective properties, assets, Liabilities, or businesses for the past three (3) years and a true, correct and complete list of all claims or circumstances with respect to which notice has been provided to the insurer, managing general agent thereof or other applicable representative and which remain open or unresolved. For the last three (3) years, no Acquired Entity or Asset Seller has (a) had an insurance claim rejected or payment with respect thereto denied or disputed by its insurance provider for such claim (b) had an insurance claim in which there is an outstanding reservation of rights or (c) had the policy limit under any insurance policy exhausted or materially reduced. No insurance coverage with respect to the Business or the Landmark Assets has been refused or denied, nor has coverage been limited by any insurance carrier to which any application has been submitted or with which insurance with respect to the Business or the Landmark Assets has been carried during the last three (3) years. No Insurance Policy involves and no Acquired Entity or Asset Seller has or participates in any self-insurance, captive insurance, or co-insurance programs in respect of any Insurance Policy. No Insurance Policy contains any collateralization or other securitizations requirements nor does any Insurance Policy contain any retrospective rating or similar premium adjustment mechanism. No Insurance Policy is the subject of any premium financing agreement or similar arrangement.
4.17Absence of Certain Changes. Since September 30, 2024, except as set forth on the corresponding section of Schedule 4.17 hereto and as expressly contemplated by the Pre-Closing Restructuring, there has not been, with respect to the Acquired Entities, Asset Seller or the Business, any of the following:
(a)any adverse change in the business, condition, financial or otherwise, operations, or prospects of the Business, or the condition of the Landmark Assets;
(b)any declaration, setting aside, or payment of any dividend or any distribution (in cash or in kind) to any Person or entity with respect to any Equity Interests of Asset Seller or any Acquired Entity, or any direct or indirect redemption, purchase, or other acquisition by Asset Seller or any Acquired Entity of any of its Equity Interests;
(c)any increase in base compensation or benefits for any employee or other service provider with an annual base salary in excess of $100,000, except (i) as required by Law or the terms of a Material Contract or (ii) for increases in the Ordinary Course of Business, including but not limited to in connection with any change in an employee’s or service provider’s role or responsibilities, and not in excess of five percent (5%) of the employee’s or service provider’s base compensation (except as previously disclosed to Buyer prior to the date hereof);
(d)any borrowing or incurrence of any other Indebtedness (other than the creation of accounts payable in the Ordinary Course of Business) contingent or otherwise, by or on behalf of Asset Seller or any Acquired Entity (it being understood that the foregoing is not intended to describe obligations of Asset Seller or any Acquired Entity under Contracts to sell products to others);
(e)any material adverse modification or termination (prior to expiration or completion) of any Material Contract or any material term thereof, or any material adverse modification or termination (prior to expiration) of any Permit or other authorization issued to Asset Seller or any Acquired Entity;

(f)any purchase by Asset Seller or any Acquired Entity of capital assets, other than in the Ordinary Course of Business;
(g)any acquisition of or investment in (by merger, exchange, consolidation, purchase or otherwise) any corporation or partnership or interest in any business organization or entity;
(h)any abandonment by Asset Seller or any Acquired Company of, lapse of, assignment of, or license granted by Asset Seller or any Acquired Company, any Seller Intellectual Property;
(i)any acquisition of any assets (other than interests in real property disclosed pursuant to subsection (f) above), whether through capital spending or otherwise;
(j)any material change in any method of accounting or accounting policies of the Acquired Entities or Asset Seller, other than those required by GAAP other than in the Ordinary Course of Business;
(k)any grant of a Lien (other than Permitted Liens) with respect to (i) the outstanding Equity Interests of the Acquired Entities or Asset Seller, or (ii) the Landmark Assets;
(l)(i) any change in any material Tax elections, (ii) any settlement or compromise with respect to any material Tax Liability, (iii) any material amendment of any Tax Return, (iv) any agreement to enter into any closing or similar agreement with respect to material Taxes, (v) any waiver or extension of any statute of limitations (other than as a result of any automatic extension of time to file a Tax Return properly obtained), (vi) any surrender of a claim for a material refund of Taxes, (vii) any adoption of or change in a method of accounting for Tax purposes or any change in annual accounting period, (viii) any voluntary Tax disclosure, Tax amnesty, or other similar filing, or (ix) any filing of a material Tax Return other than in a manner consistent with applicable Law and prior practice; or
(m)any binding commitment or agreement by Asset Seller or any Acquired Entity to do any of the foregoing items (b) through (l).
4.18No Breach of Law or Governing Document; Licenses and Permits.
(a)Neither Asset Seller (with respect to the Business) nor any Acquired Entity is currently, or has been in the past six (6) years, in default under or in breach or violation of (i), in any material respect, any Law applicable to it or its business (including the Business), properties or assets (including the Landmark Assets), (ii), in any material respect, the provisions of any Government permit, franchise, or license applicable to it or its business, properties or assets, or (iii) any provision of its respective Organizational Documents. Neither Asset Seller nor any Acquired Entity has received any written notice alleging such a default, breach or violation that has not been fully resolved with no continuing material obligation or liability of Asset Seller or any Acquired Entity. Neither the execution of this Agreement nor the Closing does or will constitute or result in any such default, breach or violation by Asset Seller or any Acquired Entity.
(b)Asset Seller and each Acquired Entity holds all material Permits required to conduct the Business, and each such Permit is valid and in full force and effect and is listed on Schedule 4.18(b).
4.19Transactions with Related Persons; Outside Shares.
(a)No Related Party has any financial interest in any property (including any Landmark Assets) used or held for use, in connection with the Business or by Asset Seller or any Acquired Entity, any material sales or construction project that Asset Seller or any Acquired Entity is involved with, or any Liabilities owed, in the conduct of the Business or by the Acquired Entities or Asset Seller, except as disclosed on Schedule 4.19(a)(i). Except as set forth on Schedule 4.19(a)(ii), no Related Party owns any direct or indirect interest in or subleases any property (real, personal or mixed), tangible or intangible, used or held for use in the conduct of the Business. All current arrangements between or among the Acquired Entities or Asset Seller and any Related Parties have been conducted in compliance with applicable Law in all material respects.
(b)No Related Party owns or has any direct or indirect financial interest in any (i) business or entity that competes, directly or indirectly, with the Business or that serves or seeks to serve, a similar client base to that of the Business or (ii) supplier, sales representative, distributor or customer of Asset Seller or any Acquired Entity; provided, however, that for this purpose ownership of corporate securities having no more than 2% of the outstanding voting power of any competitor, supplier or customer, which securities are publicly traded shall not be deemed to be such a financial interest, provided that such person has no other connection or relationship with such competitor, supplier or customer.
4.20Environmental Matters. Except as set out in Schedule 4.20:
(a)Asset Seller (with respect to the Landmark Assets) and each Acquired Entity has at all times in the past five (5) years complied in all material respects with all applicable Environmental Laws.
(b)No Action is pending or, to Sellers’ Knowledge, threatened in writing, against Asset Seller (with respect to the Landmark Assets) or any Acquired Entity alleging a material violation of, or any material Liabilities pursuant to, any Environmental Law in relation to the ownership or operation of the Business by Acquired Entities or the Landmark Assets by Asset Seller (“Environmental Claims”), including the terms of any Environmental Permit, and neither Asset Seller (with respect to the Landmark Assets) nor any Acquired Entity has received written notice of any Environmental Claim that has not been resolved.
(c)Asset Seller (with respect to the Landmark Assets) and each Acquired Entity has obtained and has at all times in the past five (5) years been in compliance in all material respects with all material Environmental Permits required for the operation of the Business or by any Environmental Law and has properly made all filings with and submissions to any Government in compliance in all material respects with Environmental Law. To Sellers’ Knowledge, no material deficiencies exist with respect to such Environmental Permits, filings, and submissions, no such Government has threatened in writing to terminate such Environmental Permit prematurely.
(d)Neither Asset Seller (with respect to the Landmark Assets) nor any Acquired Entity has stored, treated, generated, used, released, disposed of, arranged for or permitted the disposal of, handled, exposed any Person to, or transported any Hazardous Materials or owned, leased, operated, or occupied any Environmental Property in a manner that would reasonably be expected to or give rise to any material Liabilities to Asset Seller or any Acquired Entity under Environmental Laws.
(e)Except for Liabilities assumed in the Ordinary Course of Business as set forth in the Material Contracts expressly set forth on Schedule 4.12(a), Real Property Leases, and Permits of the Acquired Entities and Asset Seller, neither Asset Seller (with respect to the Landmark Assets) nor any Acquired Entity has agreed to assume any material Liabilities of any Third Person pursuant to any Environmental Law.
(f)Neither Asset Seller (with respect to the Landmark Assets) nor any Acquired Entity has received a request for information under any Environmental Law, including CERCLA and any state or local analogs, that has not been resolved with no continuing material obligation or liability of Asset Seller or any Acquired Entity.

(g)To Sellers’ Knowledge, there are no, and have not been any (i) Hazardous Materials stored, generated, manufactured, refined, transported, produced, disposed of or treated at, upon, or from any Environmental Property, and no such Environmental Property is contaminated by Hazardous Materials, in each case, in a manner that would reasonably be expected to or give rise to any material Liabilities to Asset Seller or any Acquired Entity under Environmental Laws.
(h)To Sellers’ Knowledge, none of the following exists at, on, in or beneath any property or facility owned or operated by Asset Seller or any Acquired Entity (excluding the Excluded Assets) in violation of Environmental Law: (i) asbestos or asbestos containing materials, (ii) polychlorinated biphenyls; (iii) ceramic; (iv) erionite fibers; (v) per- and polyfluoroalkyl substances; (vi) underground storage tanks or aboveground storage tanks, (vii) landfills, surface impoundments or waste disposal areas; (viii) microbial matter or water intrusion that would reasonably be expected to lead to the formation of microbial matter; or (ix) any adverse soil or groundwater (including any contamination or Hazardous Material).
(i)To Sellers’ Knowledge, neither Asset Seller (with respect to the Landmark Assets) nor any Acquired Entity has designed, manufactured, sold, marketed, installed or distributed products or other items containing asbestos, erionite, or per-and polyfluoroalkyl substances.
(j)No Lien has been recorded under any Environmental Law against any Environmental Property (excluding the Excluded Assets).
(k)The Acquired Entities and Asset Seller have made available to Buyer true and correct copies of all material environmental and/or health and safety studies, reports, audits, records, sampling data, site assessments, risk assessments, chemical information (including import records), and other documents possessed by, or in the control of, Asset Seller or any Acquired Entities, including pertaining to the environmental condition of the Environmental Property.
4.21Labor and Employment Matters.
(a)Sellers delivered to Buyer an accurate and complete schedule setting forth, for each Business Employee earning more than $100,000 in the current calendar year: (i) the name, job title and direct employer of such Business Employee; (ii) such Business Employee’s hire date; (iii) whether such Business Employee is classified as exempt under the Fair Labor Standards Act; (iv) such Business Employee’s current annual salary rate or hourly pay rate; (v) the number of hours of vacation time or paid time off that such Business Employee has currently accrued and the dollar amount thereof; and (vi) whether such Business Employee is on leave or layoff status and expected date of return.
(b)Except as provided on Schedule 4.21(b), neither Asset Seller nor any Acquired Entity is a party to, bound by or subject to any Contract with a Business Employee or any other individual engaged directly by Asset Seller or an Acquired Entity to provide services to the Business as an independent contractor, intern, temporary worker or other non-employee classification (each a “Service Provider” and collectively “Service Providers”) which (i) is not terminable at will by the employer without prior notice or penalty or (ii) imposes any obligation to pay any severance, retention bonus, transaction bonus, change-of-control payment or other similar payment.
(c)Except as provided on Schedule 4.21(c), neither Asset Seller nor any Acquired Entity is, or ever has been, a party to or bound by any collective bargaining agreement or other Contract, or any duty to bargain, with a Union, or party to any representation proceeding before the National Labor Relations Board, and there is no labor organizing activity pending or threatened with respect to Asset Seller or any Acquired Entity or any of the Business Employees.

(d)There is not now, and has not been in the past five (5) years, any strike, slowdown, work stoppage, lockout or picketing involving Asset Seller or any Acquired Entity or any of the Service Providers.
(e)Asset Seller and each Acquired Entity has at all times in the past five (5) years complied in all material respects with (i) all applicable Laws regarding labor and employment matters, including but not limited to the National Labor Relations Act, the Family and Medical Leave Act, the Occupational Safety and Health Act, Laws regarding employment discrimination, harassment and retaliation, wage and hour laws, and wage payment laws, and (ii) all collective bargaining agreements and other Contracts with a Union to which Asset Seller or such Acquired Entity is a party or by which Asset Seller or such Acquired Entity is otherwise bound. For the past five (5) years, each individual who has provided services to the Business has been properly classified by the Acquired Entities and Asset Seller as an exempt employee, a non-exempt employee or a non-employee for purposes of the Fair Labor Standards Act, the Code and all other applicable Laws.
(f)There is not currently pending against Asset Seller or any Acquired Entity any charge, complaint or petition filed with any Government, arbitrator or mediator alleging unfair labor practices, discrimination, harassment, retaliation, or other violation of laws regarding labor or employment matters.
(g)Asset Seller and each Acquired Entity has at all times complied in all material respects with the requirements of all applicable laws regarding immigration, including but not limited to the requirements under the federal Immigration Reform and Control Act of 1986. Asset Seller and each Acquired Entity has on file a valid and current I-9 form for all current and former employees to the extent required by federal Law.
(h)Neither Asset Seller nor any Acquired Entity has, in the past five (5) years, failed to comply with the WARN Act or incurred any material liability or material obligation under the WARN Act.
(i)To Seller’s Knowledge, no Business Employee who makes in excess of $100,000 in annual base compensation has given the Asset Seller or any Acquired Entity notice of intention to terminate his or her employment or engagement with Asset Seller or any Acquired Entity.
(j)To Sellers’ Knowledge, no allegations of sexual harassment have been made against (i) any officer or director of Asset Seller or any Acquired Entity or (ii) any employee of Asset Seller or any Acquired Entity who holds a position of Vice President or above in Asset Seller or any Acquired Entity. Neither Asset Seller nor any Acquired Entity has, in the last five (5) years, entered into any settlement agreement relating to the allegations of sexual harassment or sexual misconduct by any director or officer or any employee holding the position of Vice President or above in Asset Seller or any Acquired Entity.
4.22Employee Benefit Matters.
(a)Schedule 4.22(a) sets forth a true, correct and complete list of all Plans. To the extent applicable with respect to each Plan, true, correct and complete copies of the most recent documents described below have been delivered to Buyer: (i) all plan documents and amendments thereto (or, in the case of unwritten plans, a written description thereof) and any written policies and/or procedures used in plan administration; (ii) current summary plan descriptions and any summaries of material modifications; (iii) IRS determination or opinion letter and any outstanding request for a determination letter; (iv) Form 5500 for the three most recent plan years, including without limitation all schedules thereto, all financial statements with attached opinions of independent accountants, and all actuarial reports; (v) any nondiscrimination, coverage, top-heavy and Code 415 testing performed with respect to the three (3) most recently completed plan years; (vi) administrative services agreements, related trust agreements, annuity contracts, and other funding instruments, and (vii) all material non-

routine written correspondence with any Government in the last three (3) years. Neither Asset Seller nor any Acquired Company is required to contribute to or has any Liability in respect of any Plan or other benefit arrangement that covers any employee or former employee outside of the United States.
(b)Each Plan and related trust agreement, annuity contract, or other funding instrument has been established, administered, operated, and maintained in all material respects in compliance with its terms, ERISA, the Code and the Law. With respect to each Plan, no prohibited transactions (as defined in ERISA Section 406 or Section 4975 of the Code) for which an applicable statutory or administrative exemption does not exist have occurred within the past six (6) years and, to the Sellers’ Knowledge, no breaches of any of the duties imposed on Plan fiduciaries by ERISA have occurred, in each case, that could result in any material Liability or excise Tax under ERISA or the Code being imposed on Asset Seller or any Acquired Company.
(c)Each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS or, or with respect to a prototype or volume submitter plan, can rely on an opinion or advisory letter from the IRS to the prototype or volume submitter plan sponsor, and, to Sellers’ Knowledge, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Plan or the exemption of any related trust. With respect to each Plan intended to be qualified under Section 401(a) of the Code, (i) Schedule 4.22(c) sets forth a complete list of each outstanding loan owed by a participant in such Plan in respect of his or her account thereunder; (ii) no capital stock or other equity interest of Asset Seller or any Acquired Company is held as an asset in any such Plan; and (iii) neither Asset Seller nor any Acquired Company has committed to make a matching or voluntary employer contribution under the terms of such Plan that is not made on a per pay period basis.
(d)There is no pending or threatened Action against or involving any Plan and, to Sellers’ Knowledge, no facts exist that would give rise to any Action, other than routine claims for benefits and domestic relations order proceedings. No Plan is, or was during the last three (3) years, the subject of an audit or other non-routine inquiry from the IRS, U.S. Department of Labor, PBGC or other Government, nor is any Plan the subject of an active filing under any voluntary compliance, amnesty, closing agreement or other similar program sponsored by any Government, and no completed audit, compliance filing or closing agreement has resulted in the imposition of any material Tax, interest or penalty that has not been satisfied. All contributions to the Plans have been made on a timely basis in accordance with ERISA and the Code. All insurance premiums (including premiums to the PBGC) have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Plans for policy years or other applicable policy periods ending on or before the Closing Date.
(e)Except as provided on Schedule 4.22(e), none of Asset Seller, any Acquired Company or any ERISA Affiliate has in the past six (6) years maintained, contributed to, participated in, sponsored or otherwise had any Liability with respect to (i) a Multiemployer Plan, (ii) a Plan subject to Title IV or Section 302 of ERISA or Sections 412 or 4971 of the Code, or (iii) a Multiple Employer Plan, (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, (v) a voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code, or (vi) a Plan that provides life, health or other welfare benefits to former or retired employees of the Acquired Companies or Asset Seller, other than pursuant to COBRA or similar state laws which require limited continuation of coverage for such benefits. None of Asset Seller, any Acquired Company or any ERISA Affiliate has incurred any Withdrawal Liability under any Multiemployer Plan that has not been fully satisfied, and neither Asset Seller nor any Acquired Company or any ERISA Affiliate would reasonably be expected to incur any Withdrawal Liability with respect to any Multiemployer Plan in connection with the transactions contemplated hereby. There is no pending or threatened Action against the Acquired Companies or Asset Seller or any ERISA Affiliate with respect to any

Multiemployer Plan and to the Seller’s Knowledge no facts exist that could give rise to any such Action.
(f)Each Plan which is a “nonqualified deferred compensation” plan within the meaning of Section 409A of the Code has been operated and administered in compliance with Section 409A of the Code and has been in material documentary compliance with Section 409A of the Codes. The Acquired Companies and Asset Seller do not have any obligation to indemnify or gross-up for any Taxes imposed under Code Sections 409A or 4999.
(g)The Acquired Companies, Asset Seller, each ERISA Affiliate, and each Plan have been and are in compliance with the ACA, to the extent applicable, including, without limitation, with respect to offering coverage to all applicable “Full-Time Employees” that is “Affordable” and provides “Minimum Value” (each, as defined in the ACA) and accurately and timely complying with the mandatory reporting requirements under Sections 6055 and 6056 of the Code. To the Seller’s Knowledge, none of the Acquired Companies, Asset Seller, or any ERISA Affiliate would reasonably be expected to owe any excise taxes or penalties under Sections 4980D or 4980H of the Code with respect to any Pre-Closing Period.
(h)Except as disclosed on Schedule 4.22(h), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, (whether alone or in connection with any event or events, including termination of service) will (i) entitle any current or former service provider of Asset Seller or any Acquired Company to any compensation or benefits due under any Plan, (ii) accelerate the time at which any compensation, benefits or award may become payable, vested or required to be funded in respect of any current or former service provider of Asset Seller or any Acquired Company, (iii) require any contributions or payments to fund any obligations under any Plan or (iv) result in the payment of an “excess parachute payment” within the meaning of Section 280G of the Code.
4.23Discrimination and Occupational Safety and Health. Except as set forth on Schedule 4.23, there are no pending Actions against Asset Seller or any Acquired Entity arising out of any Law relating to employment, employment practices (including wrongful dismissal) and standards, terms and conditions of employment, wages and hours, occupational health and safety, human rights, privacy, labor relations and workers’ compensation for which damages are sought in excess of $50,000, and, to Sellers’ Knowledge, neither Asset Seller nor any Acquired Entity has received any written notice from any Government entity alleging a violation of any such Laws. Except as set forth on Schedule 4.23, there are no pending personal injury or workers’ compensation claims involving Asset Seller or any Acquired Entity, there have been no fatal or critical accidents, and there have never been any workers compensation claims against Asset Seller or any Acquired Entity relating to the use or existence of asbestos or erionite in any of the products, the manufacturing process or workplace setting of Asset Seller or any Acquired Entity. The Acquired Entities and Asset Seller have made available to Buyer a true, correct and complete list of all personal injury and workers’ compensation claims against the Acquired Entities and Asset Seller made since January 1, 2020.
4.24Customers and Suppliers
(a)Schedule 4.24(a) sets forth a true, complete and correct list, by company, of the top ten (10) direct customers by sales revenue for each of the years ended November 30, 2022 and 2023 and the ten (10) month period ended September 28, 2024 (collectively, the “Material Customers”). Neither Asset Seller nor any Acquired Entity has received written notice from any Material Customer to the effect that such Material Customer will stop or materially decrease the rate of buying materials, services or products from Asset Seller or such Acquired Entity or, following the Closing, from Buyer, or to otherwise terminate or materially reduce its relationship with the Business.
(b)Schedule 4.24(b) sets forth a true, complete and correct list, by company, of the top ten (10) suppliers (including subcontractors to Asset Seller or any Acquired Entity under any Contracts) of the Business, volume of purchases (by dollar volume) for each of the years ended November 30, 2022 and 2023 and the ten (10) month period ended September 28, 2024 (collectively, the “Material Suppliers”). Neither Asset Seller nor any Acquired Entity has received any written notice from any Material Supplier to the effect that any such Material Supplier will stop or materially decrease the rate of supplying materials, products or services to Asset Seller or such Acquired Entity, or, following the Closing, Buyer, materially alter pricing or other material terms of sale or to otherwise terminate or materially reduce its relationship with the Business.
4.25Product and Service Warranties. Except as set forth on Schedule 4.25, no product or service warranty or similar claims, including claims alleging defective or out-of-specification materials or workmanship, have been made against Asset Seller or any Acquired Entity (with respect to the Business) that have not been fully resolved and settled with no ongoing obligations of any Acquired Entity or Asset Seller. To Sellers’ Knowledge, no Person (including, but not limited to, any Government of any kind) has any valid claim against Asset Seller or any Acquired Entity for any such product or service warranty, indemnity or similar Liability or under any Law relating to unfair competition, false advertising or other similar claims arising out of warranties, guarantees, specifications, manuals or brochures or other advertising materials, and no such claim, action or proceeding is currently pending or, to Sellers’ Knowledge, threatened, against Asset Seller or any Acquired Entity.
4.26Product Liability and Similar Claims; Product Safety Authorities.
(a)Except as described on Schedule 4.26(a)(i), since January 1, 2022, neither Asset Seller nor any Acquired Entity has received written notice of any claim or allegation of, and no Acquired Entity or Asset Seller has been a party or subject to any material action or order relating to bodily or personal injury, death, or property or economic damages, or any material claim for injunctive relief in connection with any construction work, materials, or product performed, manufactured, sold, leased, distributed or delivered by, or in connection with any service provided by, Asset Seller, any Acquired Entity or any employees (with respect to the Business) of Asset Seller or any Acquired Entity. Except as set forth on Schedule 4.26(a)(ii), there are no pending product Liability claims involving the Business and since January 1, 2022 there have not been any such claims against Asset Seller or any Acquired Entity (with respect to the Business) relating to the use or existence of asbestos or erionite in or on any of the pits, plant sites, jobsites, products, manufacturing process or workplace setting of Asset Seller or any Acquired Entity.
(b)Since January 1, 2022, to Sellers’ Knowledge, no person Affiliated with or on behalf of Asset Seller or any Acquired Entity has been required to file any notification or other report or provide information to any Government or product safety standards group concerning actual or potential defects or hazards with respect to any construction work, materials, or product performed, manufactured, sold, leased, distributed, delivered, or put into commerce by any Acquired Entity or Asset Seller in connection with the Business, and to Sellers’ Knowledge, there exist no grounds for recall of any such products.
4.27International Operations. Asset Seller (with respect to the Landmark Assets) and each Acquired Entity (with respect to the Business):
(a)act without engaging in any activity, practice or conduct which would constitute an offence under the United States Foreign Corrupt Practices Act of 1977, as amended, or any applicable Laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business, other applicable international conventions or other anti-corruption Laws in any applicable jurisdiction; and
(b)is not the subject of or otherwise involved in any material investigations or enforcement actions by any Government or other legal proceedings with respect to any violations of import, export, sanctions, anti-boycott, or anti-corruption Laws, and has not been notified in writing of any such pending or threatened actions.

4.28No Improper Payments. No Associated Person of Asset Seller or any Acquired Company has offered, promised or given anything of value to another person to unlawfully obtain or retain business or an advantage in the conduct of the Business, and Asset Seller and each Acquired Company has in place internal operational controls regarding estimating, bidding, and sales, and contract management and administration that are designed to detect and prevent its Associated Persons from undertaking any such conduct.
4.29Government Contracts.
(a)To the Sellers’ Knowledge, all Government Contracts have been legally awarded and no Government Contract and no Government Contract Bid has been the subject of any Action or bid or award protest proceeding. No Government Contract is, and no Government Contract Bid would result in a Government Contract that would be, subject to the U.S. Cost Accounting Standards or U.S. Federal Acquisition Regulation Part 31.
(b)Neither Asset Seller nor any Acquired Entity or, to the Sellers’ Knowledge, any of their respective managers or officers is or has been suspended, debarred, proposed for suspension or debarment, or declared nonresponsible or ineligible for doing business with any Government, or is currently proposed for suspension or debarment or has been declared nonresponsible or ineligible for contracting with any Government. To the Sellers’ Knowledge, there are no matters pending that are reasonably likely to lead to the institution of suspension or debarment proceedings against Asset Seller or any Acquired Entity. Within the last five (5) years, (i) neither Asset Seller nor any Acquired Entity has received any notice of default or any demand for cure or show cause or other similar notice relating to any Acquired Entity’s or Asset Seller’s performance of any Government Contract, (ii) no Acquired Entity or Asset Seller as received any termination notice for any Government Contract (other than any termination for convenience), and (iii) to the Sellers’ Knowledge, no such termination has been threatened.
(c)Except as set forth on Schedule 4.29(c), in the last five (5) years, neither Asset Seller nor any Acquired Entity has certified that it qualifies for any preferential status and no Government Contract has been awarded, nor has Asset Seller nor any Acquired Entity submitted any Government Contract Bid, on the basis of any preferential status, including: (i) a small business (ii) a small disadvantaged business, (iii) a service-disabled veteran-owned small business, (iv) a veteran-owned small business, (v) a woman-owned small business, or (vi) a Small Business Administration Section 8(a) Program participant.
(d)Except as set forth on Schedule 4.29(d), neither Asset Seller nor any Acquired Entity (i) performs any activities pursuant to its Government Contracts that could give rise to any organizational conflict of interest, (ii) is in breach of any current organizational conflict of interest clause in any Government Contract, or (iii) is a party to or bound by any mitigation plan required by Asset Seller’s or an Acquired Entity’s Government Contracts.
(e)Neither Asset Seller nor any Acquired Entity holds, nor has ever been required to hold, a facility clearance. Neither Asset Seller nor any Acquired Entity now requires a facility clearance for the execution of its obligations under its Government Contracts or Government Contract Bids. Neither Asset Seller nor any Acquired Entity holds any personnel security clearances for any of its officers, directors, employees, or agents and no such personnel security clearances are necessary for the conduct of the Business.
(f)Asset Seller and each Acquired Entity is and has at all times complied with all federally mandated Contract provisions, including any Contract with the state Department of Transportation.
4.30Brokers, Finders. Except as set forth on Schedule 4.30, no finder, broker, agent, or other intermediary, acting on behalf of Asset Seller or any Acquired Entity is entitled to a commission, fee, or other compensation or obligation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.
4.31No Other Representations or Warranties. Notwithstanding the delivery or disclosure to Buyer or its officers, directors, managers, equityholders, employees, agents or representatives of any documentation or other information (including any financial projections or other supplemental data), except for the representations and warranties made by the Seller Group Members in Article III and this Article IV, the Seller Group Members expressly disclaim any representations or warranties of any kind or nature, whether written or oral, express or implied regarding the Acquired Entities, Asset Seller, the Landmark Assets or the Business. The representations and warranties of the Seller Group Members contained in Article III and this Article IV are the only representations and warranties made by the Seller Group Members in connection with the transactions contemplated by this Agreement. This disclaimer shall not apply in the case of Fraud.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby makes the following representations and warranties to the Seller Group Members, each of which is true and correct as of the date hereof and the Closing and shall survive Closing as set forth in Section 10.8.
5.1Organization; Authorization; Enforceability. Buyer is duly incorporated, validly existing and in good standing under the Laws of Delaware. Buyer has all requisite power and authority to enter into this Agreement and each Ancillary Agreement to which it is or will be a party and to consummate the transactions contemplated hereby and thereby, and the execution, delivery and performance by Buyer of this Agreement and each Ancillary Agreement to which it is or will be a party, and the consummation by Buyer of the transactions contemplated hereby and thereby, have been duly and validly authorized and no other actions or proceedings on the part of Buyer are necessary to authorize this Agreement, any Ancillary Agreement to which Buyer is or will be a party and the transactions contemplated hereby and thereby. Buyer has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) each Ancillary Agreement to which Buyer is or will be a party. Assuming due authorization (with respect to all parties requiring such authorization), execution and delivery of this Agreement and each Ancillary Agreement to which Buyer is or will be a party by the other applicable parties hereto and thereto, this Agreement constitutes a legal, valid and binding obligation of Buyer and each Ancillary Agreement to which Buyer is or will be a party constitutes (or, upon execution and delivery by Buyer, will constitute) a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable Enforceability Exceptions.
5.2Consents. The execution and delivery of this Agreement and each Ancillary Agreement to which Buyer is, or will be, a party will not conflict with or violate any charter provision, bylaw or other organizational document of Buyer, or conflict with, violate or result in a breach or default under any Order, Law or material Contract that would prevent Buyer from consummating the transactions contemplated by this Agreement. No waiver or consent of any third person or Government is required for the execution by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby.
5.3Litigation. There is no Action pending or to Buyer’s knowledge, threatened anticipated, or contemplated against Buyer or any of its Affiliates challenging, enjoining, or preventing this Agreement or the consummation of the transactions contemplated hereby.
5.4Brokers, Finders. No agent, broker, finder, investment banker, financial advisor or other Person retained or engaged by Buyer is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in respect of any of the transactions contemplated by this Agreement.

5.5Foreign Person. Buyer is not a foreign person as that term is used in Section 721 of the Defense Production Act of 1950, as amended, 50 U.S.C. § 4565, and the regulations promulgated thereunder.
5.6Financing. Buyer has, and will maintain between the date hereof and Closing, sufficient cash, available lines of credit, or other sources of immediately available funds (in Dollars) to enable Buyer to pay at Closing all relevant amounts in accordance with this Agreement.
5.7Independent Investigation; Investment.
(a)Buyer and/or its Affiliates has conducted its own independent investigation, review and analysis of the Business (including the results of operations, financial condition and prospects of the Business) and the Landmark Assets, and has been afforded reasonable access to the books and records [***], facilities, officers and certain members of management of the Acquired Companies for purposes of conducting such investigation. In entering into this Agreement, Buyer acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representation or opinions of Seller Group Members or their representatives, except the specific representations and warranties expressly set forth in Article III and Article IV, respectively (as qualified by the Disclosure Schedules thereto), which constitute the sole and exclusive representations and warranties of Seller Group Members to Buyer in connection with the transactions contemplated by this Agreement, and Buyer understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied (including any relating to the future or historical financial condition or results of operations of the Business, or the quality, quantity or condition of the Landmark Assets) are specifically disclaimed by Seller Group Members. For the avoidance of doubt, nothing in this Section 5.7(a) shall have any impact on Buyer’s express rights under this Agreement, including under Section 7.8 hereof.
(b)Buyer has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in, and acquisition of, the Acquired Companies and the Landmark Assets, and is capable of bearing the economic risk of such investment. Buyer is an “accredited investor” as that term is defined in Rule 501 of Regulation D (without regard to Rule 501(a)(4)) promulgated under the Securities Act. Buyer is acquiring the Acquired Companies and the Landmark Assets for investment for its own account and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Acquired Companies or the Landmark Assets. Buyer acknowledges and understands that (i) the acquisition of the Glacier Interests and the Strata Shares has not been registered under the Securities Act in reliance on an exemption therefrom and (ii) that the Glacier Interests and the Strata Shares will, upon sale to Buyer, be characterized as “restricted securities” under state and federal securities laws.
5.8No Other Representations or Warranties. Notwithstanding the delivery or disclosure to the Seller Group Members or any of their respective officers, directors, managers, equityholders, employees, agents or representatives of any documentation or other information (including any financial projections or other supplemental data), except for the representations and warranties made by Buyer in this Article V, Buyer expressly disclaims any representation or warranty of any kind or nature, whether written or oral, express or implied regarding Buyer. The representations and warranties of Buyer contained in this Article V are the only representations and warranties made by Buyer with respect to itself in connection with the transactions contemplated by this Agreement. This disclaimer shall not apply in the case of Fraud.
ARTICLE VI.
CONFIDENTIALITY AND COVENANTS NOT TO COMPETE
6.1Confidentiality. Each Seller Group Member expressly acknowledges that such Person has knowledge of certain business methods, trade secrets, and other proprietary information relating to the

Business, including, without limitation, secrets, customer lists and credit records, employee data, sales representatives and their territories, mailing lists, consultant arrangements, pricing policies, operational methods, marketing plans or strategies, product development and techniques or plans, product formulas and designs, research and development programs and plans, business acquisition plans, new personnel acquisition plans, designs and design projects, Intellectual Property and other research or business information which any Seller Group Member currently treats as confidential (whether or not a trade secret under applicable Law) (collectively, “Confidential Information”) and such Confidential Information constitutes an asset which Buyer is purchasing hereunder. After the Closing, each Seller Group Member agrees to use its commercially reasonable efforts, and in any event, at least the efforts it uses to guard its own Confidential Information to protect and safeguard (and to cause its Affiliates, advisors and representatives to protect and safeguard) any of the Confidential Information that is known to any Seller Group Member or its Affiliates, advisors or representatives that at any time is in a Seller Group Member’s or its Affiliates’, advisors’ or representatives’ possession. Each Seller Group Member agrees that it will not (and each will cause its Affiliates, advisors and representatives not to) disclose, disseminate, or distribute, or induce any other Person to disclose, disseminate, or distribute, any Confidential Information, directly or indirectly, either for such Seller Group Member’s or any of its Affiliates’, advisors’ or representatives’ own benefit or for the benefit of any other Person, whether or not acquired, learned, obtained, or developed by any Seller Group Member or its Affiliates, advisors or representatives alone or in conjunction with others, and no Seller Group Member will use or cause to be used (and each Seller Group Member will cause its Affiliates, advisors or representatives not to use or cause to be used) any Confidential Information in any way other than as expressly permitted hereunder. Each Seller Group Member acknowledges and agrees that all Confidential Information, whether prepared by a Seller Group Member or otherwise, shall remain the exclusive property of such Seller Group Member before Closing and of Buyer after the Closing. Notwithstanding the foregoing, if a Seller Group Member is obligated to disclose any such Confidential Information pursuant to applicable Law, regulation, stock exchange rule or legal process, then such Seller Group Member shall, to the extent permitted by Law, provide to the Buyer with prompt written notice before any such disclosure to enable Buyer either to seek a protective order or other appropriate remedy preventing or prohibiting such disclosure or to waive compliance with the provisions of this Section 6.1 or both. In the event that such protective order or other remedy is not obtained, such Seller Group Member will furnish only that portion of such information which, on the advice of such Seller Group Member’s counsel, is legally required to be disclosed and, upon Buyer’s request and at Buyer’s sole cost and expense, use commercially reasonable efforts to seek confidential treatment (to the extent available) of such information. Nothing herein shall prevent any Seller Group Member from using or disclosing (a) information that is generally available to the public (other than if such availability results from a breach or violation by any Seller Group Member or any of its Affiliates, advisors or representatives of this Agreement or any other relevant agreement or obligation of confidentiality), (b) information that becomes available to a Party or its Affiliates or their respective Representative from and after the Closing from a third party source that is not known by any Party, after reasonable inquiry, to be under any obligation of confidentiality in respect of such information, or (iii) that is or was derived independently by any Party, or any of its Affiliates or any of their respective Representatives without use of or reference to Confidential Information.
6.2Covenant.
(a)During the five (5) consecutive years from and after the Closing Date, each Seller Group Member, individually and not on behalf of another Seller Group Member (each, a “Restricted Person”), will not, directly or indirectly through any Person or contractual arrangement engage in, invest in, conduct, perform management, executive or supervisory functions with respect to, own, operate, join, control, finance, render financial assistance to, participate in, or render Business advice to, any business or Person engaged in the Business [***] (the “Restricted Territory”); provided, however, that with respect to each Restricted Person, the running of such time period shall be tolled with respect to such Restricted Person, and not any other Restricted Person, during any period of time during which such Restricted Person or his, her or its respective Affiliates violates the provisions of this paragraph; provided, further that the foregoing shall not prohibit any Restricted Person from owning five percent (5%) or less of the outstanding Equity Interests or debt securities of a publicly traded entity. For purposes of clarity, this Section 6.2(a) shall not prohibit or restrict any Seller from selling, transferring, leasing, distributing or disposing of the Excluded Assets or otherwise managing, maintaining, handling or using the Excluded Assets in the Ordinary Course of Business so long as such activity does not and would not reasonably be expected to result in such Person breaching this Section 6.2(a).
(b)During the three (3) consecutive years from and after the Closing Date, each Restricted Person will not, and each will cause his, her or its respective Affiliates not to, directly or indirectly through any Person or contractual arrangement:
(i)solicit, recruit or hire any person who at any time on or after the date of this Agreement is a Restricted Employee (as hereinafter defined) or encourage any Restricted Employee to leave such employment; provided, that the foregoing will not prohibit (A) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at Restricted Employees or (B) any Restricted Person or any of his, her or its respective Affiliates from soliciting, recruiting or hiring any Restricted Employee who has ceased to be employed or retained by Buyer for at least twelve (12) months prior to such solicitation, recruiting or hiring. For purposes of this Section 6.2(b)(i), “Restricted Employees” means, collectively, any person who is an employee of any Acquired Company prior to Closing who was offered employment by Buyer (whether or not he or she accepted or rejected such offer) or otherwise was a Continuing Employee;
(ii)(A) call on or solicit any Business Relation for the purpose of providing any products or services in the Restricted Territory that are competitive with, or the same as or substantially similar to, those provided by the Business, or (B) induce, solicit or attempt to solicit any Business Relation to cease doing, or reduce such Person’s level of, business with Buyer or any of its Affiliates, or in any way interfere with the relationship between any such Person and the Buyer or any of its Affiliates (including any Acquired Company). For purposes of this Section 6.2(b)(ii), “Business Relation” means any Person who, as of the Closing Date or at any time during the twelve (12) months immediately preceding the Closing Date, was a customer, strategic partner, vendor, supplier, consultant, contractor, licensee, licensor or other material business relation of the Business; or
(iii)make any, or encourage others to make any, knowingly false or malicious statement about, or any statement that defames, disparages, libels or slanders, whether written or oral, Buyer or its Affiliates from and after the Closing (including any Acquired Company), or their respective officers, directors, managers, employees, customers, vendors, or service providers, including any Business Relation, or any product or service offered by Buyer or its Affiliates (including any Acquired Company) from and/or after the Closing, provided, that nothing contained in this Section 6.2(b)(iii) shall prohibit any Restricted Person from making any statement required by Law or in connection with enforcing its right under this Agreement or any Ancillary Agreement, including with respect to any dispute under this Agreement.
(c)[***]
6.3Enforceability.
(a)Each Restricted Person hereby acknowledges the broad territorial scope of the covenants contained in Section 6.2, but acknowledges and agrees that the restrictions are reasonable and enforceable in view of, among other things, (i) the narrow range of activities prohibited, (ii) the national markets in which the Business now operates and in which the products and services of the Business are sold or performed, (iii) the Confidential Information to which such Restricted Person had and/or may have had access, (iv) the fact that a business which competes with the Business could greatly benefit if it were to obtain the Confidential Information, and (v) the fact that each Restricted Person would have an unfair competitive advantage if such Restricted Person was allowed to engage in the competitive activities prohibited by this Article VI in light of the Confidential Information and/or goodwill that such Restricted Person had as of the Closing Date.
(b)In addition, each Restricted Person acknowledges that the foregoing restrictions in Sections 6.1 and 6.2 are reasonable and agrees that in the event of any breach thereof, the harm to Buyer and the Business will be irreparable and without adequate remedy at law and therefore that injunctive relief with respect thereto will be appropriate. In the event that a court of competent jurisdiction determines, in an Action brought by or on behalf of Buyer or the Business that any of the foregoing provisions are unenforceable as stated, the Parties intend that such restrictions be modified to permit the maximum enforceable restriction on the relevant Restricted Person’s competition with the Business.
(c)Each of the covenants in Section 6.2 is a separate undertaking by each Restricted Person and shall be enforceable by Buyer or its successors and permitted assignees separately and independently of its right to enforce any one or more of the covenants contained in Section 6.2.
6.4Release of Seller Claims. Effective as of and contingent upon the Closing, and without the need for further documentation or agreement, each Seller Group Member, on behalf of himself, herself or itself and his, her or its Affiliates and his, her or its and their respective heirs, executors, administrators, trustees, beneficiaries, successors, and assigns (collectively, the “Seller Releasors”), hereby releases and forever discharges the Buyer and the Acquired Entities and their respective Affiliates, subsidiaries, officers, directors, managers, shareholders, equityholders, agents, representatives, and employees, and their respective heirs, executors, administrators, successors, insurers, and assigns (Buyer, the Acquired Entities, and such other Persons being hereinafter collectively referred to as the “Buyer Releasees”), from all claims, actions, causes of action (whether known or unknown), suits, libels, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances trespasses, damages, judgments, extents, executions, liens, claims, and demands whatsoever, in law, admiralty, or equity, against Buyer or any of the Acquired Entities that the Seller Releasors ever had, now have, or hereafter can, shall, or may, have for, upon, or by reason of any matter, cause, or thing whatsoever, whether personally, in their own rights, together with any other Person, derivatively or otherwise, from the beginning of the world until Closing in each case relating to the Acquired Entities, the Glacier Interests, the Strata Shares or the Landmark Assets (collectively, “Seller Claims”) including Seller Claims (i) for any and all amounts, including all expenses, fees, compensation, commissions, interest, or principal payments, or dividends, owed to them in connection with, in respect of, or as a result of their purchase, sale, or ownership of any of the Landmark Assets and Equity Interests or debt securities, or other debt or equity, of any Acquired Entity or Asset Seller, or its or their current or former subsidiaries ever owned by any Acquired Entity or Asset Seller, including receipt of any portion of the Purchase Price (as adjusted pursuant to this Agreement) following payment of the Purchase Price by Buyer to Sellers’ Representative in accordance with this Agreement, (ii) their status as an officer, director, manager, employee, agent, or equityholder of any Acquired Entity, or its current or former subsidiaries ever owned by any Acquired Entity, (iii) any further right, title or interest in, to or otherwise relating to any Equity Interests in the Acquired Companies or the Landmark Assets, or (iv) relating to any Seller Releasor’s employment by any Acquired Entity, or any subsidiary thereof or position as an officer, director, or manager thereof or the termination thereof, including wrongful discharge, breach of contract, tort, Fraud, the Civil Rights Laws, Age Discrimination in Employment Act, Americans with Disabilities Act, Employee Retirement Income Security Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, or any other legal requirement relating to employment or discrimination in employment, or otherwise; provided, that nothing contained herein shall operate to release or otherwise affect the rights of any Person with respect to (a) any Seller Claims where the release or waiver thereof would be in contravention of any applicable Law, (b) any Seller Claims based on Fraud, (c) any rights, damages, Liabilities, or Actions arising under or pursuant to the Organizational Documents of each Acquired Entity or any successor thereto, the Tail Policies or pursuant to Section 9.10, (d) any damages, Liabilities, or Actions arising under or pursuant to this Agreement or any Ancillary Agreement(including in connection with any rights or obligations arising under or related to Article X, (e) any obligations to any Seller Releasor or rights to indemnification pursuant to any directors’ and officers’ liability insurance maintained by any Acquired Entity with respect to the period of time when such Seller Releasor was an officer or director of the applicable Acquired Entity prior to the Closing. The foregoing release extends to any and all Seller Claims of any nature whatsoever, whether known, unknown or capable or incapable of being known as of the Closing or thereafter, and includes any and all Seller Claims, actions, demands, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, expenses, executions, affirmative defenses, demands and other obligations or liabilities whatsoever, in law or equity.

6.5Release of Buyer Claims. Effective as of and contingent upon the Closing, and without the need for further documentation or agreement, Buyer, on behalf of itself and its Affiliates (including the Acquired Companies) and its and their respective successors and assigns (collectively, the “Buyer Releasors”), hereby releases and forever discharges each Seller Group Member and their respective Affiliates, subsidiaries, officers, directors, managers, shareholders, equityholders, agents, representatives, and employees, and their respective heirs, executors, administrators, successors, insurers, and assigns (each Seller Group Member and such other Persons being hereinafter collectively referred to as the “Seller Releasees”), from all claims, actions, causes of action (whether known or unknown), suits, libels, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, liens, claims, and demands whatsoever, in law, admiralty, or equity, against any of the Seller Releasees that the Buyer Releasors ever had, now have, or hereafter can, shall, or may, have for, upon or by reason of any matter, cause, or thing whatsoever, whether personally, in their own rights, together with any other Person, derivatively or otherwise, from the beginning of the world until Closing arising out of, or relating to, or accruing from (i) the organization, management, or governance of any Acquired Entity or their positions with an Acquired Entity, including with respect to the ownership of any Equity Interests of an Acquired Entity (other than with respect to a Seller Releasee in his, her or its capacity as a “Seller Group Member” hereunder), in each case relating to any matter, occurrence, action or activity on or prior to Closing, or (ii) any information (whether written or oral), documents or materials furnished in connection with the transactions contemplated hereby on or prior to the Closing (collectively, “Buyer Claims”); provided, that nothing contained herein shall operate to release or otherwise affect the rights of any Person with respect to (a) any Buyer Claims where the release or waiver thereof would be in contravention of any applicable Law, (b) any Buyer Claims based on Fraud or (c) any damages, Liabilities, or Actions arising under or pursuant to this Agreement or any Ancillary Agreement, including in connection with any rights or obligations arising under or related to Article X). The foregoing release extends to any and all Buyer Claims of any nature whatsoever, whether known, unknown or capable or incapable of being known as of the Closing or thereafter, and includes any and all Buyer Claims, actions, demands, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, expenses, executions, affirmative defenses, demands and other obligations or liabilities whatsoever, in law or equity.
ARTICLE VII.
PRE-CLOSING COVENANTS
From the date hereof through the earlier of the date this Agreement is validly terminated pursuant to Section 11.1 or the Closing:
7.1Operation of Business, Related Matters. Except as otherwise permitted or required by this Agreement (including as expressly contemplated by the Pre-Closing Restructuring), Seller Group Members, and the Acquired Companies covenant and agree to operate the Acquired Entities and Asset Seller and conduct the Business in the Ordinary Course of Business and in a manner in compliance with applicable Laws, to use commercially reasonable efforts to preserve the current business organization and existing business relationships of the Acquired Entities and Asset Seller (including with employees, contractors, customers, suppliers, vendors and other business relationships), and to maintain the assets of the Acquired Entities and Asset Seller in substantially the condition currently existing, normal wear and tear excepted. By way of illustration and not limitation of the generality of the foregoing, from the date hereof until the earlier of the date this Agreement is validly terminated pursuant to Section 11.1 and the Closing, except as set forth on Schedule 7.1 or as required by applicable Laws or the Pre-Closing Restructuring, the Acquired Entities and Asset Seller shall not, directly or indirectly, do any of the following without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed):
(a)incur any Indebtedness or make any guarantees or commitments with respect to any Indebtedness in excess of [***$***], except with respect to incurrence of Indebtedness with respect to, or payment of, the Specified Transaction Bonuses;

(b)mortgage, pledge or subject to any Lien (other than Permitted Liens) on any of its assets (other than the Excluded Assets), other than Liens which will be terminated at or before Closing;
(c)commence or settle any Action of or against any Acquired Entity or Asset Seller for which damages are sought in excess of [***$***], or involving non-monetary remedies which might restrict the ability of Buyer and its Affiliates (including the Acquired Entities from and after the Closing) to compete, hire or solicit any Person or otherwise operate their business;
(d)other than sales of Inventory and Long-Term Inventory in the Ordinary Course of Business and sales of equipment set forth on Schedule 7.1(d), sell, lease or otherwise dispose of any of its properties or assets (including any Landmark Asset, Inventory and Long-Term Inventory), except the Acquired Entities shall be permitted to sell, dispose or otherwise transfer the Excluded Assets in a sale, disposition or other transaction in which none of the Acquired Entities or Buyer incurs or otherwise has any obligation or liability as of or after the Closing;
(e)sell, assign, transfer, license, abandon, permit to lapse or grant any rights to or under any Business Intellectual Property, in each case, other than as would constitute a Permitted Lien;
(f)grant, issue, sell or otherwise dispose of any Equity Interests or grant any option or warrant or other right to purchase or obtain any Equity Interests;
(g)authorize or approve the transfer, assignment, pledge or other disposition of any Strata Shares, Glacier Interests or other Equity Interests of any Acquired Entity or Asset Seller;
(h)declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or property) in respect of, any Equity Interests of any Acquired Entity or Asset Seller, other than distributions of cash in excess of amounts necessary to operate in the Ordinary Course of Business, except the Acquired Entities shall be permitted to sell, dispose or otherwise transfer the Excluded Assets in a sale, disposition or other transaction in which none of the Acquired Entities or Buyer incurs or otherwise has any obligation or liability as of or after the Closing;
(i)merge or consolidate with or into any other Person, dissolve or liquidate;
(j)enter into any new Contract that would be a Material Contract if in effect on the date hereof other than in the Ordinary Course of Business (including participating on any bidding for Contracts);
(k)amend, terminate, not renew or waive any material term under any Material Contract;
(l)make any material change in its accounting principles or practices except as required by GAAP, or change its fiscal year;
(m)except with respect to the Specified Transaction Bonuses or as required by the terms and provisions of any Plan in effect on the date hereof, (i) adopt, amend or terminate any Plan or any other plan or arrangement that would be a Plan if in effect as of the date of this Agreement, other than employment agreements entered into or modified in the Ordinary Course of Business with employees whose base salary or annualized wage is less than $100,000, (ii) increase in any manner the compensation or benefits of any current or former employee, director, manager or individual independent contractor of any Acquired Entity, other than annual merit increases of base salary or wages in accordance with such Acquired Entity’s generally applicable policy previously made available to Buyer; provided, however, that the Equity Sellers and/or Acquired Entities may pay bonuses in the Ordinary Course of Business without the prior written consent of the Buyer to Non-Union Business Employees employed by an Acquired Entity prior to or on the Closing in accordance with bonus schedule(s) as provided to Buyer prior to the date hereof, (iii) promise or grant any severance or termination pay or other potential payments, or (iv) hire or promote, or terminate or demote any employees whose base salary or annualized wage is more than $100,000, other than for a termination for cause;
(n)amend the Organizational Documents of any Acquired Entity or Asset Seller;
(o)(i) make or change any material Tax elections, (ii) settle or compromise any material Tax Liability, (iii) file any material amendment of any Tax Return, (iv) enter into any closing or similar agreement with respect to material Taxes, (v) waive or extend any statute of limitations (other than as a result of any automatic extension of time to file a Tax Return properly obtained), (vi) surrender any claim for a material refund of Taxes, (vii) adopt or change a method of accounting for Tax purposes or change any annual accounting period, (viii) make any voluntary Tax disclosure, Tax amnesty, or other similar filing, or (ix) file any material Tax Return other than in a manner consistent with applicable Law and prior practice;
(p)enter into any Contract for or otherwise agree to acquire any assets, properties, or securities of any Person;
(q)cancel, allow to expire, or fail to renew on substantially equivalent terms any Insurance Policy;
(r)enter into any Contract that limits or otherwise restricts Buyer, any Acquired Entity or their Affiliates, officers, directors, managers, or employees from and after the Closing or any successor thereto from engaging or competing in any line of business or in any geographic area;
(s)(i) delay or postpone the payment of accounts payable or other Liabilities by any Acquired Entity or Asset Seller beyond the dates when the same would have been paid in the Ordinary Course of Business, (ii) accelerate or delay the collection of notes or Accounts Receivable of any Acquired Entity or Asset Seller in advance of or beyond the dates when the same would have been collected in the Ordinary Course of Business, (iii) accelerate or delay the shipment of any products of the Business in advance of or beyond the dates when the same would have been shipped in the Ordinary Course of Business or (iv) transfer any accounts payable or other Liabilities, accounts receivable or assets from one Acquired Entity or Asset Seller to another Acquired Entity or Asset Seller except in the Ordinary Course of Business; or
(t)enter into any contractual or other obligation to do any of the actions referred to in this Section 7.1.
7.2Commercially Reasonable Efforts. Buyer, on the one hand, and Seller Group Members and Sellers’ Representative, on the other hand, will use all commercially reasonable efforts (or such higher standard as may be expressly applicable to any covenant or agreement of such Party) to bring about the fulfillment of each of their respective conditions precedent to the obligations of the other set forth in this Agreement and the Parties shall cooperate with each other, prior to, at and after the Closing Date, to take or cause to be taken all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated hereby as promptly as practicable.
7.3Pre-Closing Access. The Acquired Companies and Asset Seller shall, and Seller Group Members shall cause the Acquired Companies and Asset Seller to, permit Buyer and its authorized representatives reasonable access (in a manner so as not to interfere with the normal business operations of the Acquired Companies and Asset Seller and subject to the terms of the Real Property Leases, as applicable) during normal business hours, with prior written notice, to all officers, directors, managers, facilities, properties, assets, books and records of the Acquired Companies and Asset Seller and shall furnish and make available to Buyer and its authorized representatives such books, records and other information and documentation as Buyer and its authorized representatives may reasonably request, including in connection with its review of any the [***] provided, however, that neither Buyer nor its authorized representatives shall be authorized to conduct any environmental sampling, testing or other invasive testing or analyses without Sellers’ written consent, which may be withheld or conditioned in such Acquired Company’s or Asset Seller’s sole discretion. Buyer, the Acquired Companies and Asset Seller shall cooperate with the third-party providers to allow such third-party providers to complete the [***] as promptly as possibly following the date hereof and shall cause such third-party providers to keep Buyer and Sellers reasonably informed about the status and progress of such reports at all times. The Acquired Companies, Asset Seller, the Seller Group Members and Buyer shall cooperate to ensure continued access to the consultants engaged to prepare the [***] and to ensure such consultants work with Acquired Companies, Asset Seller, the Seller Group Members and Buyer in good faith to finalize such [***] and to incorporate Buyer’s reasonable comments thereto in the final drafts of such [***]. Buyer agrees that if Buyer so requires to meet with employees, Sellers’ Representative shall be permitted to be present for such meetings. Buyer and Seller Group Members agree to, and Seller Group Members shall cause the Acquired Companies to, work together to have discussions with the employees of the Acquired Companies following announcement of the transactions contemplated by this Agreement at an agreed time. Notwithstanding anything to the contrary set forth in this Agreement, during this period, none of the Acquired Companies, Asset Seller or any of their Affiliates shall be required to disclose to Buyer or any of its representatives any information if doing so would violate any applicable Laws to which the Acquired Companies or Asset Seller are subject or which they reasonably determine in good faith upon the advice of counsel could result in the loss of attorney-client and work product privileges (provided, however, that, Seller Group Members will notify Buyer of any such issues, use their reasonable best efforts to remove any such restrictions on the provision of such information and provide as much information as possible without waiving such privileges, including providing a summary of any withheld information).
7.4Exclusivity. Each Seller Group Member and Acquired Company, agrees that neither he, she or it nor any of his, her or its respective representatives, employees, beneficiaries or Affiliates, including, without limitation, any of their Affiliates’ accounting, investment banking and legal advisors, shall directly or indirectly (i) solicit, continue, institute, pursue or enter into any discussions, negotiations or agreements of any kind with any Person other than Buyer concerning any issuance or sale of Equity Interests of any Acquired Company or Asset Seller, joint venture, merger, acquisition, purchase or sale of a material portion of the assets of the Business or any Acquired Entity or Asset Seller (including the Landmark Assets and excluding the Excluded Assets) or of any of the Equity Interests of any Acquired Entity or Asset Seller, or other business combination or change in control of any Acquired Entity or Asset Seller (each, a “Sale Transaction”) or (ii) initiate, engage in or participate in any discussions or negotiations regarding, furnish any information (including by providing access to the books, records, assets, business or personnel of any Seller or the Acquired Entity) with respect to, assist or participate in any effort or attempt by any third party to do or seek any of the foregoing. In the event that any Seller Group Member or any Acquired Entity receives, directly or indirectly, an inquiry, proposal or written offer for a Sale Transaction, Seller Group Members and the Acquired Companies, as applicable, shall promptly notify Buyer in writing of the receipt of such an offer and the material terms thereof and shall refrain from negotiating with the offeror or otherwise pursuing said offer in any manner and shall send notice to the offeror to that effect. Each Seller Group Member and Acquired Company will terminate, and will instruct all persons acting on their behalf to terminate, on the date hereof, any discussions or other activities regarding a Sale Transaction with any Person, other than Buyer, in which it is currently engaged.

7.5Government Approvals and Other Third-Party Consents.
(a)Each Party shall, as promptly as possible, use its reasonable best efforts (or such higher standard as may be expressly applicable to any covenant or agreement of such Party) to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governments that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each Party shall cooperate fully with the other Parties and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals.
(b)Buyer, on the one hand, and Seller Group Members and the Acquired Companies, on the other hand, shall use commercially reasonable efforts (or such higher standard as may be expressly applicable to any covenant or agreement of such Party) to give all notices to, and obtain all consents from, all third parties that are listed on Schedule 3.4(a) or Schedule 4.5(c), respectively, except where the Parties agree that such consents are not necessary.
7.6HSR Act and Other Filings.
(a)Subject to the terms and conditions of this Agreement, each of the Parties will use reasonable best efforts to (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Antitrust Laws to consummate the transactions contemplated by this Agreement, (ii) take action to avoid or eliminate each and every impediment under any Antitrust Laws or any other applicable Laws so as to enable the Closing to occur as soon as reasonably practicable (and in any event no later than the Outside Date (as may be extended pursuant to Section 11.1(d)), (iii) file Notification and Report Forms pursuant to the HSR Act with respect to the transactions contemplated hereby by [***], (iv) file any other notification or reports or other filings required or advisable pursuant to other Antitrust Laws with respect to the transactions contemplated hereby as soon as reasonably practicable, (v) comply as promptly as practicable with any request for additional information and documentary material that may be issued pursuant to the HSR Act or other Antitrust Laws, and (vi) cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Antitrust Laws as soon as practicable. In furtherance of the foregoing, Buyer agrees to use reasonable best efforts to propose, negotiate, offer to, commit to, and effect, by consent decree, hold separate order, or otherwise, the sale, divestiture, or disposition of any assets, properties, product lines or businesses of Buyer (including its subsidiaries or Affiliates) or any of the assets, properties, product lines, or businesses of the Acquired Entities or Asset Seller (including their respective subsidiaries or Affiliates) to be acquired pursuant to the transactions contemplated by this Agreement; provided that Buyer will not be required, either pursuant to this Section 7.6(a), any other provision of this Agreement or otherwise, to (1) propose, negotiate, offer, commit to or effect, the sale, divestiture, or disposition of assets, properties, product lines or businesses of Buyer (or its subsidiaries or Affiliates) or the Acquired Entities or Asset Seller (including their respective subsidiaries or Affiliates) to be acquired pursuant to the transactions contemplated by this Agreement, (2) enter into, modify or terminate any Contract, (3) agree to any material restriction on the conduct of Buyer (or its subsidiaries or Affiliates) or the Acquired Entities or Asset Seller (including their respective subsidiaries or Affiliates) to be acquired pursuant to the transactions contemplated by this Agreement or (4) waive any rights, representing, in the aggregate of (1)-(4), [***]; and provided further that to the extent Buyer takes any one or more of the actions described in this Section 7.6(a), Seller Group Members and the Acquired Entities shall cooperate with Buyer as necessary to effectuate any such actions. Notwithstanding the foregoing, Buyer shall have no obligation to defend through litigation on the merits any claim asserted in court by any party or Government in order to avoid the entry of, or have vacated, lifted, reversed, overturned or terminated, any decree, Order or judgment (whether temporary, preliminary or permanent) that would restrain, prevent, or delay the Closing prior to the consummation of the transactions contemplated by this Agreement. Seller Group Members shall agree if, and solely if, requested by Buyer, and at Buyer’s sole cost and expense, to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, products, services, or assets of the Acquired Companies and Asset Seller; provided, that any such action shall be conditioned upon the consummation of the transactions contemplated by this Agreement. Buyer shall bear the cost of all filing fees under the HSR Act. Buyer shall control the strategy for all actions under this Section 7.6 after considering in good faith reasonable comments from Seller Group Members.
(b)In connection with the efforts referenced in Section 7.6(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, each of the Seller Group Members, on the one hand, and Buyer, on the other hand, shall use reasonable best efforts to: (i) promptly notify outside antitrust counsel for the other party of any material communication to that party from the FTC, the DOJ, any state attorney general or any other Government in respect of any filing under any Antitrust Laws, investigation, inquiry or other proceeding relating to the transactions contemplated by this Agreement and, subject to applicable Law and provided that written materials may be redacted as necessary to comply with contractual arrangements and as necessary to address reasonable privilege or confidentiality concerns, discuss with and permit the other party (and its outside antitrust counsel) to review in advance, and consider in good faith the other party’s reasonable comments in connection with any proposed written communication to any of the foregoing; (ii) not participate or agree to participate in any substantive meeting, telephone call, or discussion with any Government in respect of any filing under any Antitrust Laws, investigation, or inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Government, gives outside antitrust counsel for the other party the opportunity to attend and participate thereat; (iii) subject to applicable Law and provided that written materials may be redacted as necessary to comply with contractual arrangements and as necessary to address reasonable privilege or confidentiality concerns, furnish outside antitrust counsel for the other party promptly with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them (and/or their Affiliates or representatives) on the one hand, and any Government or members of their respective staffs on the other hand, with respect to this Agreement and the transactions contemplated hereby; and (iv) act in good faith and reasonably cooperate with the other party and its outside antitrust counsel in connection with any filing under any Antitrust Laws, registrations, or declarations concerning this Agreement or the transactions contemplated hereby and in connection with resolving any investigation or other inquiry of any Government under the HSR Act or any other Antitrust Law with respect to any such filing under any Antitrust Laws, registration or declaration concerning this Agreement or the transactions contemplated hereby.
(c)Subject to applicable Law and except as required by any Government, none of the Seller Group Members, on the one hand, or the Buyer, on the other hand, shall (i) agree to extend any waiting period under the HSR Act without the prior written consent of the other parties hereto (such consent not to be unreasonably withheld, conditioned or delayed), (ii) enter into any agreement with any Government not to consummate the transactions contemplated by this Agreement without the prior written consent of the other parties hereto (such consent not to be unreasonably withheld, conditioned or delayed) or (iii) enter into or consummate any binding Contract, business combination or other acquisition that would be reasonably likely to prevent or materially delay the receipt of any regulatory approvals required to consummate the transactions contemplated hereby.
7.7Bank and Other Accounts. Not later than three (3) Business Days prior to the Closing Date, Sellers’ Representative shall deliver to Buyer a schedule of all lockbox, bank and securities accounts maintained by any Acquired Company. Seller Group Members and the Acquired Companies shall cooperate with Buyer such that, effective as of the Closing Date, Persons authorized by Buyer constitute the sole parties having control over any lockbox, bank or securities accounts of any Acquired Company or to which its customers or others make payments to any Acquired Company.

7.8Notifications; Certain Diligence Matters.
(a)Notifications. Sellers’ Representative (on behalf of the Seller Group Members) will promptly notify Buyer of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby; (ii) any notice or other communication from any Government in connection with the transactions contemplated hereby; (iii) any Actions commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting Buyer or its Affiliates or any Acquired Entity, the Landmark Assets or Seller Group Member that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement, as applicable, or that relates to the consummation of the transactions contemplated hereby; and (iv) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that would be reasonably expected to cause any condition set forth in Section 8.1 or Section 8.2 to not be satisfied, together with Sellers’ Representative’s good faith reasonable estimate of any Indemnified Losses to the Buyer Indemnified Person pursuant to Article X with respect to the matters identified in such notice (any notifications pursuant to this Section 7.8(a) (other than events or circumstances that arise from any violation of Section 7.1, a “Post-Signing Disclosure Notification” and any Indemnified Losses set forth in such Post-Signing Disclosure Notification, a “Potential Buyer Disclosure Losses”).
(b)Certain [***] Matters.
(i)Following the date hereof and at least five (5) Business Days prior to the Closing Date, Sellers’ Representative (on behalf of the Seller Group Members) shall deliver to Buyer, promptly upon Sellers’ Representative’s or any Acquired Entity’s receipt thereof, complete copies of the following reports to the extent not provided to Buyer at least two (2) Business Days prior to the date hereof: [***].
(ii)At any time following receipt of each of [***], Buyer shall have the opportunity to review and discuss with Sellers’ Representative and the third-party providers of each such report the contents of each such report, and shall be provided reasonable access to all such third-party providers and the information, data, reports and materials used to compile the [***].
(iii)To the extent that Buyer identifies any issues with any of the matters set forth in [***], Buyer shall provide notice to the Sellers’ Representative identifying any such matter and providing its good faith estimate of any such Indemnified Losses to the Buyer Indemnified Person pursuant to Article X with respect to any matters identified in such reports [***]. For a period of thirty (30) days following receipt of any [***], Sellers’ Representative shall have the right to cure any [***] (to the extent curable within such thirty (30) day period, as determined by Buyer in its reasonable discretion) at the sole cost and expense of Sellers. Sellers’ Representative’s right to cure will not be available in the event of fraud or breach of any Seller Group Member of this Section 7.8.
(iv)For the avoidance of doubt, nothing in any spreadsheet, desktop report or other information provided to Buyer prior to signing [***] shall have any impact on Buyer’s rights hereunder.
(c)If prior to Closing, (i) Sellers’ Representative delivers any Post-Signing Disclosure Notifications to Buyer and identifies any Potential Buyer Disclosure Losses as set forth in subsection (a) above and/or (ii), following the receipt of any [***], Buyer provides notice of any [***] as set forth in subsection (b) above, which such [***] (collectively, the “Potential Buyer Losses”) in the aggregate would, in Buyer’s good faith determination, not be reasonably likely to result Potential Buyer Losses in an aggregate amount of Indemnified Losses in excess of [***$***] (subject to all limitations set forth in Article X), then such Post-Signing Disclosure Notifications and Potential Buyer Losses will not (i) have any effect on or in any way limit any Buyer Indemnified Person’s rights to indemnification under Article X or in any way limit any of the representations and warranties of any Seller Group Member in this Agreement, (ii) be deemed to amend or supplement the Disclosure Schedules or (iii) limit in any respect the remedies of Buyer available under this Agreement (including with respect to the matters set forth on Section 10.1(j), Section 10.2(j) and Section 10.3(j)). To the extent of any such Potential Buyer Losses, the amount held in the escrow account pursuant to the Escrow Agreement shall be increased on a dollar for dollar basis by the amount of the Potential Buyer Losses, subject to Sellers’ right to cure set forth in Section 7.8(b)(iii), if applicable).
(d)If prior to the Closing, (i) Sellers’ Representative delivers any or a series of Post-Signing Disclosure Notifications to Buyer and identifies any Potential Buyer Disclosure Losses as set forth in subsection (a) above and/or (ii) following the receipt of any [***], Buyer provides notice of any [***] as set forth in subsection (b) above, which in Potential Buyer Losses, in the aggregate, would, in Buyer’s good faith determination, be reasonably likely to result in Potential Buyer Losses totaling more than [***$***] (subject to the limitations set forth in Article X), then Buyer may, in its sole and absolute discretion either (x) subject to Sellers’ right to cure set forth in Section 7.8(b)(iii), terminate this Agreement in accordance with Section 11.1(g) or (y) notify the Sellers’ Representative of its election to enter into negotiations to reduce the Base Cash Amount in proportion of such Potential Buyer Losses (a “Base Price Reduction”). If Buyer exercises its right to a Base Price Reduction pursuant to Section 7.8(d)(y), then Buyer and Sellers’ Representative shall, and each hereby agrees, to negotiate in good faith for a period of no longer than thirty (30) days, a reduction to the Base Cash Amount so as to make Buyer and the Buyer Indemnified Persons whole for such Potential Buyer Losses (and, if applicable, Sellers’ Representative shall not exercise its right to terminate this Agreement under Article XI or exercise any other right during such thirty (30) day period). If Buyer and the Sellers’ Representative mutually agree on the amount of the Base Price Reduction in accordance with this Section 7.8(d), then promptly after the date of such agreement: (1) the Parties shall amend this Agreement solely to reflect that the Base Cash Amount is an amount equal to Four Hundred Fifty Four Million U.S. Dollars ($454,000,000), minus the Base Price Reduction as agreed upon by Buyer and the Sellers’ Representative, (2) if applicable, the matters set forth in such Post-Signing Disclosure Notifications or otherwise resulting in the such Potential Buyer Losses shall be deemed to have updated and amended the applicable Disclosure Schedules, (3) Buyer shall have been deemed to have waived the non-fulfillment of the conditions in Section 8.2(a) as a result of the matters set forth in Post-Signing Disclosure Notifications or otherwise resulting in the such Potential Buyer Losses, and (4) Buyer shall not be entitled to any indemnification pursuant to Article X for any such Potential Buyer Losses, but only to the extent of any Potential Buyer Losses. For the avoidance of doubt, if Buyer determines in good faith that the aggregate amount of the Potential Buyer Losses would be less than the [***$***] threshold set forth in Section 7.8(b) above and, following the Closing, the Indemnified Losses with respect thereto are ultimately determined to be in excess of such [***$***] threshold, the provisions of Section 7.8(c) shall apply to all such Potential Buyer Losses and the related matters and not the provisions of Section 7.8(d).
(e)Notwithstanding anything to the contrary in this Section 7.8, nothing in this Section 7.8 shall in any way restrict or in any way affect the rights of Buyer, and the limitations in Section 7.8(d) shall not apply, to any Potential Buyer Losses or breach or loss arising from any Post-Signing Disclosure Notifications involving fraud.
7.9CapEx [***]. During the period between the date hereof and the Closing Date, (a) Sellers’ Representative shall provide Buyer with an update, on no less than a monthly basis, of the Acquired Companies’ forecasted net capital expenditures for the remainder of fiscal 2024, and (b) none of Asset Seller or Acquired Companies shall, directly or indirectly, enter into any agreement or otherwise make or commit to make any material capital expenditure or asset sale (ordinary course or otherwise) without (i) providing advance written notice of the same to Buyer and (ii) complying in all respects with the terms of this Agreement (including as set forth in Section 7.1 hereof). In addition, with respect to any capital expenditures for fiscal year 2025, during the period between the date hereof and the Closing Date, none of Asset Seller or Acquired Companies shall, directly or indirectly, enter into any agreement or otherwise make or commit to make any such capital expenditure without the prior written consent of Buyer.

7.10Transfer of Acquired Company Excluded Assets. Prior to the Closing Date, the Acquired Companies shall, on terms reasonably satisfactory to Buyer, assign, transfer, convey and deliver to Sellers or their designee, and Equity Sellers or their designee shall accept the assignment, transfer, conveyance and delivery of, all of the Acquired Company Excluded Assets. If after the Closing Date any Acquired Company Excluded Asset has not been removed from the Real Property, then the Parties shall cooperate using their respective commercially reasonable efforts to take reasonable actions required for the physical transfer, at the sole cost and expense of Equity Sellers, of any Acquired Company Excluded Assets to an Equity Seller or its designee.
7.11Intercompany Obligations . Prior to the Closing Date, Sellers shall, and Sellers shall cause the Acquired Entities to, pay, satisfy in full and discharge, in a manner which complies with all applicable Laws and which is approved by Buyer (which approval shall not be unreasonably withheld or delayed), all intercompany obligations of the Acquired Entities and all obligations due to or from any Related Party to any Acquired Entity (“Related Party Obligations”) so that there shall be no intercompany obligations or Related Party Obligations outstanding at the Effective Time. Sellers shall be responsible for the payment of any costs and Taxes or Liabilities for Taxes resulting from the payment (or receipt of payment), satisfaction and discharge of such intercompany obligations and Related Party Obligations.
7.12Financial Statements. Until the Closing Date or earlier termination of this Agreement, the Sellers’ Representative shall deliver to Buyer (a) within thirty (30) days after the end of each month a copy of the monthly financial statements of Strata as of and for such month then ended prepared in the Ordinary Course of Business and (b) within three (3) days of receipt thereof, the 2024 Audited Financials.
7.13Employment Agreement. Prior to the Closing Date or earlier termination of this Agreement, Strata and Buyer shall use commercially reasonable efforts to negotiate the Employment Agreement on terms mutually acceptable to Buyer and [***].
ARTICLE VIII.
CONDITIONS TO CLOSING
8.1Conditions to all Parties’ Obligations. The obligations of each of Buyer and the Seller Group Members to consummate the Closing under this Agreement are subject to the satisfaction or, if permitted by applicable Laws, waiver by the Party for whose benefit such condition exists in accordance with Section 12.4, at or prior to the Closing, of all of the following conditions:
(a)The transactions contemplated by this Agreement shall not be prohibited by any applicable Laws.
(b)No Order shall have been instituted at or prior to the Closing by any Government, relating to this Agreement or the transactions contemplated by this Agreement or having the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of the transaction contemplated by this Agreement, or causing the transaction contemplated by this Agreement to be rescinded following completion thereof.
(c)All Government consents shall have been obtained and any applicable waiting periods in respect thereof (and any extensions thereof and any timing agreement entered into with a Government to delay or not consummate the transactions contemplated by this Agreement) under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated, and all consents, clearances, waivers, approvals, or authorizations under any other Antitrust Law shall have been granted or obtained.
8.2Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the Closing under this Agreement are subject to the satisfaction (or, if permitted by applicable Laws, waiver by Buyer), at or prior to the Closing, of all of the following conditions:

(a)Representations and Warranties. (i) Each of the representations and warranties of Seller Group Members set forth in Article III and Article IV of this Agreement, without giving effect to any materiality qualification contained in such representations and warranties, shall be true and correct in all material respects in each case as of the date hereof and as of the Closing with the same effect as if made anew at and as of the Closing (except to the extent such representations and warranties are made solely as of a date other than the Closing Date in which case they shall be true and correct in all material respects as of such other date), except for the representations and warranties set forth in Sections 3.5 (Ownership of Sellers) and 4.3 (Capitalization and Ownership) shall be true and correct in all respects, except for de minimis inaccuracies, as of the date hereof and as of the Closing with the same effect as if made anew at and as of the Closing (except to the extent such representations and warranties are made solely as of a date other than the Closing Date in which case they shall be true and correct in all respects, except for de minimis inaccuracies, as of such other date).
(b)Performance of Agreements. Seller Group Members, Sellers’ Representative and the Acquired Companies shall have performed and satisfied, in all material respects, all covenants and agreements required by this Agreement to be performed or satisfied by them at or prior to the Closing.
(c)Other Litigation. Since the date of this Agreement, no Action shall have been instituted by any Person (other than a Government or by Buyer or its Affiliates), or seeking to have the effect of making the transactions contemplated by this Agreement illegal, or otherwise restraining or prohibiting consummation of the transactions contemplated by this Agreement, or causing the transactions contemplated by this Agreement to be rescinded following completion thereof.
(d)Deliveries. Seller Group Members and Sellers’ Representative, as applicable, shall have made all deliveries required under Section 2.6.
(e)No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred with respect to any Acquired Company, Asset Seller or the Business.
(f)[***]
(g)Delivery of [***]. Sellers’ Representative shall have delivered to Buyer accurate and complete copies of the [***].
8.3Conditions to Seller Group Members, Sellers’ Representative and Acquired Companies’ Obligations. The obligations of Seller Group Members, Sellers’ Representative and the Acquired Companies to consummate the Closing under this Agreement are subject to the satisfaction (or, if permitted by applicable Laws, waiver by Sellers’ Representative on behalf of Seller Group Members), at or prior to the Closing, of all of the following conditions:
(a)Representations and Warranties. Each of the representations and warranties of Buyer set forth in Article V of this Agreement, without giving effect to any materiality qualification contained in such representations and warranties, shall be true and correct in all respects in each case as of the date hereof and as of the Closing with the same effect as if made anew at and as of the Closing (except to the extent such representations and warranties are made solely as of a date other than the Closing Date in which case they shall be true and correct in all material respects as of such other date), except for such failures to be true and correct as would not in the aggregate materially impair or delay Buyer’s ability to consummate the transactions contemplated by this Agreement or by any Ancillary Agreement or perform its obligations hereunder or thereunder.
(b)Performance of Agreements. Buyer shall have performed and satisfied, in all material respects, all covenants and agreements required by this Agreement to be performed or satisfied by Buyer at or prior to the Closing.

(c)Deliveries. Buyer shall have made all other deliveries required under Section 2.7(a).
ARTICLE IX.
ADDITIONAL COVENANTS OF THE PARTIES
9.1Public Announcements; Confidentiality.
(a)Subject to the next sentence of this Section 9.1(a), Buyer and Sellers’ Representative (on behalf of Seller Group Members), shall consult with each other and shall mutually agree in writing (such agreement not to be unreasonably withheld or delayed) upon the content and timing of any press release or other public statements or communication with respect to the transactions contemplated by this Agreement and none of the Parties shall issue any such press release or make any public statement with respect to the transactions contemplated by this Agreement prior to such consultation and agreement, unless required by applicable Law (in the reasonable opinion of counsel) in which case each other Party shall have the right to review such press release or other public statements prior to its issuance, distribution or publication. Notwithstanding the foregoing, Buyer and its Affiliates (including the Acquired Companies after the Closing) shall be permitted, without prior consultation, approval of, or notice to, the Sellers’ Representative, to (i) make filings and disclosures as is necessary or appropriate to comply with applicable securities Laws (including the rules or requirements of any stock exchange on which securities of Buyer or its Affiliates are listed), (ii) issue a press release or other announcement so long as any statements contained therein concerning the transactions contemplated by this Agreement are consistent with previous releases or announcements with respect to which such party has complied with the provisions of the immediately preceding sentence, and (iii) make routine notifications by Buyer (including the Acquired Companies after the Closing) to customers, suppliers, and others formerly doing business with the Business.
(b)Subject to Section 9.1(a), each Party shall keep this Agreement and the execution and terms hereof confidential; provided that each such Party may disclose such matters to its directors, managers, officers, employees, representatives and advisors to such extent as may be reasonable for the negotiation, execution, consummation and performance of this Agreement. The foregoing obligations of confidentiality in this Section 9.1(b) do not pertain to the disclosure of information which is available publicly (other than as a result of breach of this Agreement or other agreement or obligation of confidentiality), is required to be disclosed by any court or any stock exchange or such Party discloses in order to comply with applicable Law. Each Party recognizes and agrees that in the event of a breach of this Section 9.1(b), money damages may not be an adequate remedy to the injured party for such breach and, even if money damages were adequate, it would be impossible to ascertain or measure with any degree of accuracy the damages sustained by such injured party therefrom. Accordingly, if there should be a breach or threatened breach by a Party of the provisions of this section, the injured Party shall be entitled to an injunction restraining the breaching Party from any breach without showing or proving actual damage sustained by the injured Party. Nothing in the preceding sentence shall limit or otherwise affect any remedies that a Party may otherwise have under applicable Law.
9.2Taxes.
(a)All transfer, documentary, sales, use, stamp, registration, and other similar Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”) shall be paid fifty (50%) by Buyer, on the one hand, and fifty percent (50%) by Seller Group Members, on the other hand, when due, and the Party responsible for filling any necessary Tax Returns related to such Transfer Taxes will, at its own expense, file, or cause to be filed, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable Law, the other Party will, and will cause its Affiliates to, join in the execution of any such

Tax Returns and other documentation. Buyer and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any Government or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax that could be imposed (with respect to the transactions contemplated hereby).
(b)For purposes of this Agreement, the Taxes that are allocable to the portion of a Straddle Period ending on the Closing Date shall (i) in the case of property, ad valorem and other Taxes imposed on a periodic basis (including for the avoidance of doubt, Property Taxes), be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax based upon or related to income, gains, receipts, gross margins, employment, sales, use, or other Taxes imposed on a non-periodic basis reasonably allocable using a closing-of-the-books approach, be deemed equal to the amount that would be payable if the relevant Straddle Period ended on and included the Closing Date pursuant to an interim closing-of-the-books. Any credits relating to a Straddle Period shall be taken into account as though the relevant taxable period ended on and included the Closing Date. All determinations necessary to give effect to the allocations described in this Section 9.2(b) shall be made in a manner consistent with the prior practice, except for changes required by Law.
(c)Buyer and Sellers agree to treat the Closing Date as the last day of the taxable year of Strata for U.S. federal Income Tax purposes and, to the maximum extent required or permitted by applicable Law, state and local Income Tax purposes. Sellers’ Representative shall prepare or cause to be prepared and timely file or cause to be timely filed (the “Seller Prepared Returns”) (i) all Tax Returns required to be filed by Asset Seller or Glacier Holdco, and (ii) all Income Tax Returns required to be filed by Strata for any Pre-Closing Period that are first due after Closing (such Income Tax Returns, together with the IRS Form 1120-S for Glacier Holdco for the taxable period that includes the Closing Date, the “Seller Prepared Income Tax Returns”). Notwithstanding anything to the contrary in this Agreement, the Parties hereby acknowledge and agree that the Seller Transaction Tax Deductions shall be included in the Pre-Closing Period of the applicable Seller Prepared Returns. All Seller Prepared Returns shall be prepared consistent with the past practices of the applicable taxpayer, except as otherwise required by Law, and at least thirty (30) Business Days prior to the due date for filing, Sellers’ Representative shall provide drafts of the Seller Prepared Income Tax Returns to Buyer for its review and comment. Sellers’ Representative shall consider Buyer’s comments in good faith in finalizing such Seller Prepared Income Tax Returns; provided, however, that Sellers’ Representative shall include Buyer’s reasonable comments in respect of any Seller Prepared Income Tax Return for Strata. Buyer shall prepare or cause to be prepared and file or cause to be filed all other Tax Returns required to be filed after the Closing by Strata or Glacier Resources or in respect of the Landmark Assets, in each case, in respect of a Pre-Closing Period or Straddle Period (collectively, the “Buyer Prepared Returns”). All Buyer Prepared Returns shall be prepared consistent with the past practices of the applicable taxpayer, except as otherwise provided by Law, and at least thirty (30) Business Days prior to the due date for filing any Income Tax Return that is a Buyer Prepared Return, Buyer shall provide drafts of such Income Tax Returns to Sellers’ Representative for its review and comment. Buyer shall consider Sellers’ Representative’s comments in good faith in finalizing such Buyer Prepared Returns. All Taxes payable with respect to any Pre-Closing Period or the portion of a Straddle Period ending on the Closing Date, including in respect of the Tax Returns prepared pursuant to this Section 9.2(c), shall be borne by Sellers and shall be paid to Buyer no later than five (5) Business Days prior to the due date for filing such Tax Returns, except to the extent, and in such amount, as such Taxes were taken into account in the determination of the Final Indebtedness Amount or the Final Net Working Capital.
(d)Buyer shall provide prompt written notice (together with copies of any relevant correspondence) to Sellers’ Representative of any audit, examination, dispute, adjustment or other administrative or judicial proceeding or action in respect of a Pre-Closing

Period and that would reasonably be expected to affect any amount that otherwise would be payable by Asset Sellers, Asset Seller Owners or Equity Sellers pursuant to Section 10.1(h), Section 10.2(d) or Section 10.3(d) (each, a “Tax Claim”). If, in respect of a Tax Claim that relates solely to a taxable period ending on or prior to the Closing Date, Sellers’ Representative delivers written notice to Buyer within thirty (30) days of being notified of such Tax Claim of its intent to control such Tax Claim, then Sellers’ Representative shall be permitted to control such Tax Claim at its sole cost and expense. Buyer shall control, at Sellers’ Representative’s sole cost and expense, all other Tax Claims related to a Pre-Closing Period not controlled by Sellers’ Representative and Sellers’ Representative shall have the right at its sole cost and expense to participate in any such Tax Claims. The Party controlling a Tax Claim (the “Controlling Party”) shall (i) defend or prosecute the Tax Claim diligently and in good faith, (ii) timely inform the non-Controlling Party of all material developments and events relating to such Tax Claim (including providing copies of relevant portions of all written materials relating to such Tax Claim) and otherwise reasonably consult and cooperate with the non-Controlling Party in good faith, and (iii) shall not enter into any compromise or settlement of such Tax Claim without the prior written consent of the non-Controlling Party (which consent shall not be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, the provisions of this Section 9.2(d), and not those of Section 10.7, shall govern with respect to Tax Claims.
(e)Buyer covenants that, without the prior written consent of Sellers’ Representative (which shall not be unreasonably withheld, conditioned or delayed), it shall not, and shall not cause or permit any Acquired Company or any Affiliate of Buyer to, (i) initiate any voluntary disclosure or similar process or initiate communications with any Taxing Authority, in each case, with respect to Taxes of the Acquired Companies attributable to any Pre-Closing Period, (ii) make or change any Tax election that applies to or is effective with respect to a Pre-Closing Period or amend any Tax Return with respect to a Pre-Closing Period, or (iii) amend any Buyer Prepared Returns that would actually and materially increase Asset Sellers, Asset Seller Owners, or Equity Sellers’ indemnity obligations pursuant to Section 10.1(h), Section 10.2(d) or Section 10.3(d).
(f)Any cash Tax refund (or credit in lieu of a cash Tax refund) of Asset Seller Indemnified Taxes or Equity Seller Indemnified Taxes that is actually received (or in the case of a credit in lieu of a cash Tax refund, which actually reduces cash Taxes otherwise due) by Buyer, any Affiliate of Buyer or the Acquired Companies shall be for the account of Sellers’ Representative, other than any such refund (or credit) that (i) is attributable to the carryback by any Acquired Companies of any Tax attribute generated in a Tax period (or portion thereof) beginning after the Closing Date, or (ii) was included as a Current Asset in the Final Net Working Capital. Upon Sellers’ Representative’s written request therefor, Buyer shall use (and shall cause its Affiliates to use) commercially reasonable efforts to obtain any such refund and Buyer shall pay to Sellers’ Representative an amount equal to any such cash Tax refund (or credit in lieu thereof) and interest received thereon from the applicable Taxing Authority no later than twenty (20) days following the actual receipt of such cash refund (or utilization of such credit), net of any Taxes imposed on the receipt thereof or reasonable out-of-pocket costs incurred in connection therewith.
(g)Buyer will not make any election under Sections 338 or 336 of the Code (or any similar provisions under state, local or non-U.S. Law) with respect to the acquisition of any Acquired Entity contemplated by this Agreement.
9.3Further Assurances. From and after the Closing, the Parties shall do such acts and execute such documents and instruments as may be reasonably required to make effective the transactions contemplated hereby and by the Ancillary Agreements.
9.4Employee Matters.
(a)Any Non-Union Business Employee who remains employed by an Acquired Entity at 12:01 a.m. on the Closing Date shall be hereinafter referred to as a

“Continuing Employee” effective as of the Closing Date. [***]. The terms and conditions of employment for any Union Business Employee who remains employed by an Acquired Entity at 12:01 a.m. on the Closing Date will continue to be governed by an applicable collective bargaining agreement and applicable Law.
(b)For purposes of the participation of Continuing Employees in employee benefit plans that are provided to similarly situated employees of Buyer or an Affiliate of Buyer (“Buyer Benefit Plan”), Buyer shall, or shall cause an Affiliate of Buyer to credit each Continuing Employee with all years of service for which such Continuing Employee was credited before the Closing Date under any comparable Plans, except to the extent such credit would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, Buyer shall use commercially reasonable efforts to (i) cause each Continuing Employee to be eligible to participate in any and all Buyer Benefit Plans on the first day of the month following the Closing to the extent that coverage under such Buyer Benefit Plans replaces coverage under comparable Plans in which such Continuing Employee participated as of immediately prior to the Closing; (ii) [***]; and (iii) [***].
(c)With respect to the Continuing Employees, the Acquired Entities will have full responsibility under the WARN Act relating to any act or omission of the Acquired Entities after the Closing.
(d)Nothing in this Agreement, whether express or implied, is intended to, or shall, (i) constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise be treated as an amendment or modification of any Plan or other benefit plan, agreement or arrangement of Buyer, (ii) limit the right of Buyer, its Affiliates or Sellers to amend, terminate or otherwise modify any Plan or other benefit plan, agreement or arrangement of Buyer following the Closing Date, or (iii) create any third-party beneficiary or other right (x) in any Person, including any current or former employee of any Seller or its Affiliates, any participant in any Plan or other benefit plan, agreement or arrangement (or any dependent or beneficiary thereof) of Buyer or (y) to continued employment with Buyer or Sellers. Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer or its Affiliates to terminate, reassign, promote or demote any of the Continuing Employees after the Closing Date or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, or terms or conditions of employment of such employees.
9.5Termination of Strata 401(k) Plan. Effective as of no later than one (1) Business Day immediately prior to the Closing Date, Strata shall cause the Strata 401(k) Plan to be terminated. Strata shall provide Buyer with evidence that such Plan has been terminated effective no later than one (1) Business Day immediately preceding the Closing Date pursuant to resolutions of Strata’s board of directors. Strata shall also take such other commercially reasonable actions in furtherance of terminating the Strata 401(k) Plan as Buyer may reasonably request. In the event that termination of the Strata 401(k) Plan would reasonably be anticipated to trigger liquidation damages, surrender charges, or other fees, then Strata shall take all such commercially reasonable actions to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Buyer no later than ten (10) Business Days prior to the Closing Date.
9.6Retirement. Effective as of Closing, Buyer shall cause each Continuing Employee who, as of immediately prior to Closing, was eligible to participate in the Strata 401(k) Plan to be eligible to participate in Buyer’s or Buyer’s affiliate’s tax-qualified defined contribution plan (the “Buyer 401(k) Plan”). [***].
9.7Section 280G.
(a)Prior to the Closing, the Acquired Entities shall use their commercially reasonable efforts to obtain (a) waivers of any payments and/or benefits to “disqualified individuals” (within the meaning of Section 280G of the Code and the Treasury Regulations thereunder) of the Acquired Entities and the members of their “affiliated group” (within the meaning of Section 280G of the Code and the Treasury Regulations thereunder) that, separately or in the aggregate, may constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code and the Treasury Regulations thereunder (the “Section 280G Payments”) from, and duly executed by, such “disqualified individuals” and (b) thereafter, if such waivers are in fact obtained, approval (meeting the requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder) of such Section 280G Payments (the “Section 280G Equityholder Vote”), such that no such payment or benefit will be deemed an “excess parachute payment” as contemplated by Section 280G of the Code and the Treasury Regulations thereunder, subject, in each case, to review and approval by Buyer of such waivers or Section 280G Equityholder Vote materials prior to their distribution and execution, such approval not to be unreasonably withheld, conditioned, or delayed. No later than three (3) Business Days prior to the Closing, the Acquired Entities shall deliver to Buyer evidence reasonably satisfactory to Buyer of the solicitation of the waivers, the outcome of the Section 280G Equityholder Vote and clawback or forfeiture of compensation and benefits that may be necessary or appropriate as a result of the application of Section 280G and the outcome of the waiver solicitation and the Section 280G Equityholder Vote.
9.8Restrictions on Asset Seller Dissolution. Asset Seller will not, and each Asset Seller Owner will cause Asset Seller not to, dissolve until after the three (3) year anniversary of the Closing Date and, in any event, any dissolution of Asset Seller following such date shall be in accordance with applicable Law (including with respect to any Liabilities of such entity). During such period, Asset Seller shall, and each Asset Seller Owner will cause Asset Seller to, have sufficient cash on hand or other sources of immediately available funds to enable it to honor any and all of its obligations under this Agreement.
9.9Insurance. Prior to the Closing, the Acquired Companies shall, and the Equity Sellers will cause each Acquired Company to, obtain, maintain and fully pay for “tail” insurance in respect of the management liability program, inclusive of directors’ and officers’ liability, employment practices liability, and fiduciary liability coverages (the “Tail Policies”), in each case, with a coverage period of not less than six (6) years from the Closing Date from an insurance carrier or carriers with the same or better credit rating as such Acquired Company’s current insurance carrier or carriers with respect to each such Tail Policy. Each of Sellers, on the one hand, and Buyer, on the other hand, shall pay for fifty percent (50%) of the costs and expenses attributable to the Tail Policies. Following the Closing, each Seller shall maintain the Tail Policies in effect for the duration of their respective policy periods and shall not cancel, terminate, modify or waive such Tail Policies or otherwise take any action that may adversely affect the rights of any insured thereunder without the prior written consent of Buyer.
9.10Directors’ and Officers’ Indemnification. For a period of six (6) years after the Closing Date, Buyer shall cause the articles of incorporation or bylaws (or equivalent Organizational Documents) of each Acquired Company or any successor thereto to contain provisions that are no less favorable with respect to indemnification, advancement of expenses, and exculpation of former or present individuals serving in their capacity as managers, directors, and officers as are set forth in such Acquired Company’s articles of incorporation and bylaws (or equivalent Organizational Documents) as of the date of this Agreement. For a period of six (6) years after the Closing Date, the indemnification and liability limitation or exculpation provisions of each Acquired Company’s Organizational Documents shall not be amended, repealed, or otherwise modified after the Closing Date in any manner that would reasonably be expected to adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors, managers, officers, employees, or agents of any Acquired Company, unless such modification is required by applicable Laws.
9.11Access to Books and Records. Following the Closing, Asset Seller shall, and each Asset Seller Owner will cause Asset Seller to, provide Buyer with access to all business records and books of account of Asset Seller used or held for use in the conduct of the Business or related to the Landmark Assets to the extent they are not transferred to Buyer at the Closing.

9.12Certain Litigation.
(a)For the avoidance of doubt, the Parties hereby agree that following the Closing, the Actions set forth on Schedule 9.12 hereto (the “Specified Litigation”) shall remain claims of Strata.
(b)All documented, out-of-pocket costs and expenses incurred in connection with the Specified Litigation shall be borne [***%***] by Seller Group Members, on the one hand (the “Seller Specified Litigation Costs”), and [***%***]by Buyer, on the other hand. The Seller Group Members shall reimburse Buyer from time to time, on a no less than annual but no more than quarterly basis, with respect to the Seller Specified Litigation Costs.
(c)All payments, awards or other proceeds received by Strata in respect of the Specified Litigation following the Closing (the “Specified Litigation Awards”) shall be allocated [***%***]to Seller Group Members, on the one hand (the “Seller Specified Litigation Awards”), and [***%***] to Buyer, on the other hand. Promptly following Strata’s receipt of any Specified Litigation Award (and in any event within five (5) Business Days of such receipt), Buyer shall pay the Sellers’ Representative an amount equal to the Seller Specified Litigation Awards, minus any Seller Specified Litigation Costs that are unpaid as of such date or reasonably expected to be incurred following such date.
(d)Following the Closing Date, except as the Parties may otherwise agree, Buyer (i) shall control the investigation, prosecution, defense and appeal of the Specified Litigation and (ii) may settle, compromise, or consent to the entry of any judgment with respect to the Specified Litigation without the consent of any Seller Group Member. Buyer shall use commercially reasonable efforts to (x) upon request, keep the Sellers’ Representative (on behalf of the Seller Group Members) reasonably informed of all material filings, pleadings or updates with respect to the Specified Litigation and (y) reasonably consult with the Sellers’ Representative (on behalf of the Seller Group Members) with respect to the Specified Litigation.
(e)From and after the Closing Date, the Sellers’ Representative (on behalf of the Seller Group Members) and Buyer shall use reasonable efforts to make available to each other, upon written request, reasonable access (in a manner so as not to interfere with the normal business operations of the Acquired Entities) to their respective officers, directors, employees and agents to the extent that any such Person may reasonably be required in connection with the Specified Litigation. Each of the Parties agrees to retain and provide the other Party with reasonable access (in a manner so as not to interfere with the normal business operations of the Acquired Companies) to, all books and records in their respective possession relating to the Specified Litigation until such Action is fully and finally resolved. Notwithstanding anything to the contrary, (i) none of Buyer, the Acquired Entities or their Affiliates, on the one hand, or the Seller Group Members and their Affiliates, on the other hand, shall be required to disclose to the other Parties or any of its representatives any books and records or other information if doing so would violate any applicable Laws or contractual obligations to which the disclosing Party is subject or which such disclosing Party reasonably determines in good faith upon the advice of counsel could result in the loss of attorney-client and work product privileges and (ii) each of the Parties may condition the disclosure of any books and records or other information disclosed to the other Parties under this Section 9.12 upon receipt of a confidentiality agreement in form and substance reasonably satisfactory to the Parties.
ARTICLE X.
INDEMNIFICATION
10.1Indemnification by Asset Seller and Asset Seller Owners. Subject to the limitations set forth in Section 10.8 below, Asset Seller and each Asset Seller Owner, jointly and severally, shall hold Buyer and its Affiliates and the members, shareholders, directors, officers, partners, employees, successors, assigns, representatives and agents of each of them in their capacities as such (collectively, the

“Buyer Indemnified Persons”), harmless and indemnify and keep indemnified (and shall pay and compensate for, regardless of whether such matters arise from Third Person Claims or direct claims) each of them from and against any and all claims, losses, damages, Liabilities, fines, fees, penalties, expenses or costs (“Losses”), including reasonable attorneys’ fees and expenses incurred in connection with Losses and/or enforcement of this Agreement (in all, “Indemnified Losses”) suffered or incurred by any of them resulting from or arising out of or in respect of:
(a)the non-fulfillment, non-performance, violation or breach of any agreement, covenant or other obligation of Asset Seller or any Asset Seller Owner made or incurred under or pursuant to this Agreement;
(b)any breach of or inaccuracy in any representation or warranty made by Asset Seller or any Asset Seller Owner in Article III solely with respect to the Asset Seller and Asset Seller Owners (other than Fundamental Representations and Statutory Representations);
(c)any breach of or inaccuracy in any Fundamental Representation made by the Asset Seller or any Asset Seller Owner in Article III solely with respect to the Asset Seller and Asset Seller Owners;
(d)any breach of or inaccuracy in any representation or warranty made by Asset Seller or any Asset Seller Owner in Article IV solely with respect to Asset Seller or the Landmark Assets (other than Fundamental Representations and Statutory Representations);
(e)any breach of or inaccuracy in any Fundamental Representation or Statutory Representation made by Asset Seller or any Asset Seller Owner in Article IV solely with respect to Asset Seller or the Landmark Assets;
(f)the Asset Seller Excluded Assets;
(g)the Excluded Liabilities, including the Specifically Excluded Liabilities (other than Asset Seller Indemnified Taxes);
(h)the Asset Seller Indemnified Taxes;
(i)the Indebtedness Amount of Asset Seller, but only to the extent not taken into account in determining the Purchase Price, as adjusted pursuant to this Agreement;
(j)any matters identified or otherwise set forth in the [***]; and
(k)any matters identified on Schedule 10.1(k).
10.2Indemnification by Strata Equity Sellers. Subject to the limitations set forth in Section 10.8 below, each Strata Equity Seller, severally and not jointly, shall hold the Buyer Indemnified Persons harmless and indemnify and keep indemnified (and shall pay and compensate for, regardless of whether such matters arise from Third Person Claims or direct claims) each of them from and against any and all Indemnified Losses suffered or incurred by any of them resulting from or arising out of or in respect of:
(a)the non-fulfillment, non-performance, violation or breach of any agreement, covenant or other obligation of Strata or the Sellers’ Representative made or incurred under or pursuant to this Agreement;
(b)any breach of or inaccuracy in any representation or warranty made by such Strata Equity Seller in Article IV solely with respect to Strata (other than Fundamental Representations and Statutory Representations);

(c)any breach of or inaccuracy in any Fundamental Representation or Statutory Representation made by such Strata Equity Seller in Article IV solely with respect to Strata;
(d)such Strata Equity Seller’s Applicable Percentage of the Equity Seller Indemnified Taxes;
(e)such Strata Equity Seller’s Applicable Percentage of the Indebtedness Amount of Strata, but only to the extent not taken into account in determining the Purchase Price, as adjusted in accordance with this Agreement;
(f)such Strata Equity Seller’s Applicable Percentage of the Seller Transaction Expenses of Strata, but only to the extent not taken into account in determining the Purchase Price, as adjusted in accordance with this Agreement;
(g)any claims made by current or former equity or debt holders of Strata or its Subsidiaries (including, without limitation, any current or former holder of Equity Interests of Strata or its Subsidiaries and any current or former holder of options, warrants or other similar equity-based rights with respect to any Equity Interests of Strata or its Subsidiaries), including any claims with respect thereto and claims with respect to any portion of the Purchase Price (as adjusted) following Buyer’s payment, as applicable, to Sellers’ Representative as set forth herein;
(h)any claims for contribution, indemnification or expense reimbursement (whether pursuant to any applicable Organizational Documents or otherwise) by any current or former officer or director (or equivalent position, as applicable) of Strata or its Subsidiaries or any predecessor of any of them in respect of any Action against such officer or director for any action taken in their respective capacity as an officer or director (or equivalent position, as applicable) with respect to any matter occurring, arising or with respect to the affairs of Strata or any of its Subsidiaries prior to the Closing;
(i)any Acquired Company Excluded Asset of Strata;
(j)any matters identified or otherwise set forth in the [***]; and
(k)any matters identified on Schedule 10.2(k).
10.3Indemnification by Glacier Equity Sellers. Subject to the limitations set forth in Section 10.8 below, each Glacier Equity Seller, severally and not jointly, shall hold the Buyer Indemnified Persons harmless and indemnify and keep indemnified (and shall pay and compensate for, regardless of whether such matters arise from Third Person Claims or direct claims) each of them from and against any and all Indemnified Losses suffered or incurred by any of them resulting from or arising out of or in respect of:
(a)the non-fulfillment, non-performance, violation or breach of any agreement, covenant or other obligation of Glacier Resources made or incurred under or pursuant to this Agreement;
(b)any breach of or inaccuracy in any representation or warranty made by such Glacier Equity Seller in Article IV solely with respect to Glacier Resources (other than Fundamental Representations and Statutory Representations);
(c)any breach of or inaccuracy in any Fundamental Representation or Statutory Representation made by such Glacier Equity Seller in Article IV solely with respect to Glacier Resources;

(d)such Glacier Equity Seller’s Applicable Percentage of the Equity Seller Indemnified Taxes;
(e)such Glacier Equity Seller’s Applicable Percentage of the Indebtedness Amount of Glacier Resources, but only to the extent not taken into account in determining the Purchase Price, as adjusted in accordance with this Agreement;
(f)such Glacier Equity Seller’s Applicable Percentage of the Seller Transaction Expenses of Glacier Resources, but only to the extent not taken into account in determining the Purchase Price, as adjusted in accordance with this Agreement;
(g)any claims made by current or former equity or debt holders of Glacier Resources or its Subsidiaries (including, without limitation, any current or former holder of Equity Interests of Glacier or its Subsidiaries and any current or former holder of options, warrants or other similar equity-based rights with respect to any Equity Interests of Glacier Resources or its Subsidiaries), including any claims with respect thereto and claims with respect to any portion of the Purchase Price (as adjusted) following Buyer’s payment, as applicable, to Sellers’ Representative as set forth herein;
(h)any claims for contribution, indemnification or expense reimbursement (whether pursuant to any applicable Organizational Documents or otherwise) by any current or former officer or director (or equivalent position, as applicable) of Glacier Resources or its Subsidiaries or any predecessor of any of them in respect of any Action against such officer or director for any action taken in their respective capacity as an officer or director (or equivalent position, as applicable) with respect to any matter occurring, arising or with respect to the affairs of Glacier Resources or any of its Subsidiaries prior to the Closing;
(i)any Acquired Company Excluded Asset of Glacier Resources;
(j)any matters identified or otherwise set forth in the Buyer [***], and
(k)any matters identified on Schedule 10.3(k).
10.4Indemnification by Seller Group Members . Subject to the limitations set forth in Section 10.8 below, each Seller Group Member (other than with respect to Asset Seller Owners and Asset Seller), severally and not jointly, shall hold the Buyer Indemnified Persons harmless and indemnify and keep indemnified (and shall pay and compensate for, regardless of whether such matters arise from Third Person Claims or direct claims) each of them from and against any and all Indemnified Losses suffered or incurred by any of them resulting from or arising out of or in respect of:
(a)the non-fulfillment, non-performance, violation or breach of any agreement, covenant or other obligation of such Seller Group Member made or incurred under or pursuant to this Agreement;
(b)any breach of or inaccuracy in any representation or warranty made by such Seller Group Member in Article III solely with respect to such Seller Group Member (other than Fundamental Representations and Statutory Representations); and
(c)any breach of or inaccuracy in any Fundamental Representation or Statutory Representation made by such Seller Group Member in Article III solely with respect to such Seller Group Member;
it being agreed and acknowledged that with respect to this Section 10.4 only, each Seller Group Member (other than with respect to Asset Seller Owners and Asset Seller) is providing indemnity only with respect to the nonfulfillment, nonperformance, nonobservance or other breach or violation of any such representation, warranty or covenant made by such Seller Group Member and not with respect to any nonfulfillment, nonperformance, nonobservance or other breach or violation, or default in performance, of the representations, warranties and covenants by any other Seller Group Member and that each Seller Group Member (other than with respect to Asset Seller Owners and Asset Seller) shall be liable only for the Indemnified Losses for which such Seller Group Member is providing indemnity under this Section 10.4 and no other Seller Group Member shall be liable for any such Indemnified Losses.
10.5Indemnification by Buyer. Subject to the limitations set forth in Section 10.8 below, Buyer shall hold each Seller Group Member, his, her or its Affiliates and the trustees, beneficiaries, directors, officers, partners, employees, successors, assigns, representatives and agents of each of them in their capacities as such (collectively, the “Seller Indemnified Persons”), harmless and indemnify and keep indemnified (and shall pay and compensate for, regardless of whether such matters arise from Third Person Claims or direct claims) each of them from and against any and all Indemnified Losses suffered or incurred by any of them resulting from or arising out of or in respect of:
(a)the non-fulfillment, non-performance, violation or breach of any agreement, covenant or other obligation of Buyer made or incurred under or pursuant to this Agreement; and
(b)any breach of or inaccuracy in any representation or warranty made by Buyer.
10.6Notice of Claim. In the event that Buyer seeks indemnification on behalf of a Buyer Indemnified Person, or any Seller Group Member or Sellers’ Representative on behalf of any Seller Group Member, seeks indemnification on behalf of a Seller Indemnified Person, such Party seeking indemnification (the “Indemnified Party”) shall give prompt written notice to the indemnifying Party (the “Indemnifying Party”) specifying, in reasonable detail, the facts constituting the basis for such claim, to the extent then known, and the amount, to the extent known, of the claim asserted; provided, however, that the right of a Person to be indemnified hereunder shall not be adversely affected by a failure to give such prompt notice unless, and then only to the extent that, an Indemnifying Party is actually and materially prejudiced thereby. Subject to the terms hereof, the Indemnifying Party shall have the right, within thirty (30) days of receipt of a notice pursuant to this Section 10.6, to deliver written notice to the Indemnified Party disputing such claim in whole or in part. In cases where the Indemnifying Party disputes a claim hereunder, the Indemnified Party shall promptly consult with the Indemnifying Party in an effort to resolve the dispute. If any such dispute cannot be resolved by the Indemnified Party and the Indemnifying Party within thirty (30) days, the Indemnified Party may seek to enforce its rights under this Article X as set forth in this Agreement.
10.7Right to Contest Claims of Third Persons.
(a)If an Indemnified Party is entitled to indemnification hereunder because of a claim asserted by any claimant other than a Buyer Indemnified Person or a Seller Indemnified Person hereunder (a “Third Person”), the Indemnified Party shall give the Indemnifying Party prompt notice thereof after such assertion is known to the Indemnified Party specifying, in reasonable detail, the facts constituting the basis for such claim, to the extent then known, and the amount, to the extent known, of the claim asserted; provided, however, that the right of a Person to be indemnified hereunder in respect of claims made by a Third Person shall not be adversely affected by a failure to give such prompt notice unless, and then only to the extent that, an Indemnifying Party is actually and materially prejudiced thereby. Except as otherwise provided in this Section 10.7, the Indemnifying Party shall then have the right, upon written notice to the Indemnified Party (a “Defense Notice”) within thirty (30) days after receipt from the Indemnified Party of notice of such claim, and using counsel reasonably satisfactory to the Indemnified Party, to control, investigate, contest, or settle the claim alleged by such Third Person (a “Third Person Claim”), provided that such written notice shall only be deemed to be a “Defense Notice” hereunder, and the Indemnifying Party shall only be entitled to control, investigate, contest or settle such Third Person Claim, if, in such written notice, the Indemnifying Party has unconditionally acknowledged to the Indemnified Party in writing its obligation to indemnify the Persons to be indemnified in accordance with this Agreement with respect to the Indemnified Losses suffered or incurred by such Person arising from such Third Person Claim, subject to the limitations set forth in Section 10.8. The Indemnified Party may thereafter participate in (but not control) the defense of any such Third Person Claim with its own counsel at its own expense, unless separate representation is necessary to avoid a conflict of interest, in which case such representation shall be at the expense of the Indemnifying Party. In the event that the Indemnifying Party shall fail to give the Defense Notice within said thirty (30) day period, (i) the Indemnified Party shall be entitled to have the control over said defense and settlement of the subject claim, (ii) the Indemnifying Party will cooperate with and make available to the Indemnified Party such assistance and materials as the Indemnified Party may reasonably request (iii) the Indemnifying Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing and (iv) the Indemnifying Party, if it is required to provide indemnification under this Agreement, will be liable for all costs and settlement amounts paid or incurred in connection therewith, subject to the limitations set forth in Section 10.8 and except to the extent that there is a finding that the conduct of the Indemnified Party in the defense and/or settlement of such Third Person Claim constituted gross negligence or willful misconduct. The Parties shall use commercially reasonable efforts to make available to each other all the relevant information in their possession relating to any such Third Person Claim and shall cooperate in the defense thereof.
(b)In the event that the Indemnifying Party delivers a Defense Notice with respect to such Third Person Claim within thirty (30) days after receipt thereof and thereby elects to control the defense of the subject claim, (i) the Indemnifying Party shall be entitled to have control over said defense and, subject to the provisions set forth below, settlement of the subject claim, (ii) the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as the Indemnifying Party may reasonably request, (iii) the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing and (iv) the Indemnifying Party must use its reasonable best efforts to conduct the defense of the Third Person Claim actively and diligently after assuming control of the defense in order to be allowed to maintain control of the defense. In such an event, the Indemnifying Party will not settle the subject claim or consent to the entry of any judgment without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed) unless (x) there is no finding or admission of any violation of Law, or finding of responsibility or Liability on the part of the Indemnified Party, or any obligation of the Indemnified Party for any damages or other amount that are not paid in full by the Indemnifying Party or any Lien on any property of the Indemnified Party or any sanction or injunction of, restriction upon the conduct of any business by, or other equitable relief upon the Indemnified Party and (y) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, in which cases the consent of the Indemnified Party shall not be required. The Indemnified Party shall have no Liability with respect to any compromise or settlement of such Third Person Claims effected without its consent when such consent is required hereunder.
(c)Notwithstanding anything to the contrary contained in this Section 10.7, the Indemnifying Party shall not be entitled to control, but may participate in, and the Indemnified Party shall be entitled to have sole control, including the right to select defense counsel, over the defense or settlement of any claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, (ii) that involves criminal allegations against the Indemnified Party, (iii) that, if unsuccessful, (A) would reasonably be expected to exceed 150% of the maximum amount for which the Indemnifying Party could then be liable set forth in this Article X, as mutually determined by the Indemnifying Party and the Indemnified Party, (iv) that involves a Material Customer or Material Supplier, (iv) that involves a Government, or (v) that imposes Liability on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. In such event, the Indemnifying Party will still be subject to its obligations hereunder, and the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed.

10.8Limitations on Indemnity.
(a)The representations and warranties contained in Article III, Article IV and Article V herein shall survive the Closing Date. Claims for indemnification arising out of breaches of the representations and warranties contained in Article III, Article IV and Article V shall only be valid to the extent that such claims are made within a period of [***] from the Closing Date; provided, however, that claims based on the representations and warranties set forth in Sections 3.1 (Good Standing; Capacity); 3.2 (Authorization); 3.3 (Execution); 3.5 (Ownership of Sellers); 3.7 (Brokers); 4.1 (Organization, Qualification and Power); 4.2 (Subsidiaries); 4.3 (Capitalization and Ownership); 4.5 (Authorization; Enforceability; Noncontravention); 4.10(a) (Title to Assets); and 4.29(f) (Brokers, Finders) (collectively, the “Fundamental Representations”) and Section 5.1 (Organization; Authorization; Enforceability) and Section 5.4 (Brokers and Finders) shall survive for a period of [***] following the Closing Date; provided further, that claims based on the representations and warranties set forth in (i) Section 4.9 (Taxes) (the “Statutory Representations”) shall survive until [***] otherwise applicable to claims relating to the subject matter of such representations and warranties (including any extensions, waivers, or tollings thereof required by applicable Tax law, and including unlimited survival in case no statute of limitation applies in accordance with applicable Tax Law) and (ii) Section 4.22 (Employee Benefit Matters) shall survive for a period of [***] following the Closing Date. The covenants and other agreements made by the Parties herein shall survive in accordance with their respective terms, and if no specific term is specified, until fully performed; provided, however, that the covenants of Seller in Section 9.2 shall survive the execution and delivery of this Agreement and the Closing until [***] after the expiration of all applicable statutes of limitations otherwise applicable (including any extensions, waivers, or tollings thereof required by applicable Tax law, and including unlimited survival in case no statute of limitation applies in accordance with applicable Tax Law). Any claims under this Agreement with respect to a breach of a representation and warranty must be asserted by written notice within the applicable survival period contemplated by this Section 10.8, and if such a notice is given, the survival period for such representation and warranty shall continue until the claim is fully resolved. Claims for Fraud shall not expire. Claims for indemnification pursuant to any matter set forth in (i) Schedule 10.2(k)(a) shall only be valid to the extent such claims are made within a period of [***] from the Closing Date and (ii) Schedule 10.2(k)(b) shall only be valid to the extent such claims are made within a period of [***] from the Closing Date.
(b)No Seller Group Member shall have any liability to indemnify Buyer Indemnified Persons for breaches of representations and warranties pursuant to Section 10.1(b), Section 10.1(d), Section 10.2(b), Section 10.3(b) or Section 10.4(b), as applicable, in connection with any individual or group of claims that results in Losses to the Buyer Indemnified Persons pursuant to Section 10.1(b), Section 10.1(d), Section 10.2(b), Section 10.3(b) or Section 10.4(b), as applicable, in the aggregate amount of less than [***$***] (the “Mini Basket”); provided, that, for the avoidance of doubt, whenever multiple situations exist that give rise to a Loss or Losses based on the same or substantially the same set of actions, inactions, facts or circumstances, such multiple situations shall be aggregated to constitute a single “individual item” for purposes of the preceding clause (for example, the failure to withhold Taxes for all employees would not constitute a separate item for each employee, but would be deemed a single individual item giving rise to a single Loss in the aggregate amount of such failures). Notwithstanding the foregoing, the Mini Basket shall not apply in any manner to any breach of any Fundamental Representation, any Statutory Representation, or to the extent the breach results from Fraud.
(c)Asset Seller and Asset Seller Owners shall have no obligation to indemnify Buyer Indemnified Persons pursuant to Section 10.1(b) or Section 10.1(d) in respect of Indemnified Losses that exceed the Mini Basket until the aggregate amount of such Indemnified Losses exceeds [***$***] (the “Asset Deductible”), in which event Asset Seller and Asset Seller Owners shall be required to pay to the Buyer Indemnified Persons and be liable for such Indemnified Losses in excess of the Asset Deductible. Notwithstanding the foregoing, the Asset Deductible shall not apply in any manner to any breach of any

Fundamental Representation, any Statutory Representation, or to the extent the breach results from Fraud.
(d)In no event shall Asset Seller and Asset Seller Owners have any obligation to indemnify the Buyer Indemnified Persons pursuant to Section 10.1(b) or Section 10.1(d) in respect of Indemnified Losses in excess of [***$***] plus the amount of Potential Buyer Disclosure Losses relating to Asset Seller and Asset Seller Owners, other than with respect of a breach of any Fundamental Representation or Statutory Representation, or to the extent the breach results from Fraud.
(e)In no event shall Asset Seller and Asset Seller Owners, in the aggregate, have any obligation to indemnify the Buyer Indemnified Persons pursuant to Section 10.1(e) in respect of Indemnified Losses in excess of Asset Seller’s Applicable Percentage of the Purchase Price as adjusted pursuant to Section 2.8, other than to the extent the breach results from the breach of any Statutory Representation or Fraud.
(f)Strata Equity Sellers shall have no obligation to indemnify Buyer Indemnified Persons pursuant to Section 10.2(b) in respect of Indemnified Losses that exceed the Mini Basket until the aggregate amount of such Indemnified Losses exceeds [***$***] (the “Strata Equity Deductible”), in which event Strata Equity Sellers shall be required to pay to the Buyer Indemnified Persons and be liable for such Indemnified Losses in excess of the Strata Equity Deductible. Notwithstanding the foregoing, the Strata Equity Deductible shall not apply in any manner to any breach of any Fundamental Representation, any Statutory Representation, or to the extent the breach results from Fraud. Strata Equity Sellers shall have no obligation to indemnify Buyer Indemnified Persons pursuant to Section 10.2(k) in respect of Indemnified Losses until the aggregate amount of such Indemnified Losses exceeds [***$***] (the “Strata Specific Indemnity Deductible”), in which event Strata Equity Sellers shall be required to pay to the Buyer Indemnified Persons and be liable for such Indemnified Losses in excess of the Strata Specific Indemnity Deductible.
(g)In no event shall any Strata Equity Seller have any obligation to indemnify the Buyer Indemnified Persons pursuant to Section 10.2(b) in respect of Indemnified Losses in excess of such Strata Equity Seller’s Applicable Percentage of [***$***]plus the amount of Potential Buyer Disclosure Losses relating to Strata, other than with respect of a breach of any Fundamental Representation or Statutory Representation, or to the extent the breach results from Fraud. In no event shall any Strata Equity Seller have any obligation to indemnify the Buyer Indemnified Persons pursuant to Section 10.2(k) in respect of Indemnified Losses for Schedule 10.2(k)(a) and 10.2(k)(b) in excess of such Strata Equity Seller’s Applicable Percentage of [***$***] (the “Strata Specific Indemnity Cap”); provided that, after the thirty (30) month anniversary of the Closing, the Strata Specific Indemnity Cap shall be reduced by [***$***].
(h)In no event shall any Strata Equity Sellers have any obligation to indemnify the Buyer Indemnified Persons pursuant to Section 10.2(c) in respect of Indemnified Losses in excess of an amount equal to (i) the Purchase Price, multiplied by (ii) a percentage equal to (A) such Strata Equity Seller’s Applicable Percentage, multiplied by (B) Strata’s Applicable Percentage, other than to the extent the breach results from the breach of any Statutory Representation or Fraud.
(i)Glacier Equity Sellers shall have no obligation to indemnify Buyer Indemnified Persons pursuant to Section 10.3(b) in respect of Indemnified Losses that exceed the Mini Basket until the aggregate amount of such Indemnified Losses exceeds [***$***] (the “Glacier Equity Deductible”), in which event Glacier Equity Sellers shall be required to pay to the Buyer Indemnified Persons and be liable for such Indemnified Losses in excess of the Glacier Equity Deductible. Notwithstanding the foregoing, the Glacier Equity Deductible shall not apply in any manner to any breach of any Fundamental Representation, any Statutory Representation, or to the extent the breach results from Fraud.

(j)In no event shall Glacier Equity Sellers have any obligation to indemnify the Buyer Indemnified Persons pursuant to Section 10.3(b) in respect of Indemnified Losses in excess of such Glacier Equity Seller’s Applicable Percentage of [***$***]plus the amount of Potential Buyer Disclosure Losses relating to Glacier Resources, other than with respect of a breach of any Fundamental Representation or Statutory Representation, or to the extent the breach results from Fraud.
(k)In no event shall Glacier Equity Sellers have any obligation to indemnify the Buyer Indemnified Persons pursuant to Section 10.3(c) in respect of Indemnified Losses in excess of an amount equal to (i) the Purchase Price as adjusted pursuant to Section 2.8, multiplied by (ii) a percentage equal to (A) such Glacier Equity Seller’s Applicable Percentage, multiplied by (B) Glacier Resources’ Applicable Percentage, other than to the extent the breach results from any Statutory Representation or Fraud.
(l)No Seller Group Member shall have any obligation to indemnify Buyer Indemnified Persons pursuant to Section 10.4(b) in respect of Indemnified Losses that exceed the Mini Basket until the aggregate amount of such Indemnified Losses exceeds [***$***]as adjusted pursuant to Section 2.8, multiplied by such Person’s Applicable Percentage (the “Seller Group Member Deductible”), in which event such Seller Group Member shall be required to pay to the Buyer Indemnified Persons and be liable for such Indemnified Losses in excess of the Seller Group Member Deductible. Notwithstanding the foregoing, the Seller Group Member Deductible shall not apply in any manner to any breach of any Fundamental Representation, any Statutory Representation, or to the extent the breach results from Fraud.
(m)In no event shall any Seller Group Member have any obligation to indemnify the Buyer Indemnified Persons pursuant to Section 10.4(b) in respect of Indemnified Losses in excess of such Seller Group Member’s Applicable Percentage of [***$***], other than with respect of a breach of any Fundamental Representation or Statutory Representation, or to the extent the breach results from Fraud.
(n)In no event shall any Seller Group Member have any obligation to indemnify the Buyer Indemnified Persons in respect of Indemnified Losses with respect to any representation made by such Seller Group Member pursuant to pursuant to Section 10.1(c), Section 10.1(e), Section 10.2(c), Section 10.3(c) or Section 10.4(c), in the aggregate, in excess of such Seller Group Member’s Applicable Percentage of the Purchase Price as adjusted pursuant to Section 2.8, other than to the extent the breach results from any Statutory Representation or Fraud.
(o)No Seller Group Member shall have any liability to indemnified Buyer Indemnified Persons pursuant to Section 10.1(j), Section 10.2(j) or Section 10.3(j), as applicable, until the aggregate amount of all Indemnified Losses pursuant to Section 10.1(j), Section 10.2(j) or Section 10.3(j) exceeds [***$***] (“Post-Signing Deductible”), in which event the applicable Seller Group Members shall be required to pay to the Buyer Indemnified Persons and be liable for such Indemnified Losses in excess of the Post-Signing Deductible. Notwithstanding the foregoing, the Post-Signing Deductible shall not apply in any manner to the extent such Indemnified Loss results from Fraud.
(p)No Sellers or Asset Seller Owner shall have any claim for contribution from or against Buyer as a result of any indemnification or other payments made by any Seller or Asset Seller Owner to any of the Buyer Indemnified Persons pursuant to this Agreement.
(q)No information or knowledge (actual, constructive or imputed) acquired, or investigations conducted, by Buyer or its representatives, of any Seller Group Member, the Acquired Entities, the Business or the Landmark Assets or otherwise, shall in any way limit, or constitute a waiver of, or a defense to, any claim for indemnification by Buyer or any Buyer Indemnified Person under this Agreement, including with respect to any matters in a Post-Signing Disclosure Notification,[***].

(r)Notwithstanding anything to the contrary, the representations and warranties contained in this Agreement shall be deemed to have been made without any qualifications as to materiality, and, accordingly, all references herein and therein to “material”, “in all material respects”, and similar qualifications as to materiality shall be deemed to be deleted therefrom (except (x) where any such provision requires disclosure of lists of items of a material nature or above a specified threshold, (y) where used in a defined term that incorporates such materiality qualification (e.g. “Material Contract”, “Material Customer”, or “Material Supplier”)) for the purposes of determining whether or not any representation and warranty has been breached and for purposes of calculating the amounts of Losses.
(s)Other than as required to be paid with respect to Third Person Claims or to any Government, or any breach arising or resulting from Fraud, no Indemnified Party shall be entitled to recover or make a claim for any amounts in respect of, and “Losses” for purposes of such claims shall not be deemed to include punitive damages.
(t)The Indemnified Party shall use its commercially reasonable efforts to mitigate any Indemnified Losses upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, as required by applicable Law. The “commercially reasonable efforts” standard set forth in this Section 10.8(t) shall not require any Indemnified Party to initiate any litigation, mediation, arbitration, or other legal proceeding, including against any insurers.
(u)None of the limitations in this Article X shall apply to any claim for indemnification that arises as a result of Fraud.
(v)For all Tax and other purposes, all indemnification payments under this Article X shall be treated by the Parties as adjustments to the Purchase Price to the extent permitted by applicable Law.
(w)For the avoidance of doubt, nothing herein shall be deemed to restrict the ability of an Indemnified Party to select the basis for any indemnification claim by such Indemnified Party, including instances where more than one representation, warranty, covenant or agreement may have been breached or where the facts giving rise to any such claim may constitute a breach under one representation, warranty, covenant or agreement, but not another. Notwithstanding the foregoing, no Indemnified Party will be entitled to be compensated more than once for such Losses.
(x)The amount of any Losses for which an Indemnified Party is entitled to indemnity under this Article X shall be reduced by the amount of any Tax benefits actually recognized by the Indemnified Party or its Affiliates as a result of incurring or paying the Loss to which the claim for indemnification relates, provided that such Tax benefit is actually recognized in the taxable year that the Loss is incurred. For purposes of this Agreement, an Indemnified Party or its Affiliates actually recognizes a Tax benefit when and to the extent that (A) the Indemnified Party or its Affiliates receives a cash Tax refund that is greater than the cash Tax refund that such party would have received absent a Tax deduction, credit, or similar item resulting from such Loss, or (B) Taxes of the Indemnified Party or its Affiliates would otherwise be due and payable to a Taxing Authority but the amount of such Taxes so due and payable is less than the amount of Taxes that would have been so due and payable to a Taxing Authority by such party in the absence of a Tax deduction, credit or similar item resulting from such Loss. Additionally, any Tax deduction, credit, or similar item resulting from a Loss shall be treated as the last item of Tax deduction, credit, or similar item on any Tax Return.
(y)Notwithstanding anything else in this Agreement, no Seller Group Member shall be obligated to indemnify Buyer Indemnified Persons against or hold them harmless from Liabilities to the extent they arise from or otherwise relate to any change of use of the Real Property (except if the use of the Real Property as reported on Tax Returns for the Pre-Closing Period was not permitted by Law).
10.9Exclusive Remedy. Without limiting any provision of this Agreement that provides for remedies involving injunctive relief or specific performance and without limiting any claims arising out of the other Ancillary Agreements after the Closing or to the extent a waiver of such rights is not permitted pursuant to applicable Law, except for Section 2.8, the sole and exclusive recourse of the Buyer Indemnified Persons, on the one hand, and the Seller Indemnified Persons, on the other, against the other for any Losses or claim for Losses under this Agreement shall be the indemnity set forth in this Article X, other than in respect of any claim that arises as a result of Fraud.
ARTICLE XI.
TERMINATION
11.1Termination of Agreement. This Agreement may be terminated by the Parties only as provided below:
(a)Buyer and Sellers’ Representative may terminate this Agreement by mutual written consent at any time prior to the Closing.
(b)Buyer may terminate this Agreement by delivering written notice to Sellers’ Representative at any time prior to the Closing in the event any Seller Group Member is in material breach of any representation, warranty, covenant or agreement contained in this Agreement, provided that Buyer has notified Sellers’ Representative of the breach, Buyer has not waived such breach, and if such breach is curable, such breach has continued without cure for a period of thirty (30) days after delivery of such notice of breach, and such breach will result in an inability of such Seller Group Member to satisfy the conditions set forth in Article VIII; provided, further, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to Buyer if it is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement.
(c)Sellers’ Representative may terminate this Agreement by delivering written notice to Buyer at any time prior to the Closing in the event Buyer is in material breach of any representation, warranty, covenant or agreement contained in this Agreement, provided that Sellers’ Representative has notified Buyer of the breach, Sellers’ Representative has not waived such breach, and if such breach is curable, such breach has continued without cure for a period of thirty (30) days after delivery of such notice of breach, and such breach will result in an inability of Buyer to satisfy the conditions set forth in Article VIII; provided, further, that the right to terminate this Agreement under this Section 11.1(c) shall not be available to Sellers’ Representative if any Seller Group Member is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement.
(d)At any time after the date that is nine (9) months following the date on which Notification and Report Forms pursuant to the HSR Act with respect to the transactions contemplated hereby are filed (the “Outside Date”) if the Closing shall not have occurred by such date (provided, however, that the Outside Date may be extended by Buyer, in its sole discretion for a further period of three (3) months from the expiration of the original Outside Date, and thereafter, may be extended upon mutual agreement of the Buyer and the Sellers’ Representative, in each case, if (x) the Closing has not occurred by such Outside Date by reason of nonsatisfaction of Section 8.1(b) or Section 8.1(c) (solely to the extent relating to the HSR Act) and (y) all other conditions in Article VIII have been satisfied or waived by the applicable Party (other than those conditions that by their terms are to be satisfied at Closing, but subject to such conditions being capable of being satisfied if Closing were to occur on such date)), Sellers’ Representative may terminate this Agreement by delivering written notice to Buyer and Buyer may terminate this Agreement by delivering written notice to Sellers’ Representative; provided, however, that no Party may terminate this Agreement pursuant to this Section 11.1(d) if the failure to consummate the transactions contemplated by this Agreement on or before such date resulted from such Party’s (including, for Sellers’

Representative, any Seller Group Member’s) breach of any representation or warranty made by it herein or the failure of such Party to fulfill any covenant or agreement that is required to be fulfilled by it prior to Closing.
(e)Buyer may terminate this Agreement by delivering written notice to Sellers’ Representative at any time prior to the Closing if, since the date of this Agreement, there shall have been any event, circumstance or fact that, individually or in the aggregate, has had a Material Adverse Effect.
(f)Sellers’ Representative may terminate this Agreement by delivering written notice to Buyer and Buyer may terminate this Agreement by delivering written notice to the Sellers’ Representative at any time prior to the Closing if a court of competent jurisdiction or other Government shall have issued an Order or taken any other action (which Order or other action the Parties shall use reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable, unless in the case of Buyer the failure to consummate the Closing because of such action by a Government shall be due to the failure of Buyer to have fulfilled any of its obligations under this Agreement or unless in the case of any Seller Group Member the failure to consummate the Closing because of such action by a Government shall be due to the failure of a Seller Group Member to have fulfilled any of his, her or its obligations under this Agreement; provided, however, that the right to terminate this Agreement under this Section 11.1(f) shall not be available to a Party if such Party did not use reasonable best efforts to lift any such Order or other action.
(g)Buyer may terminate this Agreement pursuant to Section 7.8(d) by delivering written notice to Sellers’ Representative at any time prior to the Closing.
11.2Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1, except as and to the extent set forth in Section 11.3, all obligations of the Parties hereunder (other than obligations under the Confidentiality Agreement, Section 6.1, and the last sentence of Section 12.8, which shall survive termination) shall terminate without any liability of any Party to any other Party; provided, however, that no termination by a Party pursuant to Sections 11.1(b) or 11.1(c) shall relieve such Party from any liability arising from or relating to any breach of any covenant or agreement by such Party prior to termination.
11.3Effect of Termination.
(a)If this Agreement is validly terminated by Buyer pursuant to Section 11.1(d), or Buyer or Sellers’ Representative pursuant to Section 11.1(f) due to an injunction or Order arising from Antitrust Laws, then within five (5) Business Days after such termination, Buyer shall pay to the Sellers’ Representative (for distribution to the Sellers in accordance with their Applicable Percentage), as liquidated damages in connection with any such termination, a fee in an amount equal to Fifteen Million U.S. Dollars ($15,000,000) (the “Termination Fee”) by wire transfer of immediately available funds to an account designated in writing by the Sellers’ Representative. The Seller Group Members acknowledge and agree that, upon payment of the Termination Fee pursuant to this Section 11.3, the right to receive the Termination Fee (if applicable) from Buyer shall constitute the sole and exclusive remedy of the Seller Group Members against Buyer and all Buyer Releasees for all Losses (including attorneys’ fees and expenses) in respect of this Agreement (and the termination hereof) or any breach (whether intentional, unintentional or otherwise) of any representation, warranty, covenant or agreement in this Agreement.
(b)Subject to the provisos of this sentence (and related provisions thereto), the right to receive, and the receipt of, the Termination Fee by Sellers in full from Buyer if and only if payable pursuant to Section 11.3(a) shall be the sole and exclusive remedy of Seller Group Members and their respective Affiliates against the Buyer and all Buyer Releasees for any damages suffered by Seller Group Members and the Acquired Companies or their respective Affiliates as a result of the failure of the Closing to occur, including for any breach or failure to perform hereunder, or any inaccuracy of any representation or warranty, and none of the Buyer Releasees shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby. Notwithstanding anything herein to the contrary, in no event shall the Seller Group Members or their respective Affiliates be entitled to seek or obtain any recovery or judgment or monetary damages other than of the Termination Fee against any of the Buyer Releasees or any of their respective assets, and in no event shall Seller Group Members or their respective Affiliates be entitled to seek or obtain any other damages of any kind against any of the Buyer Releasees for, or with respect to, this Agreement or the transactions contemplated by this Agreement, including any breach by Buyer, the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure; provided, that in no event shall the Seller Group Members the Acquired Entities or their respective Affiliates be entitled to (x) payment of the Termination Fee on more than one occasion, or (y) any monetary damages other than the Termination Fee.
(c)The Parties hereby acknowledge and agree that: (i) the agreements contained in this Section 11.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; and (ii) the Termination Fee payable by Buyer pursuant to Section 11.3 is not a penalty, but is liquidated damages in an amount that shall compensate Sellers and their Affiliates for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance upon this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, and for the loss suffered by reason of the failure of such consummation, which amount would otherwise be uncertain and incapable of accurate determination.
ARTICLE XII.
MISCELLANEOUS PROVISIONS
12.1Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand; (b) on the first Business Day after mailed if sent for overnight delivery by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third Business Day after the date mailed, by certified mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.1):
If to Buyer:
KRC Holdings, Inc.
1150 West Century Ave.
Bismarck, ND 58503
Attn: Karl Liepitz
E-Mail: karl.liepitz@kniferiver.com

With a copy to:
Bryan Cave Leighton Paisner LLP
One Metropolitan Square, Suite 3600
211 North Broadway
St. Louis, Missouri 63102

Attention: Ashley Baker; Joel Lander and Kristin Yemm
E-mail: ashley.baker@bclplaw.com; joel.lander@bclplaw.com; Kristin.yemm@bclplaw.com

If to Seller Group Members or Sellers’ Representative:
[***]

With a copy to:

Akin Gump Strauss Hauer & Feld LLP
2300 N. Field Street, Suite 1800
Dallas, Texas 75201
Attn: Ashton Barrineau Butcher; Nick Houpt
E-Mail: abutcher@akingump.com; nhoupt@akingump.com

12.2Entire Agreement. This Agreement and the Schedules and Exhibits hereto and the Confidentiality Agreement, together with the Ancillary Agreements, embody the entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings relative to such subject matter.
12.3Amendment and Modification. To the extent permitted by applicable Law, this Agreement shall be amended, modified or supplemented only by a written agreement between Buyer and Sellers’ Representative.
12.4Waiver of Compliance; Consents. Any failure or delay of a Party to comply with any obligation herein may be waived only by a written instrument signed by the Party against whom the waiver is to be effective. Any such waiver or failure to insist upon strict compliance with such obligation shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
12.5Assignment; Binding Agreement. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, shares, or obligations hereunder shall be transferred, delegated, or assigned (by operation of Law or otherwise) (a) by Buyer without the prior written consent of Sellers’ Representative or (b) by any Seller Group Member without the prior written consent of Buyer; provided, however, that Buyer shall have the right to transfer and assign its rights hereunder to any entity which is controlled directly or indirectly by Knife River Corporation without consent after providing notice to Sellers’ Representative and so long as Buyer remains liable for its obligations under this Agreement.
12.6Counterparts. This Agreement may be executed simultaneously in multiple counterparts (including by facsimile, PDF or similar method), each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
12.7Headings; Interpretation. The Article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement. Each reference in this Agreement to an Article, Section, Schedule or Exhibit, unless otherwise indicated, shall mean an Article or a Section of this Agreement, an Exhibit attached to this Agreement, or a schedule contained in the Schedules, as the case may be. References herein to “days,” unless otherwise indicated, are to consecutive calendar days. Words in the singular shall be held to include the plural and vice versa. Words of one gender shall be held to include both genders. The word “including” and words of similar import shall mean “including without limitation” unless otherwise specified. The word “or” shall not be exclusive unless otherwise specified. Provisions shall apply, when appropriate, to successive events and transactions. Each Party hereto has participated substantially in the negotiation and drafting of this Agreement and each Party agrees that any ambiguity herein should not be construed against the draftsman.
12.8Expenses. Except as otherwise provided in Section 12.17 and except as provided in this Agreement with respect to [***] Transaction Expenses, (a) Buyer shall pay the fees and expenses of its counsel, accountants, experts, other representatives and all other expenses incurred by it incident or relating to the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, and the performance by it of its obligations hereunder and (b) all fees and expenses of the Seller Group Members incurred by any of them incident or relating to the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, and the performance by Seller Group Members of their obligations hereunder (including, without limitation its fees and expenses of counsel, accountants, experts and other representatives hired by any Seller Group Member) shall be deemed to be Seller Transaction Expenses and Seller Group Members, and not Buyer, shall be ultimately responsible for all such fees and expenses of the Seller Group Members. Notwithstanding anything herein to the contrary, in the event of a termination of this Agreement prior to Closing, Buyer shall pay, to the extent not previously paid, an amount equal to the [***] Transaction Expenses to the Sellers’ Representative for further distribution to the Seller Group Members (and, for avoidance of doubt, this sentence shall survive termination of this Agreement).
12.9Disclosure Schedules. Disclosure of any item in any Section of the Disclosure Schedules referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to any other Section in this Agreement only if the relevance of such disclosure to such other Section(s) is apparent on its face (without the benefit of context or reference to underlying documentation), including by way of a reference or cross-reference thereto.
12.10Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)This Agreement, and all Actions that may be based upon, arise out of, or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed solely by and construed in accordance with the internal laws of the State of Delaware, without regard to its choice of law rules or conflict-of-law principles.
(b)ANY ACTION RELATING TO, ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE BROUGHT OR OTHERWISE COMMENCED IN THE STATE COURT OF THE STATE OF DELAWARE LOCATED IN THE CITY OF WILMINGTON AND COUNTY OF NEW CASTLE. EACH PARTY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURT IN CONNECTION WITH ANY SUCH ACTION. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION BROUGHT UNDER THIS SECTION. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO PERSONAL JURISDICTION AND THE LAYING OF VENUE OF ANY ACTION IN SUCH COURT AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM THAT ANY SUCH ACTION BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)THE PARTIES HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING CONTACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. THE PARTIES REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY

WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
12.11No Third Party Beneficiaries or Other Rights. Except with respect to the Indemnified Parties pursuant to Article X, nothing herein shall grant to or create in any Person not a party hereto, or any such Person’s dependents or heirs, any right to any benefits hereunder, and no such party shall be entitled to sue any Party to this Agreement with respect thereto. The representations and warranties contained in this Agreement are made for purposes of this Agreement only and shall not be construed to confer any additional rights on the Parties under applicable securities Laws. The Parties agree that no provision of this Agreement shall create any third party beneficiary rights in any person or organization (including without limitation employees or former employees of any Acquired Entity or Asset Seller, unions or other representatives of such employees or former employees, or trustees, administrators, participants, or beneficiaries of any Plan) with respect to any benefits that may be provided, directly or indirectly, under any Plan.
12.12Severability. Subject to the provisions set forth in Section 6.3 regarding judicial modification of the covenant not to compete, if any other provision of this Agreement shall be determined to be contrary to Law and unenforceable by any court of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
12.13No Waiver. Any failure by any of the Parties hereto to comply with any of the obligations, agreements or conditions set forth herein may be waived by the other Party or Parties; provided, however, that any such waiver shall not be deemed a waiver of any other obligation, agreement or condition.
12.14Construction. The Parties acknowledge and agree that this Agreement has been negotiated at arm’s length and between Parties equally sophisticated and knowledgeable in the matters dealt with in this Agreement and were represented by counsel in connection with this Agreement and that each of them and its counsel has reviewed and revised this Agreement, or has had an opportunity to do so. Accordingly, any rule of Law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties as set forth in this Agreement.
12.15Appointment of Sellers’ Representative.
(a)Each Seller Group Member hereby agrees and acknowledges that [***] shall act as an agent of the Seller Group Members and is granted such powers as are delegated under this Agreement, which shall include the power (i) to act as the attorney-in-fact for each Seller Group Member and in connection with any right or obligation of Seller Group Member in general pursuant to this Agreement or the Ancillary Agreements, all as deemed necessary and appropriate with the advice of counsel, (ii) to give and receive notices and communications on behalf of Seller Group Member under this Agreement or any other Ancillary Agreement, (iii) to waive provisions of any such agreements and to amend any such agreements, (iv) to resolve any dispute arising hereunder on behalf of each Seller Group Member, (v) to conduct, control and cooperate with respect to the defense of the litigation on behalf of each Seller Group Member, (vi) to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims on behalf of each Seller Group Member, (vii) to collect and disburse funds, and (viii) to take all actions on behalf of each Seller Group Member necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing and to otherwise act on behalf of each Seller Group Member with respect to any Ancillary Agreement and the transactions contemplated hereby and thereby, each of which each Seller Group Member have received, reviewed and approved in their execution form.
(b)A decision, act, consent or instruction of the Sellers’ Representative in accordance with Section 11.3(a) shall constitute a decision of all Seller Group Members and shall be final, binding and conclusive upon each Seller Group Member, and the Buyer and its Affiliates may rely upon any decision, act, consent or instruction of the Sellers’ Representative as being the decision, act, consent or instruction of each and every Seller Group Member without independent verification or investigation, all decisions made and actions taken by the Sellers’ Representative in connection with this Agreement.
(c)The Sellers’ Representative shall not be liable to Seller Group Members for any act done or omitted as the Sellers’ Representative while acting in accordance with this Agreement and in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the written advice of counsel shall be conclusive evidence of such good faith.
(d)The Sellers’ Representative may resign by delivering written notice to Seller Group Members with a copy to the Buyer, at least thirty (30) days prior to the effective date of such resignation. A majority of Seller Group Members may terminate the appointment of the Sellers’ Representative, by delivering written notice thereto, with a copy to the Buyer, which notice shall designate the effective date of such termination not earlier than five (5) Business Days after Buyer’s receipt of such notice. In the event of such resignation or termination, a successor Sellers’ Representative shall be appointed by a majority of Seller Group Members and written notice of such appointment shall be delivered to the Buyer. After the appointment (or deemed appointment) of a Person as a successor Sellers’ Representative, all references to such Sellers’ Representative shall be deemed to include such successor.
12.16Guaranty of Equity Seller Trust Obligations. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, FOR GOOD AND VALUABLE CONSIDERATION, AND AS A MATERIAL INDUCEMENT TO BUYER TO ENTER INTO AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, EACH BENEFICIAL OWNER (EXCLUDING ANY NATURAL PERSONS UNDER THE AGE OF EIGHTEEN (18) HEREBY UNCONDITIONALLY GUARANTEES TO BUYER THE PROMPT PERFORMANCE OF EACH AND EVERY OBLIGATION SET FORTH HEREIN OF EACH EQUITY SELLER TRUST FOR WHICH SUCH BENEFICIAL OWNER IS A BENEFICIARY AS SET FORTH ON ANNEX 1-A. THE OBLIGATION OF THE BENEFICIAL OWNERS UNDER THIS SECTION 12.16 IS A CONTINUING GUARANTY AND SHALL REMAIN IN EFFECT, AND THE OBLIGATIONS OF EACH SUCH BENEFICIAL OWNER SHALL NOT BE AFFECTED, MODIFIED OR IMPAIRED UPON THE HAPPENING FROM TIME TO TIME OF ANY OF THE FOLLOWING EVENTS, WHETHER OR NOT WITH NOTICE OR CONSENT OF SELLERS’ REPRESENTATIVE OR ANY BENEFICIAL OWNER: (A) THE COMPROMISE, SETTLEMENT, RELEASE, CHANGE, MODIFICATION, OR AMENDMENT (EXCEPT TO THE EXTENT OF SUCH COMPROMISE, SETTLEMENT RELEASE, CHANGE, MODIFICATION OR AMENDMENT) OF ANY OR ALL OF THE OBLIGATIONS, DUTIES, COVENANTS, OR AGREEMENTS OR ANY PARTY UNDER THIS AGREEMENT OR ANY ANCILLARY DOCUMENTS HERETO OTHER THAN AND SOLELY TO THE EXTENT OF A WRITTEN AGREEMENT BETWEEN BUYER OR ITS AFFILIATE AND THE APPLICABLE BENEFICIAL OWNER; OR (B) THE EXTENSION OF THE TIME FOR PERFORMANCE OF PAYMENT OF MONEY PURSUANT TO THIS AGREEMENT, OR OF THE TIME FOR PERFORMANCE OF ANY OTHER OBLIGATIONS, COVENANTS OR AGREEMENTS UNDER OR ARISING OUT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENTS HERETO OR THE EXTENSION OR THE RENEWAL THEREOF.
12.17Specific Performance.
(a)The Parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or legal remedies would not be an adequate remedy for any such damages. Therefore, it is accordingly agreed that each Party shall be entitled to seek an injunction or injunctions to prevent or restrain any breach or threatened breach of this Agreement by any other Party and to seek specific performance of the terms and provisions of this Agreement, to prevent breaches or threatened breaches of this Agreement, or to enforce compliance with, the covenants and obligations of any other Party, in any court of competent jurisdiction, and appropriate injunctive relief shall be granted in connection therewith. Such remedies shall be in addition to and not in substitution for any other remedy to which such Party is entitled at law or in equity.
(b)Each Party hereto hereby waives (i) any defenses in any action for specific performance, and agrees not to oppose the granting of an injunction, specific performance or other equitable relief as provided herein, on the basis that (A) the other Party has an adequate remedy at law or (B) an award of specific performance is not an appropriate remedy for any reason at law or in equity and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.
12.18Non-Recourse. THE PARTIES ACKNOWLEDGE AND AGREE THAT EXCEPT IN THE CASE OF FRAUD, NO PERSON WHO IS NOT A PARTY (OR ANY SUCH PERSON’S SUCCESSORS OR PERMITTED ASSIGNS (EACH SUCH NON-PARTY, A “NON-RECOURSE PERSON” FOR PURPOSES OF THIS PROVISION), SHALL HAVE ANY LIABILITY OR RESPONSIBILITY (IN CONTRACT, TORT, OR OTHERWISE) FOR ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, LOSSES, COSTS, LIABILITIES, INTEREST, OR CAUSES OF ACTION WHATSOEVER, AT LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH ARE ARISING FROM, BASED UPON, RELATED TO, OR ASSOCIATED WITH THE NEGOTIATION, PERFORMANCE, AND CONSUMMATION OF THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREUNDER. THIS AGREEMENT MAY ONLY BE ENFORCED AGAINST, AND ANY DISPUTE, CONTROVERSY, MATTER, OR CLAIM ARISING FROM, BASED UPON, RELATED TO, OR ASSOCIATED WITH THIS AGREEMENT, OR THE NEGOTIATION, PERFORMANCE, OR CONSUMMATION OF THIS AGREEMENT, MAY ONLY BE BROUGHT AGAINST THE PERSONS THAT ARE NAMED AS PARTIES (AND THEIR PERMITTED SUCCESSORS OR ASSIGNS), AND THEN ONLY WITH RESPECT TO THE SPECIFIC OBLIGATIONS SET FORTH HEREIN WITH RESPECT TO SUCH PARTY. EACH NON-RECOURSE PERSON IS EXPRESSLY INTENDED AS A THIRD PARTY BENEFICIARY OF THIS SECTION 12.18 AND, NOTWITHSTANDING ANYTHING TO THE CONTRARY, SHALL HAVE THE RIGHT TO ENFORCE THIS PROVISION. NOTWITHSTANDING ANYTHING IN THIS SECTION 12.18 TO THE CONTRARY, NOTHING IN THIS SECTION 12.18 SHALL RELEASE, WAIVE, DISCHARGE, RELINQUISH OR OTHERWISE AFFECT THE RIGHTS OR OBLIGATIONS OF ANY PERSON PURSUANT TO THIS AGREEMENT WITH RESPECT TO CLAIMS INVOLVING FRAUD.
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IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed as of the date first above written.
BUYER:    KRC HOLDINGS, INC.
By:
Name:
Title:

[Signature Page to Asset and Equity Purchase Agreement]

ACQUIRED COMPANIES:    STRATA CORPORATION
By:
Name:
        Title:

GLACIER RESOURCES, LTD.
By:
Name:
        Title:

[Signature Page to Asset and Equity Purchase Agreement]

EQUITY SELLERS:            [***]
By:
Name:[***]

[***]
By:
Name:[***]

[***]
By:
Name:[***]

[Signature Page to Asset and Equity Purchase Agreement]

ASSET SELLER:    LANDMARK INVESTMENTS, L.L.C.
By:
Name:
        Title:

[Signature Page to Asset and Equity Purchase Agreement]

ASSET SELLER OWNERS:        [***]
By:
Name:[***]

[***]
By:
Name:[***]

[Signature Page to Asset and Equity Purchase Agreement]

BENEFICIAL OWNERS:        [***]
By:
Name:[***]

[***]
By:
Name:[***]

[***]
By:
Name:[***]

SELLERS’ REPRESENTATIVE:

[***]
[Signature Page to Asset and Equity Purchase Agreement]

Exhibit A
Pre-Closing Restructuring
A.At least three (3) days prior to the Closing Date, (i) the Equity Sellers will cause a new North Dakota corporation to be formed (“Glacier Holdco”) and will cause to be filed IRS Form SS-4, Application for Employer Identification Number, to obtain an employer identification number (“EIN”) for Glacier Holdco (the “Formation”), and (ii) each Equity Seller will contribute 100% of the issued and outstanding shares of capital stock of Glacier Resources owned by such Equity Seller to Glacier Holdco in exchange for such Equity Seller’s pro rata share of 100% of the issued and outstanding shares of capital stock of Glacier Holdco (the “Contribution”).

B.Following, but on the same date as, the Formation and Contribution, and as part of an integrated plan therewith, Equity Sellers will cause Glacier Holdco to file IRS Form 8869, Qualified Subchapter S Subsidiary Election, and any corresponding election for applicable state and local income Tax purposes, to cause Glacier Resources to be treated as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3) of the Code effective as of the date of the Contribution (the “Q-Sub Election”), with the intent that the Formation, Contribution, and Q-Sub Election collectively constitute a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a), pursuant to which Glacier Holdco will succeed to the S election previously made by Glacier Resources as set forth in Rev. Rul. 2008-18, 2008-1 C.B. 674 (the “F Reorganization”).

C.At least one (1) day following the date that the Q-Sub Election is mailed to the IRS and any other applicable Government, and at least one (1) day prior to the Closing Date, Glacier Holdco will cause Glacier Resources to be converted into a Delaware limited liability company (the “LLC Conversion”), such that Glacier Resources will become classified as an entity disregarded as separate from Glacier Holdco pursuant to Treasury Regulation Sections 301.7701-2(c)(2)(i) and 301.7701-3(b)(1)(ii).

D.Following the LLC Conversion and prior to the Closing Date, Equity Sellers will cause a “dummy” IRS Form 8832, Entity Classification Election, together with evidence of the LLC Conversion, to be filed with the IRS on behalf of Glacier Resources such that Glacier Resources retains its historic EIN following the LLC Conversion as set forth in Section 3.13.2.10.18 of the Internal Revenue Manual (last revised 01-03-2022) (the “EIN Retention Letter”).
E.The transactions contemplated by the F Reorganization, LLC Conversion, and EIN Retention Letter are collectively referred to herein as the “Pre-Closing Restructuring.”

Exhibit B
Form of Escrow Agreement

(***)